Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217097

PROSPECTUS

88,462,560 Shares

PLAYA HOTELS & RESORTS N.V.

Ordinary Shares

The Selling Shareholders named in this prospectus (the “Selling Shareholders”) may offer and sell from time to time up to 73,462,560 of our ordinary shares, par value €0.10 per share (“Ordinary Shares”), covered by this prospectus, which consists of:

•	up to 63,129,227 of our Ordinary Shares that are currently issued and outstanding (the “Private Placement Shares”); and

•	up to 10,333,333 of our Ordinary Shares (the “Private Warrant Shares”) that are issuable upon exercise of certain outstanding warrants (the “Private Warrants”) issued in a private placement in connection with the business combination (the “Business Combination”) between us, Pace Holdings Corp. (“Pace”) and Playa Hotels & Resorts B.V. (our “Predecessor”).

We refer to the Private Placement Shares and the Private Warrant Shares collectively as the “Resale Shares.”

In addition, this prospectus relates to the issuance by us of up to 15,000,000 of our Ordinary Shares that are issuable upon the exercise of 45,000,000 outstanding warrants issued in connection with the Business Combination and that are exercisable for Ordinary Shares (the “Business Combination Warrants”).

We will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders pursuant to this prospectus, except with respect to amounts received by us due to the exercise of the Business Combination Warrants. We are paying the cost of registering the offerings covered by this prospectus as well as various related expenses. The Selling Shareholders are responsible for all discounts, selling commissions and other costs related to the offer and sale of their Resale Shares. If required, the number of Resale Shares to be sold, the public offering price of those Resale Shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Shareholders will offer or sell all or any of the Resale Shares. The Selling Shareholders may sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholders may sell such Ordinary Shares in the section entitled “Plan of Distribution.”

Our Ordinary Shares are traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “PLYA.” On April 28, 2017, the last reported sales price of our Ordinary Shares was $10.39 per share.

An investment in our securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2017.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

FORWARD LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

Some of the statements made or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our capital resources, portfolio performance and results of operations. Likewise, our consolidated financial statements and all of our statements regarding anticipated growth in its operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	general economic uncertainty and the effect of general economic conditions on the lodging industry in particular;

•	the popularity of the all-inclusive resort model, particularly in the luxury segment of the resort market;

•	the success and continuation of our relationship with Hyatt;

•	the volatility of currency exchange rates;

•	the success of our branding or rebranding initiatives with its current portfolio and resorts that may be acquired in the future, including the rebranding of two of our resorts under the new all-inclusive “Panama Jack” brand;

•	our failure to successfully complete its expansion, repair and renovation projects in the timeframes and at the costs anticipated;

•	significant increases in construction and development costs;

•	our ability to obtain and maintain financing arrangements on attractive terms;

•	the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate;

•	the effectiveness of our internal controls and our corporate policies and procedures and the success and timing of the remediation efforts for the material weaknesses that we identified in our internal control over financial reporting;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	dependence on third parties to provide Internet, telecommunications and network connectivity to our data centers;

•	the volatility of the market price and liquidity of our ordinary shares and other of our securities;

•	the increasingly competitive environment in which we operate; and

•	other risks and uncertainties set forth in the “Risk Factors” section of this prospectus.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

You should read this prospectus and the documents that we incorporate by reference into this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

FREQUENTLY USED TERMS

In this Registration Statement:

“BD Real Shareholder” refers to the prior owner of Desarrollos GCR, S. de R. L. de C.V., Gran Desing & Factory, S. de R. L. de C.V., Inmobiliaria y Proyectos TRPlaya, S. de R. L. de C.V., Playa Gran, S. de R. L. de C.V. and BD Real Resorts, S. de R.L. de C.V. and its subsidiaries, collectively, which owned and managed the four all-inclusive resorts located in Cancún that were acquired as part of our Predecessor’s formation transactions.

“Cabana” means, collectively, Cabana Investors B.V., a Dutch private limited liability company, and Playa Four Pack, L.L.C., a Delaware limited liability company, each of which is an affiliate of Farallon Capital Management, L.L.C.

“Cabana Director” means any person designated to be a director of the Playa Board by Cabana pursuant to the Shareholder Agreement.

“Farallon” or “FCM” means Farallon Capital Management, L.L.C.

“HI Holdings Playa” means HI Holdings Playa B.V., an affiliate of Hyatt Hotels Corporation.

“Hyatt” means Hyatt Hotels Corporation and its affiliates.

“Hyatt All-Inclusive Resort Brands” means the all-ages Hyatt Ziva and adults-only Hyatt Zilara brands, which brands were jointly developed by Playa and Hyatt. Playa currently is the only Hyatt-approved operator of the Hyatt All-Inclusive Resort Brands and Playa has rebranded five of its resorts under the Hyatt All-Inclusive Resort Brands since 2013.

“Hyatt Director” means any person designated to be a director of the Playa Board by Hyatt pursuant to the Shareholder Agreement.

“Hyatt Strategic Alliance Agreement” means the agreement, dated December 14, 2016, by and between Hyatt Franchising Latin America, L.L.C. and Playa Hotels & Resorts B.V, pursuant to which Playa and Hyatt will provide each other the right of first offer with respect to any proposed offer or arrangement to acquire a property on which a resort under the Hyatt All-Inclusive Resort Brands would operate (a “Development Opportunity”) in Mexico, Costa Rica, the Dominican Republic, Jamaica and Panama (together, the “Market Area”) and the right to receive an introduction to any third party with respect to any management or franchising opportunity in the Market Area.

“Ordinary Shares” means the ordinary shares, par value €0.10 per share, of Playa Hotels & Resorts N.V.

“Pace” means Pace Holdings Corp. (f/k/a Paceline Holdings Corp.), a Cayman Islands exempted company.

“Pace Director” means any person designated to be a director of the Playa Board by Pace Sponsor pursuant to the Shareholder Agreement.

“Pace Sponsor” means TPG Pace Sponsor, LLC, a Cayman Islands limited liability company and an affiliate of TPG.

“Playa Board” means the board of directors of Playa Hotels & Resorts N.V.

“Playa Common Shareholders” means the former holders of our Predecessor’s ordinary shares.

“Predecessor” means Playa Hotels & Resorts B.V., our predecessor.

“Revolving Credit Facility” means our revolving credit facility, originally entered into on August 9, 2013, as amended and restated pursuant to that certain Restatement Agreement, dated as of April 27, 2017, with the lenders and agents party thereto and the guarantors named therein, permitting borrowings of up to $100.0 million and which matures on April 27, 2022. The maturity date with respect to our Revolving Credit Facility is subject to an earlier maturity date if on the date that is 91 days prior to August 15, 2020 (the final maturity date of the Senior Notes due 2020), the outstanding principal amount of the Senior Notes due 2020 is greater than or equal to $25.0 million and we are unable to demonstrate that we have sufficient liquidity to repay such outstanding principal amount without causing our liquidity to be less than $50.0 million.

“Senior Notes due 2020” means the senior unsecured notes issued by our Predecessor under the Indenture, which mature on August 15, 2020.

“Senior Secured Credit Facility” means the Term Loan and the Revolving Credit Facility.

“Shareholder Agreement” means that certain Shareholder Agreement, dated as of March 10, 2017, by and among Porto Holdco, B.V., TPG Pace Sponsor, LLC, HI Holdings Playa B.V., Cabana Investors B.V. and Playa Four Pack, L.L.C.

“Term Loan” means our $530.0 million term loan facility, originally entered into on August 9, 2013, as amended and restated pursuant to that certain Restatement Agreement, dated as of April 27, 2017, with the lenders and agents party thereto and the guarantors named therein, which matures on April 27, 2024. The maturity date with respect to our Term Loan is subject to an earlier maturity date if on the date that is 91 days prior to August 15, 2020 (the final maturity date of the Senior Notes due 2020), the outstanding principal amount of the Senior Notes due 2020 is greater than or equal to $25.0 million and we are unable to demonstrate that we have sufficient liquidity to repay such outstanding principal amount without causing our liquidity to be less than $50.0 million.

“TPG” means TPG Global, LLC and its affiliates.

“Transaction Agreement” means that certain Transaction Agreement, dated as of December 13, 2016, by and between Porto Holdco B.V., Playa Hotels & Resorts B.V., Pace Holdings Corp. and New Pace Holdings Corp.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 10, 2017, by and between Computershare, Inc., Computershare Trust Company, N.A. and Playa Hotels & Resorts N.V.

SUMMARY

In this prospectus, unless otherwise stated, the terms “the Company,” “Playa,” “we,” “us” or “our” refer to Playa Hotels & Resorts N.V. Except where noted, references to our business, operations, properties, financial results, operating and other information relating to periods prior to the consummation of the Business Combination on March 11, 2017, refer to the business, operations, properties, financial results, operating and other information of our Predecessor.

The Company

We are a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. We own a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica. All-inclusive resorts provide guests with an integrated experience through prepaid packages of room accommodations, food and beverage services and entertainment activities. We believe that our properties are among the finest all-inclusive resorts in the markets they serve. All of our resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Our guests also have the opportunity to purchase upgrades from us such as premium rooms, dining experiences, wines and spirits and spa packages.

This Offering

Issuer:	Playa Hotels & Resorts N.V.

Resale Shares being offered by the Selling Shareholders:	Up to an aggregate of 73,462,560 Resale Shares, which consists of: • up to 63,129,227 Private Placement Shares; and • up to 10,333,333 Private Warrant Shares.

Shares issuable upon exercise of the Business Combination Warrants:	15,000,000 shares of our Ordinary Shares

Use of Proceeds:	The Selling Shareholders will receive all of the net proceeds from the sale of the Resale Shares. We will not receive any proceeds from the sale of the Resale Shares except for our receipt of the exercise price of the Business Combination Warrants. Under certain circumstances, as outlined in the section titled, “Description of Capital Stock,” we could receive up to an aggregate of approximately $172.5 million from the exercise of the Business Combination Warrants, assuming the exercise in full of all the Business Combination Warrants for cash. We expect to use the proceeds received from the exercise of the Business Combination Warrants, if any, for working capital and general corporate purposes.

Shares of Ordinary Shares outstanding prior to any exercise of the Business Combination Warrants:	103,464,186

Market for our common stock:	Our Ordinary Shares are currently listed on the NASDAQ Capital Market.

NASDAQ Ticker Symbol	“PLYA”

RISK FACTORS

Investing in our ordinary shares involves substantial risks and uncertainties. You should consider carefully and consult with your tax, legal and investment advisors with regard to the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase our ordinary shares. Any of the following risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. The market price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

General economic uncertainty and weak demand in the lodging industry could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our business strategy depends significantly on demand for vacations generally and, more specifically, on demand for all-inclusive vacation packages. Weak economic conditions in the United States, elsewhere in North America, Europe and much of the rest of the world, and the uncertainty over the duration of these conditions, have had and could continue to have a negative impact on the lodging industry. We cannot provide any assurances that demand for all-inclusive vacation packages will remain consistent with or increase from current levels. If demand weakens, our operating results and growth prospects could be adversely affected. As a result, any delay in, or a weaker than anticipated, economic recovery will adversely affect our future results of operations and cash flows, potentially materially. Furthermore, a significant percentage of our guests originate in the United States and elsewhere in North America and, if travel from the United States or elsewhere in North America was disrupted and we were not able to replace those guests with guests from other geographic areas, it could have a material adverse effect on its business, financial condition, liquidity, results of operations and prospects. Additionally, most of our resorts are located in Mexico and a portion of its guests originate from Mexico and, as a result, our business is exposed to economic conditions in Mexico. If the economy of Mexico weakens or experiences a downturn, it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Adverse changes in the economic climate, such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions decrease the level of disposable income of consumers or consumer confidence and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The demand for vacation packages is dependent upon prospective travelers having access to, and believing they will continue to have access to, disposable income, and is therefore affected by international, national and local economic conditions. Adverse changes in the actual or perceived economic climate, such as high levels of unemployment and underemployment, higher interest rates, stock and real estate market declines and/or volatility, more restrictive credit markets, higher taxes, and changes in governmental policies could reduce the level of discretionary income or consumer confidence in the countries from which we source our guests. For example, the United Kingdom’s vote to leave the European Union (“EU”) in its “Brexit” referendum on June 23, 2016 has created global economic uncertainty, which may cause our customers to curtail their vacation spending. Further, the recent worldwide economic downturn had an adverse effect on consumer confidence and discretionary income, resulting in decreased demand and price discounting in the resort sector, including in the markets we service. We cannot predict whether the recent economic recession will return or when, and the extent to which, economic conditions in the future will be favorable. As a result of the foregoing, we could experience a prolonged period of decreased demand and price discounting in its markets, which would negatively affect our revenues and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Terrorist acts, armed conflict, civil unrest, criminal activity and threats thereof, and other international events impacting the security of travel or the perception of security of travel could adversely affect the demand for travel generally and demand for vacation packages at our resorts, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Past acts of terrorism have had an adverse effect on tourism, travel and the availability of air service and other forms of transportation. The threat or possibility of future terrorist acts, an outbreak, escalation and/or continuation of hostilities or armed conflict abroad, civil unrest or the possibility thereof, the issuance of travel advisories by sovereign governments, and other geo-political uncertainties have had and may have an adverse impact on the demand for vacation packages and consequently the pricing for vacation packages. Decreases in demand and reduced pricing in response to such decreased demand would adversely affect our business by reducing its profitability.

Nine of the thirteen resorts in our portfolio are located in Mexico, and Mexico has experienced criminal violence for years, primarily due to the activities of drug cartels and related organized crime. These activities and the possible escalation of violence associated with them in regions where our resorts are located, or an increase in the perception among our prospective guests of an escalation of such violence, could instill and perpetuate fear among prospective guests and may lead to a loss in business at its resorts in Mexico because these guests may choose to vacation elsewhere or not at all. In addition, increases in violence, crime or civil unrest in the Dominican Republic, Jamaica, or any other location where we may own a resort in the future, may also lead to decreased demand for its resorts and negatively affect our business, financial condition, liquidity, results of operations and prospects.

We are exposed to significant risks related to the geographic concentration of our resorts, including weather-related emergencies such as hurricanes, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts located in Mexico accounted for 63.7% of our revenue for the year ended December 31, 2016. In addition to the matters referred to in the preceding risk factor, damage to these resorts or a disruption of their operations or a reduction of travel to them due to a hurricane or other weather-related or other emergency could reduce its revenue, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. We cannot assure you that any property or business interruption insurance will adequately address all losses, liabilities and damages. In addition, all of our resorts are located on beach front properties in Mexico and the Caribbean and are susceptible to weather-related emergencies, such as hurricanes. For example, our Hyatt Ziva Los Cabos resort, located in Los Cabos, Mexico was closed until September 2015 in order to repair damage caused by Hurricane Odile in September 2014.

The all-inclusive model may not be desirable to prospective guests in the luxury segment of the resort market, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our portfolio is composed predominantly of luxury all-inclusive resorts. The all-inclusive resort market has not traditionally been associated with the high-end and luxury segments of the lodging industry and there is a risk that our target guests, many of whom have not experienced an all-inclusive model, will not find the all-inclusive model appealing. A failure to attract our target guests could result in decreased revenue from its portfolio and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our relationship with Hyatt may deteriorate and disputes between Hyatt and us may arise. The Hyatt relationship is important to our business and, if it deteriorates, the value of our portfolio could decline significantly, and it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We are the only operator of resorts operating under the Hyatt All-Inclusive Resort Brands. However, except for the Hyatt franchise agreements, we have no contractual right to operate any resort in its current or future portfolio under the Hyatt All-Inclusive Resort Brands or any other Hyatt-sponsored brands. In addition, in the future, Hyatt, in its sole discretion and subject to its obligations under the Hyatt Strategic Alliance Agreement in the Market Area, may designate other third parties as authorized operators of resorts, or Hyatt may decide to directly operate resorts, under the Hyatt All-Inclusive Resort Brands or any other Hyatt brand, whether owned by third parties or Hyatt itself.

Also, and as described elsewhere in this prospectus, including the documents incorporated by reference, subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time.

Under the terms of our Hyatt Resort Agreements, we are required to meet specified operating standards and other terms and conditions. We expect that Hyatt will periodically inspect its resorts that carry a Hyatt All-Inclusive Resort Brand to ensure that we follow Hyatt’s standards. If we fail to maintain brand standards at one or more of its Hyatt All-Inclusive Resort Brand resorts, or otherwise fail to comply with the terms and conditions of the Hyatt Resort Agreements, then Hyatt could terminate the agreements related to those resorts and potentially all of our Hyatt resorts. Under the terms of the Hyatt franchise agreements, if, among other triggers, (i) the Hyatt franchise agreements for a certain number of Hyatt All-Inclusive Resort Brand resorts are terminated or (ii) certain persons acquire our Ordinary Shares in excess of specified percentage of our Ordinary Shares and certain mechanisms in our articles of association fail to operate to reduce such percentage within 30 days, Hyatt has the right to terminate the Hyatt franchise agreements for all (but not less than all) of our resorts by providing the notice specified in the franchise agreement to us and we will be subject to liquidated damage payments to Hyatt, even for those resorts that are in compliance with their Hyatt franchise agreements. If one or more Hyatt franchise agreements are terminated, the underlying value and performance of our related resort(s) could decline significantly from the loss of associated name recognition, participation in the World of Hyatt guest loyalty program, Hyatt’s reservation system and website, and access to Hyatt group sales business, as well as from the costs of “rebranding” such resorts and the payment of liquidated damages to Hyatt.

Hyatt may, in its discretion and subject to its obligations under the Hyatt Strategic Alliance Agreement, decline to enter into Hyatt franchise agreements for other all-inclusive resort opportunities that we bring to Hyatt, whether we own the properties or manage them for third-party owners.

If any of the foregoing were to occur, it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects and the market price of our Ordinary Shares, and could divert the attention of its senior management from other important activities.

Our right of first offer in the Hyatt Strategic Alliance Agreement will expire on December 31, 2018 and certain provisions of our Hyatt franchise agreements will impose certain restrictions on us, and such agreements are terminable under certain circumstances, any of which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Pursuant to the Hyatt Strategic Alliance Agreement, which will expire on December 31, 2018, we and Hyatt will provide each other the right of first offer with respect to any Development Opportunity in the Market Area and the right to receive an introduction to any third party with respect to any management or franchising opportunity in the Market Area.

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to our obligations under the Hyatt Strategic Alliance Agreement and Hyatt franchise agreements, we will be allowed to operate any all-inclusive resort under a Playa-Developed Brand (as defined in the First Amendment to the Amended and Restated Franchise Agreement attached hereto as Exhibit 10.18), such as the Panama Jack brand developed with Panama Jack International, Inc., a consumer products company that focuses on resort clothes and furnishings and sun care products (“Panama Jack”), provided that we implement strict informational and operational barriers between our operations with respect to the Playa-Developed Brand and our operations with respect to the Hyatt All-Inclusive Resort Brands.

In addition, subject to certain exceptions, under the Hyatt franchise agreements, we are generally prohibited from owning, investing in, acquiring, developing, managing, leasing or operating, or becoming a licensee or franchisee with respect to, any all-inclusive resort anywhere in the world under any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company, until we have less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 12% of our Ordinary Shares. If any such Restricted Brand Company acquires any ownership interest in us, we are required to implement strict informational and operational barriers between our operations with respect to such brand and our operations with respect to the Hyatt All-Inclusive Resort Brands.

If we violate the aforementioned prohibitions and restrictions under the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with us by providing the notice specified in the franchise agreement to us and we will be subject to liquidated damage payments to Hyatt. These prohibitions and restrictions limit our ability to expand its business through the use of a Playa-Developed Brand, such as the Panama Jack brand, or hotel concepts and brands owned by or licensed to the Restricted Brand Companies now or in the future. As a result, such prohibitions or violations could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The success of five of our resorts will depend substantially on the success of the recently developed Hyatt All-Inclusive Resort Brands, which exposes us to risks associated with concentrating a significant portion of its portfolio in a family of two recently developed related brands. There is a risk that we and Hyatt may not succeed in marketing the Hyatt All-Inclusive Resort Brands and that we may not receive the anticipated return on the investment incurred in connection with rebranding the five resorts under the Hyatt All-Inclusive Resort Brands, which could have a material adverse effect on us.

Five of the resorts in our portfolio bear the name of one or both of the Hyatt All-Inclusive Resort Brands. As a result of this concentration, our success will depend, in part, on the continued success of these recently developed brands. We believe that building brand value is critical to increase demand and build guest loyalty. Consequently, if market recognition or the positive perception of Hyatt and its brands is reduced or compromised, the goodwill associated with Hyatt All-Inclusive Resort Brand resorts in our portfolio would likely be adversely affected. Under the Hyatt Resort Agreements, Hyatt provides (or causes to be provided) various marketing services to the relevant resorts, and we may conduct local and regional marketing, advertising and promotional programs, subject to compliance with Hyatt’s requirements. We cannot assure you that we and Hyatt will be successful in our marketing efforts to grow either Hyatt All-Inclusive Resort Brand. Additionally, we are not permitted under the Hyatt franchise agreements to change the brands of our resorts operating under the Hyatt All-Inclusive Resort Brands for fifteen years (plus any additional years pursuant to Hyatt’s renewal options) after the opening of the relevant resorts as Hyatt All-Inclusive Resort Brand resorts, even if the brands are not successful. As a result, we could be materially and adversely affected if these brands do not succeed.

We will agree to indemnify Hyatt for losses related to a broad range of matters and if we are required to make payments to Hyatt pursuant to these obligations, our business, financial condition, liquidity, results of operations and prospects may be materially and adversely affected.

Pursuant to the subscription agreement entered into between Hyatt and us in connection with our Predecessor’s formation transactions, we have agreed to indemnify Hyatt for any breaches of its representations, warranties and agreements in the subscription agreement, generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of certain representations, for which indemnification is capped at $325 million). In addition, we have agreed to indemnify Hyatt for certain potential losses relating to the lack of operating licenses, noncompliance with certain environmental regulations, tax deficiencies, any material misstatements or omissions in the offering documentation relating to our Senior Notes due 2020 and certain indemnity obligations to our Predecessor’s prior parent. The representations and warranties we made and our related indemnification obligations survive for varying periods of time from the closing date of our Predecessor’s formation transactions in 2013 (some of which have already elapsed) and some survive indefinitely. If we are required to make future payments to Hyatt pursuant to these obligations, however, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

In addition to the Hyatt All-Inclusive Resort Brands, deterioration of our other resort brands’ strengths could have a material adverse effect on us.

In addition to the Hyatt All-Inclusive Resort Brands, maintaining and enhancing our other resort brands is critical to increasing demand, building guest loyalty and expanding our customer base. We cannot assure you that we will continue to be successful in marketing such brands. If the reputation or perceived quality of such brands declines, we could be materially and adversely affected.

New brands, such as the Panama Jack resort brand, or services that we launch in the future may not be successful, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We cannot assure you that any new brands, such as the Panama Jack brand, amenities or services we launch will be successful, or that we will recover the costs we incurred in developing the brands, amenities and services. If new brands, amenities and services are not as successful as we anticipate, it could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We are exposed to fluctuations in currency exchange rates, including fluctuations in (a) the value of the local currencies, in which we incur our costs at each resort, relative to the U.S. dollar, in which the revenue from each of our resorts is generally denominated, (b) the currency of our prospective guests, who may have a reduced ability to pay for travel to its resorts, relative to their ability to pay to travel to destinations with more attractive exchange rates, and (c) the value of local currencies relative to the U.S. dollar, which could impact our ability to meet its U.S. dollar-denominated obligations, including our debt service payments, any of which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The majority of our operating expenses are incurred locally at its resorts and are denominated in Mexican Pesos, the Dominican Peso or the Jamaican dollar. The net proceeds from our outstanding debt borrowings were received and are payable by our subsidiary Playa Resorts Holding B.V., in U.S. dollars and our functional reporting currency is U.S. dollars. An increase in the relative value of the local currencies, in which we incur our costs at each resort, relative to the U.S. dollar, in which its revenue from each resort is denominated, would adversely affect our results of operations for those resorts. Our current policy is not to hedge against changes in foreign exchange rates and we therefore may be adversely affected by appreciation in the value of other currencies against the U.S. dollar, or to prolonged periods of exchange rate volatility. These fluctuations may negatively impact our financial condition, liquidity and results of operations to the extent we are unable to adjust its pricing accordingly.

Additionally, in the event that the U.S. dollar increases in value relative to the currency of the prospective guests living outside the United States, our prospective guests may have a reduced ability to pay for travel to our resorts and this may lead to lower occupancy rates and revenue, which could have a material adverse effect on us, including our financial results. An increase in the value of the Mexican Peso, the Dominican Peso or the Jamaican dollar compared to the currencies of other potential destinations may disadvantage the tourism industry in Mexico, the Dominican Republic or Jamaica, respectively, and result in a corresponding decrease in the occupancy rates and revenue of our resorts as consumers may choose destinations in countries with more attractive exchange rates. In the event that this appreciation occurs, it could lead to an increase in the rates we charge for rooms in our resorts, which could result in a decrease in occupancy rates and revenue and, therefore, negatively impact our business, financial condition, liquidity, results of operations and prospects.

Furthermore, appreciation of local currencies relative to the U.S. dollar could make fulfillment of our and its subsidiaries’ U.S. dollar denominated obligations, including Playa Resorts Holding B.V.’s debt service payments, more challenging and could have a material adverse effect on us, including its business, financial condition, liquidity, results of operations and prospects.

The departure of any of our key personnel, including Bruce D. Wardinski, Alexander Stadlin, Larry Harvey and Kevin Froemming, who have significant experience and relationships in the lodging industry, could have a material adverse effect on us.

We depend on the experience and relationships of our senior management team, especially Bruce D. Wardinski, the Chairman and Chief Executive Officer, Alexander Stadlin, the Chief Operating Officer, Larry Harvey, the Chief Financial Officer, and Kevin Froemming, the Chief Marketing Officer, to manage our strategic business direction. The members of our senior management team have an average of 28 years of experience owning, operating, acquiring, repositioning, rebranding, renovating and financing hotel, resort and all-inclusive properties. In addition, our senior management team has developed an extensive network of industry, corporate and institutional relationships. Other than the Chairman and Chief Executive Officer, Bruce D. Wardinski, the Chief Financial Officer, Larry Harvey, the Chief Operating Officer, Alexander Stadlin, and the Chief Marketing Officer, Kevin Froemming, our senior management team does not have employment agreements with us or our subsidiaries and we can provide no assurances that any of our key personnel identified above will continue their employment with us. The loss of services of any of Mr. Wardinski, Mr. Stadlin, Mr. Harvey, Mr. Froemming or another member of our senior management team, or any difficulty attracting and retaining other talented and experienced personnel, could have a material adverse effect on us, including, among others, our ability to source potential investment opportunities, our relationship with global and national industry brands and other industry participants or the execution of our business strategy.

We rely on a third party, AMResorts, to manage five of our resorts and we can provide no assurance that AMResorts will manage these resorts successfully or that AMResorts will not be subject to conflicts harmful to its interests.

Pursuant to management agreements with AMResorts, five of our 13 resorts are managed by AMResorts until the earlier of the sale of each such resort or the expiration date of each agreement. Other than the agreement for Dreams La Romana, which may be terminated at any time (and without termination fees after December 2017), these agreements do not expire until 2022. Therefore, absent payment by us of significant termination fees, until the expiration of the management agreements, we will not be able to terminate AMResorts and self-manage these resorts. We can provide no assurance that AMResorts will manage these resorts successfully. Failure by AMResorts to fully perform the duties agreed to in the management agreements or the failure of AMResorts to adequately manage the risks associated with resort operations could materially and adversely affect us. We may have differences with AMResorts and other third-party service providers over their performance and compliance with the terms of the management agreements and other service agreements. In these cases, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. In addition, AMResorts currently owns and/or manages and may in the future own and/or manage other resorts, including all-inclusive resorts in our markets that may compete with our resorts. AMResorts and its affiliates may have interests that conflict with our interests, such as incentives to favor these other resorts over our resorts as a result of more favorable compensation arrangements or by ownership interests in these resorts.

We may not execute our business and growth strategy successfully which could have a material adverse effect on us, including our financial results.

Our ability to grow our business depends upon the business contacts of our senior management team and their ability to successfully hire, train, supervise and manage additional personnel. We may not be able to hire and train sufficient personnel or develop management, information and operating systems suitable for our expected growth. If we are unable to execute its business and growth strategy successfully, we could be materially and adversely affected, including its financial results.

Our strategy to opportunistically acquire, develop and operate in new geographic markets may not be successful, which could have a material adverse effect on us, including our financial condition, liquidity, results of operations and prospects.

In the future, we may acquire or develop and operate resorts in geographic markets in which its management has little or no operating experience and in which potential guests are not familiar with a particular brand with which the resort is affiliated or do not associate the geographic market as an all-inclusive resort destination. As a result, we may incur costs relating to the opening, operation and promotion of such resorts that are substantially greater than those incurred in other geographic areas, and such resorts may attract fewer guests than other resorts we may acquire. Consequently, demand at any resorts that we may acquire in unfamiliar markets may be lower than those at resorts that we currently operate or that we may acquire in its existing markets. Unanticipated expenses at and insufficient demand for resorts that we acquire in new geographic markets, therefore, could materially and adversely affect us, including our financial condition, liquidity, results of operations and prospects.

Our resort development, acquisition, expansion, repositioning and rebranding projects will be subject to timing, budgeting and other risks, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We may develop, acquire, expand, reposition or rebrand resorts (such as the two resorts we have agreed to rebrand under the Panama Jack brand) from time to time as suitable opportunities arise, taking into consideration general economic conditions. To the extent that we determine to develop, acquire, expand, reposition or rebrand resorts, we could be subject to risks associated with, among others:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	strikes or other labor issues;

•	development costs incurred for projects that are not pursued to completion;

•	investment of substantial capital without, in the case of developed or repositioned resorts, immediate corresponding income;

•	results that may not achieve our desired revenue or profit goals;

•	acts of nature such as earthquakes, hurricanes, floods or fires that could adversely impact a resort;

•	ability to raise capital, including construction or acquisition financing; and

•	governmental restrictions on the nature or size of a project.

As a result of the foregoing, we cannot assure you that any development, acquisition, expansion, repositioning and rebranding project will be completed on time or within budget. If we are unable to complete a project on time or within budget, the resort’s projected operating results may be adversely affected, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our insurance may not be adequate to cover our potential losses, liabilities and damages and we may not be able to secure insurance to cover all of its risks, which could have a material adverse effect on us, including our financial results.

The business of owning and managing resorts is subject to a number of risks, hazards, adverse environmental conditions, labor disputes, changes in the regulatory environment and natural phenomena such as floods, hurricanes, earthquakes and earth movements. Such occurrences could result in damage or impairment to, or destruction of, our resorts, personal injury or death, environmental damage, business interruption, monetary losses and legal liability.

While insurance is not commonly available for all these risks, we will maintain customary insurance against risks that we believe are typical and reasonably insurable in the lodging industry and in amounts that we believe to be reasonable but that contain limits, deductibles, exclusions and endorsements. However, we may decide not to insure against certain risks because of high premiums compared to the benefit offered by such insurance or for other reasons. In the event that costs or losses exceed our available insurance or additional liability is imposed on us for which we are not insured or are otherwise unable to seek reimbursement, we could be materially and adversely affected, including its financial results. We may not be able to continue to procure adequate insurance coverage at commercially reasonable rates in the future or at all, and some claims may not be paid. There can be no assurance that the coverage and amounts of our insurance will be sufficient for our needs.

Labor shortages could restrict our ability to operate our properties or grow our business or result in increased labor costs that could adversely affect our results of operations.

Our success depends in large part on our ability to attract, retain, train, manage, and engage skilled employees. As of December 31, 2016, we directly and indirectly employed approximately 9,650 employees worldwide at both its corporate offices and on-site at its resorts. If we are unable to attract, retain, train, manage, and engage skilled employees, our ability to manage and staff our resorts could be impaired, which could reduce guest satisfaction. Staffing shortages in places where our resorts are located also could hinder our ability to grow and expand our businesses. Because payroll costs are a major component of the operating expenses at our resorts, a shortage of skilled labor could also require higher wages that would increase labor costs, which could adversely affect our results of operations.

A significant number of our employees are unionized, and if labor negotiations or work stoppages were to disrupt our operations, it could have a material adverse effect on us, including our results of operations.

In excess of half of our full-time equivalent work force is unionized. As a result, we are required to negotiate the wages, salaries, benefits, staffing levels and other terms with many of its employees collectively and we are exposed to the risk of disruptions to its operations. Our results could be adversely affected if future labor negotiations were to disrupt our operations. If we were to experience labor unrest, strikes or other business interruptions in connection with labor negotiations or otherwise, or if we were unable to negotiate labor contracts on reasonable terms, we could be materially and adversely affected, including our results of operations. In addition, our ability to make adjustments to control compensation and benefits costs, rebalance our portfolio or otherwise adapt to changing business needs may be limited by the terms and duration of our collective bargaining agreements.

Many of our guests rely on a combination of scheduled commercial airline services and tour operator services for passenger connections, and price increases or service changes by airlines or tour operators could have a material adverse effect on us, including reducing our occupancy rates and revenue and, therefore, our liquidity and results of operations.

Many of our guests depend on a combination of scheduled commercial airline services and tour operator services to transport them to airports near our resorts. Increases in the price of airfare, due to increases in fuel prices or other factors, would increase the overall vacation cost to our guests and may adversely affect demand for our vacation packages. Changes in commercial airline services or tour operator services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of airline bookings, could have a material adverse effect on us, including our occupancy rates and revenue and, therefore, our liquidity and results of operations.

Our industry is highly competitive, which may impact our ability to compete successfully with other hotel and resort brands and operators for guests, which could have a material adverse effect on us, including our operating margins, market share and financial results.

We generally operate in markets that contain numerous competitors. Each of its resort brands competes with major chains in national and international venues and with independent companies in regional markets, including with recent entrants into the all-inclusive segment of the lodging industry in the regions in which we operate. Our ability to remain competitive and to attract and retain guests depends on our success in establishing and distinguishing the recognition and reputation of our brands, our locations, our guest satisfaction, our room rates, quality of service, amenities and quality of accommodations and our overall value from offerings by others. If we are unable to compete successfully in these countries, it could have a material adverse effect on us, including our operating margins, market share and financial results.

Any joint venture investments that we make in the future could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and liquidity and disputes between our co-venturers and us.

We may co-invest in resorts in the future with third parties through partnerships or other joint ventures, acquiring non-controlling interests in or sharing responsibility for any such ventures. In this event, we would not be in a position to exercise sole decision-making authority regarding the joint venture and, in certain cases, may have little or no decision-making authority. Investments through partnerships or other joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make dubious business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither us nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our executive officers, senior management and/or directors from focusing their time and effort on our business. Consequently, action by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Our concentration in a particular segment of a single industry limits our ability to offset the risks of a downturn in that segment, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

All of our assets are resorts and resort-related assets and we expect that all of our business will continue to be resort-related. Furthermore, our business is focused primarily on, and our acquisition strategy targets the acquisition of resorts in, the all-inclusive segment of the lodging industry (and properties that we believe can be converted into all-inclusive resorts in a manner consistent with our business strategy). This concentration exposes us to the risk of economic downturns in the lodging industry and in the all-inclusive segment of the lodging industry to a greater extent than if our portfolio also included assets from other segments of the real estate industry or other sectors of the lodging industry. As a result, we are susceptible to a downturn in the lodging industry and, in particular, to a downturn affecting the all-inclusive segment thereof. If market conditions adversely affect the lodging industry, in general, and the all-inclusive segment thereof, in particular, it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The ongoing need for capital expenditures at our resorts could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

Our resorts will have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. In addition, Hyatt also will require periodic capital improvements by us as a condition of maintaining the two Hyatt All-Inclusive Resort Brands. These capital improvements may give rise to the following risks:

•	possible environmental liabilities;

•	construction cost overruns and delays;

•	the decline in revenues while rooms or restaurants are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on favorable terms, or at all;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun;

•	disputes with Hyatt regarding compliance with the Hyatt Resort Agreements or the Hyatt Strategic Alliance Agreement; and

•	bankruptcy or insolvency of a contracted party during a capital improvement project or other situation that renders them unable to complete their work.

The costs of all these capital improvements or any of the above noted factors could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

We have substantial indebtedness and may incur additional debt in the future. The principal, premium, if any, and interest payment obligations of such debt may restrict our future operations and impair our ability to invest in our business.

As of March 31, 2017, we had approximately $836.9 million aggregate principal amount of outstanding debt obligations on a consolidated basis (which represents the principal amounts outstanding under the Senior Secured Credit Facility and the Senior Notes due 2020, and excludes a $0.8 million issuance discount on the Term Loan, a $4.0 million issuance premium on the Senior Notes due 2020 and $12.2 million of unamortized debt issuance costs). In addition, the terms of the Senior Secured Credit Facility and the Indenture governing the Senior Notes due 2020 will permit us to incur additional indebtedness, subject to our ability to meet certain borrowing conditions.

Our substantial debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which would reduce funds available for other business purposes, including capital expenditures and acquisitions;

•	place us at a competitive disadvantage compared to some of our competitors that may have less debt and better access to capital resources;

•	limit our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may adversely affect our operations;

•	cause us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limit our ability to make investments or acquisitions, dispose of assets, pay cash dividends or redeem or repurchase shares; and/or

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other business purposes.

Our ability to service our significant financial obligations depends on our ability to generate significant cash flow, which is partially subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond our control, and we cannot assure you that our business will generate cash flow from operations, that future borrowings will be available to us under the Revolving Credit Facility, or that we will be able to complete any necessary financings, in amounts sufficient to enable us to fund our operations, engage in acquisitions, capital improvements or other development activities, pay our debts and other obligations and fund our other liquidity needs. If we are not able to generate sufficient cash flow, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Additional debt or equity financing may not be available in sufficient amounts, at times or on terms acceptable to us, or at all, and any additional debt financing we do obtain may significantly increase our leverage on unfavorable terms. If we are unable to implement one or more of these alternatives, we may not be able to service our debt or other obligations, which could result in us being in default thereon, in which circumstances our lenders could cease making loans to us, lenders or other holders of our debt could accelerate and declare due all outstanding obligations due under the respective agreements and secured lenders could foreclose on their collateral, any of which could have a material adverse effect on us. In addition, the current volatility in the capital markets may also impact our ability to obtain additional financing, or to refinance our existing debt, on terms or at times favorable to us.

The agreements which govern our various debt obligations impose restrictions on our business and limit our ability to undertake certain actions.

The agreements which govern our various debt obligations, including the Indenture and the Senior Secured Credit Facility, include covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

•	incur additional debt;

•	pay dividends, redeem or repurchase shares or make other distributions to shareholders;

•	make investments or acquisitions;

•	create liens or use assets as security in other transactions;

•	issue guarantees;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	amend our articles of association or bylaws;

•	engage in transactions with affiliates; and

•	purchase, sell or transfer certain assets.

The Indenture and the Senior Secured Credit Facility also require us to comply with a number of financial ratios under certain circumstances and/or covenants. Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities. The breach of any of these covenants could result in a default under the Indenture and/or the Senior Secured Credit Facility. An event of default under any of our debt agreements could permit such lenders to declare all amounts borrowed from them, together with accrued and unpaid interest, to be immediately due and payable, which could, in turn, trigger defaults under other debt obligations and could result in the termination of commitments of the lenders to make further extensions of credit under the Revolving Credit Facility. If we are unable to repay debt to our lenders, or are otherwise in default under any provision governing any secured debt obligations, our secured lenders could proceed against us and against any collateral securing that debt.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Borrowings under the Senior Secured Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our existing and any future variable rate indebtedness would also increase and our cash available to service our other obligations and invest in our business would decrease. Furthermore, rising interest rates would likely increase our interest obligations on future fixed or variable rate indebtedness, which could materially and adversely affect our financial condition and liquidity.

Any mortgage debt obligations we incur will expose us to increased risk of property losses due to foreclosure, which could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

Incurring mortgage debt increases our risk of property losses because any defaults on indebtedness secured by our resorts may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing the loan for which we are in default. For tax purposes, a foreclosure of any nonrecourse mortgage on any of our resorts may be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. In certain of the jurisdictions in which we operate, if any such foreclosure is treated as a sale of the property and the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we could recognize taxable income upon foreclosure but may not receive any cash proceeds.

In addition, any default under our mortgage debt obligations may increase the risk of default on our other indebtedness, including other mortgage debt. If this occurs, we may not be able to satisfy our obligations under our indebtedness, which could have a material adverse effect on us, including our financial condition, liquidity (including our future access to borrowing) and results of operations.

We may become subject to disputes or legal, regulatory or other proceedings that could involve significant expenditures by us, which could have a material adverse effect on us, including our financial results.

The nature of our business exposes us to the potential for disputes or legal, regulatory or other proceedings from time to time relating to tax matters, environmental matters, government regulations, including licensing and permitting requirements, personal injury, labor and employment matters, contract disputes and other issues. For example, the Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries for approximately $8.5 million. In addition, amenities at our resorts, including restaurants, bars and swimming pools, are subject to significant regulations, and government authorities may disagree with our interpretations of these regulations, or may enforce regulations that historically have not been enforced. Such disputes, individually or collectively, could adversely affect our business by distracting our management from the operation of our business or impacting our market reputation with our guests. If these disputes develop into proceedings or judgments, these proceedings or judgments, individually or collectively, could distract our senior management, disrupt our business or involve significant expenditures and our reserves relating to ongoing proceedings, if any, may ultimately prove to be inadequate, any of which could have a material adverse effect on us, including our financial results.

Some of the resorts in our portfolio located in Mexico were constructed and renovated without certain approvals. The authority granted to the Mexican government is plenary and we can give no assurance it will not exercise its authority to impose fines, remediation measures or close part or all of the related resort(s), which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Some of the resorts in our portfolio were constructed and renovated without certain approvals at the time the construction and renovation work was carried out, as the prior owners of such resorts determined that such approvals were not required under the Mexican law. We can give no assurance that the Mexican authorities will have the same interpretation of Mexican law as the prior owners. The authority granted to the Mexican government in this regard is plenary and we can give no assurance the Mexican government will not exercise its authority to impose fines, to require us to perform remediation/restoration activities and/or to contribute to environmental trusts, and/or to close part or all of the related resort(s), which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

As of 1988, Mexican environmental laws were amended in order to establish that, among other things, any new hotel construction and certain renovations require the preparation of an environmental impact statement (“MIA”) in order to obtain an Environmental Impact Authorization (Resolutivo de Impacto Ambiental). Furthermore, since 2003 depending on each specific project, a supporting technical report (“ETJ”) is required to obtain an Authorization to Change the Use of Soil of Forestal Land (Autorización de Cambio de Uso de Suelo en Terrenos Forestales).

With respect to Real Resorts:

•	Two of the acquired resorts, Gran Caribe Resort and Hyatt Zilara Cancún, were built prior to implementation of the MIA in 1988 and, therefore, required no such authorization. However, certain renovations to these resorts were carried out after 1988 without an MIA because the prior owner determined that no authorization was needed pursuant to an exception in the Mexican law. We can give no assurance that the Mexican authorities will have the same interpretation of the applicability of the exception as the prior owner.

•	The remaining two resorts, Royal Playa del Carmen and Gran Porto Resort, were constructed after 1988 without the required MIA and ETJ authorizations. Notwithstanding the foregoing, those resorts were operated by the prior owner, and since our Predecessor’s acquisition have been operated by our Predecessor and us, with no interference in the normal course of business.

The consequences of failing to obtain the MIA and/or ETJ, as applicable, could result in fines of up to approximately $300,000, obligations to perform remediation/restoration activities and/or contribute to environmental trusts, and, in the case of a severe violation, a partial or total closing or a demolition of the relevant resort(s). Although we are not aware of closings or demolitions due to the failure to obtain the MIA and/or ETJ, no assurance can be given that such action will not be taken in the future.

Our wholly-owned subsidiary Playa Resorts Holding B.V. may be required to obtain a banking license and/or may be in violation of the prohibition to attract repayable funds as a result of issuing our Senior Notes due 2020 and borrowing under our Senior Secured Credit Facility, which could have a material adverse effect on us.

Under the Regulation (EU) No 575/2013 of the European Parliament and of the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (the “CRR”), which took effect on January 1, 2014, there is uncertainty regarding how certain key terms in the CRR are to be interpreted.

If such terms are not interpreted in a manner that is consistent with current Dutch national guidance on which Playa Resorts Holding B.V. (our wholly-owned subsidiary) relies, Playa Resorts Holding B.V. could be categorized as a “credit institution” as a consequence of issuing our Senior Notes due 2020 and borrowing under our Senior Secured Credit Facility if it is deemed to be “an undertaking the business of which is to receive deposits or other repayable funds from the public and to grant credits for its own account.” This would require it to obtain a banking license and it could be deemed to be in violation of the prohibition on conducting the business of a bank without such a license. With respect to the borrowing under our Senior Secured Credit Facility, Playa Resorts Holding B.V. could also be deemed to be in violation of the prohibition on attracting repayable funds from the public. In each such case, it could, as a result, be subject to certain enforcement measures such as a warning and/or instructions by the regulator, incremental penalty payments (last onder dwangsom) and administrative fines (bestuurlijke boete), which all may be disclosed publicly by the regulator.

There is limited official guidance at the EU level as to the key elements of the definition of “credit institution,” such as the terms “repayable funds” and “the public.” The Netherlands legislature has indicated that, as long as there is no clear guidance at the EU level, it is to be expected that the current Dutch national interpretation of these terms will continue to be taken into account for the use and interpretation thereof. Playa Resorts Holding B.V. relies on this national interpretation to reach the conclusion that a requirement to obtain a banking license is not triggered, and that the prohibitions on conducting the business of a bank without such a license and on attracting repayable funds from the public have not been violated, on the basis that (i) each lender under our Senior Secured Credit Facility has extended loans to Playa Resorts Holding B.V. for an initial amount of at least the U.S. dollar equivalent of €100,000 or has assumed rights and/or obligations vis-à-vis Playa Resorts Holding B.V. the value of which is at least the U.S. dollar equivalent of €100,000 and (ii) all Senior Notes due 2020 issued by Playa Resorts Holding B.V. were in denominations which equal or are greater than the U.S. dollar equivalent of €100,000.

If European guidance is published on what constitutes “the public” as referred to in the CRR, and such guidance does not provide that the holder of a note of $150,000 or more, such as is the case with our Senior Notes due 2020, or the lenders under our Senior Secured Credit Facility, each providing a loan the initial amount of which exceeds the U.S. dollar equivalent of €100,000, are excluded from being considered part of “the public” and the current Dutch national interpretation of these terms is not considered to be “grandfathered,” then Playa Resorts Holding B.V. may be required to obtain a banking license, and/or may be deemed to be in violation of the prohibition on conducting the business of a bank without such a license and, with respect to our Senior Secured Credit Facility, the prohibition on attracting repayable funds from the public and, as a result may, in each case, be subject to certain enforcement measures as described above. If Playa Resorts Holding B.V. is required to obtain a banking license or becomes subject to such enforcement measures, we could be materially adversely affected.

We have identified, and our independent registered public accounting firm has communicated, two material weaknesses in our internal control over financial reporting as of December 31, 2016. Accordingly, our internal control over financial reporting and our monitoring controls and processes were not effective as of such date. These material weaknesses have not been remediated, and it will take time for us to develop, implement and test additional financial processes and controls. Accordingly, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the market price of our Ordinary Shares.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis.

We have identified, and Deloitte & Touche LLP, the independent registered public accounting firm that audited our Predecessor’s consolidated financial statements as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016 included in this Form S-1 beginning on page F-17, has communicated, existing material weaknesses in our internal control over financial reporting as of December 31, 2016, as follows:

•	The company has not formalized its accounting policies and procedures or the associated internal controls (including the monitoring of such internal controls) to ensure accurate and consistent financial reporting in accordance with accounting principles generally accepted in the United States of America.

•	Our information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, are not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose our systems and data to unauthorized use, alteration or destruction.

These material weaknesses increase the risk of a material misstatement in our financial statements.

We have established informal controls and processes across the organization for purposes of supporting timely and accurate financial information, while the formalization of the internal control process is executed. During 2017, we are implementing formal policies, procedures, and internal controls, in order to ensure timely and accurate financial reporting in accordance with US GAAP. We believe this formalization, which includes the documentation and implementation of our accounting policies, procedures, and internal controls and the education of our employees will remediate this element of our material weakness. Additionally, upon the completion of formalizing our accounting policies, procedures and internal controls, management will begin to monitor the effectiveness of our internal controls, both within the Company and at our third-party service providers, to ensure that such internal controls have been implemented appropriately and operating effectively. We expect that our monitoring remediation efforts will begin during the second half of 2017.

The Company is not required to have, nor was our independent registered accounting firm engaged to perform an audit of our internal control over financial reporting. These material weaknesses above reflect the elements of the previously reported material weaknesses that are still not remediated as of December 31, 2016. These remaining material weaknesses increase the risk of a material misstatement in our financial statements.

The Company has engaged a third party consulting firm to assist the Company with the implementation of a global information technology solution designed to address the elements which give rise to our material weakness.

The results of operations of our resorts may be adversely affected by various operating risks common to the lodging industry, including competition, over-supply and dependence on tourism, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts are subject to various operating risks common to the lodging industry, many of which are beyond our control, including, among others, the following:

•	the availability of and demand for hotel and resort rooms;

•	over-building of hotels and resorts in the markets in which we operate, which results in increased supply and may adversely affect occupancy and revenues at our resorts;

•	pricing strategies of our competitors;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates or other income;

•	international, national, and regional economic and geopolitical conditions;

•	the impact of war, crime, actual or threatened terrorist activity and heightened travel security measures instituted in response to war, terrorist activity or threats (including Travel Advisories issued by the U.S. Department of State) and civil unrest;

•	the impact of any economic or political instability in Mexico due to unsettled political conditions, including civil unrest, widespread criminal activity, acts of terrorism, force majeure, war or other armed conflict, strikes and governmental actions;

•	the desirability of particular locations and changes in travel patterns;

•	the occurrence of natural or man-made disasters, such as earthquakes, tsunamis, hurricanes, and oil spills;

•	events that may be beyond our control that could adversely affect the reputation of one or more of our resorts or that may disproportionately and adversely impact the reputation of our brands or resorts;

•	taxes and government regulations that influence or determine wages, prices, interest rates, construction procedures, and costs;

•	adverse effects of a downturn in the lodging industry, especially leisure travel and tourism spending;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	necessity for periodic capital reinvestment to maintain, repair, expand, renovate and reposition our resorts;

•	the costs and administrative burdens associated with compliance with applicable laws and regulations, including, among others, those associated with privacy, marketing and sales, licensing, labor, employment, the environment, and the U.S. Department of the Treasury’s Office of Foreign Asset Control and the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	the availability, cost and other terms of capital to allow us to fund investments in our portfolio and the acquisition of new resorts;

•	regional, national and international development of competing resorts;

•	increases in wages and other labor costs, energy, healthcare, insurance, transportation and fuel, and other expenses central to the conduct of our business or the cost of travel for our guests, including recent increases in energy costs and any resulting increase in travel costs or decrease in airline capacity;

•	availability, cost and other terms of insurance;

•	organized labor activities, which could cause the diversion of business from resorts involved in labor negotiations, loss of group business, and/or increased labor costs;

•	currency exchange fluctuations;

•	trademark or intellectual property infringement; and

•	risks generally associated with the ownership of hotels, resorts and real estate, as we discuss in detail below.

Any one or more of these factors could limit or reduce the demand for our resorts or the prices our resorts are able to obtain or could increase our costs and therefore reduce the operating results of our resorts. Even where such factors do not reduce demand, resort-level profit margins may suffer if we are unable to fully recover increased operating costs from our guests. These factors could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The seasonality of the lodging industry could have a material adverse effect on us, including our revenues.

The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our revenues. The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean will generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters. We can provide no assurances that these seasonal fluctuations will, in the future, be consistent with our historical experience or whether any shortfalls that occur as a result of these fluctuations will not have a material adverse effect on us.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus Net Package RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. Further, the costs of running a resort tend to be more fixed than variable. As a result, in an environment of declining revenue, the rate of decline in earnings is likely to be higher than the rate of decline in revenue.

The increasing use of Internet travel intermediaries by consumers could have a material adverse effect on us, including our financial results.

Some of our vacation packages are booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these Internet travel intermediaries are attempting to offer lodging as a commodity, by increasing the importance of price and general indicators of quality, such as “three-star downtown hotel,” at the expense of brand identification or quality of product or service. If consumers develop brand loyalties to Internet reservations systems rather than to the Hyatt All-Inclusive Resort Brands and the other brands under which our resorts are operated, the value of our resorts could deteriorate and we could be materially and adversely affected, including our financial results.

Cyber risk and the failure to maintain the integrity of internal or guest data could harm our reputation and result in a loss of business and/or subject us to costs, fines, investigations, enforcement actions or lawsuits.

We, Hyatt and our third-party resort manager will collect, use and retain large volumes of guest data, including credit card numbers and other personally identifiable information, for business, marketing, and other purposes in our, Hyatt’s and our third-party resort manager’s various information technology systems, which enter, process, summarize and report such data. We will also maintain personally identifiable information about our employees. We, Hyatt and our third-party resort manager will store and process such internal and guest data both at on-site facilities and at third-party owned facilities including, for example, in a third-party hosted cloud environment. The integrity and protection of our guest, employee and company data, as well as the continuous operation of our, Hyatt’s and our third-party resort manager’s systems, is critical to our business. Our guests and employees will expect that we will adequately protect their personal information. The regulations and contractual obligations applicable to security and privacy are increasingly demanding, both in the United States and in other jurisdictions where we operate, and cyber-criminals have been recently targeting the lodging industry. We will develop and enhance controls and security measures to protect against the risk of theft, loss or fraudulent or unlawful use of guest, employee or company data, and we will maintain an ongoing process to re-evaluate the adequacy of our controls and measures. Notwithstanding our efforts, because of the scope and complexity of their information technology structure, our reliance on third parties to support and protect our structure and data, and the constantly evolving cyber-threat landscape, our systems may be vulnerable to disruptions, failures, unauthorized access, cyber-terrorism, employee error, negligence, fraud or other misuse. These or similar occurrences, whether accidental or intentional, could result in theft, unauthorized access or disclosure, loss, fraudulent or unlawful use of guest, employee or company data which could harm our reputation or result in a loss of business, as well as remedial and other costs, fines, investigations, enforcement actions, or lawsuits. As a result, future incidents could have a material impact on our business and adversely affect our financial condition, liquidity and results of operations.

We face risks related to pandemic diseases, including avian flu, H1N1 flu, H7N9 flu, Ebola virus and Zika virus, which could materially and adversely affect travel and result in reduced demand for our resorts and could have a material adverse effect on us.

Our business could be materially and adversely affected by the effect of, or the public perception or a risk of, a pandemic disease on the travel industry. For example, the outbreaks of severe acute respiratory syndrome (“SARS”) and avian flu in 2003 had a severe impact on the travel industry, and the outbreaks of H1N1 flu in 2009 threatened to have a similar impact. Recently, cases of the Zika virus have been reported in regions in which our resorts are located. Additionally, the public perception of a risk of a pandemic or media coverage of these diseases, particularly if focused on regions in which our resorts are located, may adversely affect us by reducing demand for our resorts. A prolonged occurrence of SARS, avian flu, H1N1 flu, H7N9 flu, Ebola virus, Zika virus or another pandemic disease also may result in health or other government authorities imposing restrictions on travel. Any of these events could result in a significant drop in demand for our resorts and could have a material adverse effect on us.

We may be subject to unknown or contingent liabilities related to our existing resorts or resorts that we acquire, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts or resorts that we may in the future acquire may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to our existing resorts and any future acquisitions of resorts by us may not survive the closing of the transactions. Furthermore, indemnification under such agreements may not exist or be limited and subject to various exceptions or materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the transferors or sellers of their representations and warranties or other prior actions by the sellers. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these resorts may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may materially and adversely affect us, including our business, financial condition, liquidity, results of operations and prospects.

Conducting business internationally may result in increased risks and any such risks could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We operate our business internationally and plan to continue to develop an international presence. Operating internationally exposes us to a number of risks, including political risks, risks of increase in duties and taxes, risks relating to anti-bribery laws, such as the FCPA, as well as changes in laws and policies affecting vacation businesses, or governing the operations of foreign-based companies. Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks. Additional risks include interest rate movements, imposition of trade barriers and restrictions on repatriation of earnings. Any of these risks could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

We could be exposed to liabilities under the FCPA and other anti-corruption laws and regulations, including non-U.S. laws, any of which could have a material adverse impact on us, including our business, financial condition, liquidity, results of operations and prospects.

We have international operations, and as a result are subject to compliance with various laws and regulations, including the FCPA and other anti-corruption laws in the jurisdictions in which we do business, which generally prohibit companies and their intermediaries or agents from engaging in bribery or making improper payments to foreign officials or their agents or other entities. The FCPA also requires companies to make and keep books and records and accounts which, in reasonable detail, reflect their transactions, including the disposition of their assets. We have implemented, and will continue to evaluate and improve, safeguards and policies designed to prevent violations of various anti-corruption laws that prohibit improper payments or offers of payments to foreign officials or their agents or other entities for the purpose of conducting business, and we are in the process of expanding our training program. The countries in which we own resorts have experienced governmental corruption to some degree and, in certain circumstances, compliance with anti-corruption laws may conflict with local customs and practices. Despite existing safeguards and any future improvements to our policies and training, we will be exposed to risks from deliberate, reckless or negligent acts committed by our employees or agents for which we might be held responsible. Failure to comply with these laws or our internal policies could lead to criminal and civil penalties and other legal and regulatory liabilities and require us to undertake remedial measures, any of which could have a material adverse impact on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts or resorts that we may acquire may contain or develop harmful mold that could lead to liability for adverse health effects and costs of remediating the problem, either of which could have a material adverse effect on us, including our results of operations.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of the resorts in our portfolio or resorts that we may acquire may contain microbial matter, such as mold and mildew, which could require us to undertake a costly remediation program to contain or remove the mold from the affected resort. Furthermore, we can provide no assurances that we will be successful in identifying harmful mold and mildew at resorts that we seek to acquire, which could require us to take remedial action at acquired resorts. The presence of significant mold could expose us to liability from guests, employees and others if property damage or health concerns arise, which could have a material adverse effect on us, including our results of operations.

Climate change may adversely affect our business, which could materially and adversely affect us, including our financial condition, liquidity and results of operations.

To the extent that climate change does occur, we may experience changes in the frequency, duration and severity of extreme weather events and changes in precipitation and temperature, which may result in physical damage or a decrease in demand for our properties, all of which are located in coastal beachfront locations that are vulnerable to significant property damage from severe weather events, including hurricanes. Should the impact of climate change be material in nature, we could be materially and adversely affected, including our financial condition, liquidity and results of operations. In addition, changes in applicable legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of the properties in order to comply with such regulations. Actual or anticipated losses resulting from the consequences of climate change could also impact the cost or availability of insurance.

Illiquidity of real estate investments could significantly impede our ability to sell resorts or otherwise respond to adverse changes in the performance of our resorts, which could have a material adverse effect on us, including our financial results.

Because real estate investments are relatively illiquid, our ability to sell one or more resorts promptly for reasonable prices in response to changing economic, financial and investment conditions will be limited. The real estate market is affected by many factors beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest and tax rates and in the availability and cost and other terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, widespread criminal activity, and acts of nature, including hurricanes, earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

We may decide to sell resorts in the future. We cannot predict whether we will be able to sell any resort for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a resort.

During the recent economic recession, the availability of credit to purchasers of hotels and resorts and financing structures, such as commercial mortgage-backed securities, which had been used to finance many hotel and resort acquisitions in prior years, was reduced. Subsequent to such economic recession, such credit availability and financing structures have been inconsistent from time to time. If financing for hotels and resorts is not available on attractive terms or at all, it will adversely impact the ability of third parties to buy our resorts. As a result, we may hold our resorts for a longer period than we would otherwise desire and may sell resorts at a loss.

In addition, we may be required to expend funds to correct defects or to make improvements before a resort can be sold. We can provide no assurances that we will have funds available, or access to such funds, to correct those defects or to make those improvements. In acquiring a resort, we may agree to lock-out provisions or tax protection agreements that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our resorts or a need for liquidity could materially and adversely affect us, including our financial results.

We could incur significant costs related to government regulation and litigation with respect to environmental matters, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our resorts are subject to various international, national, regional and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require us, as the current owner of property, to perform or pay for the clean-up of contamination (including hazardous substances, waste, or petroleum products) at, on, under or emanating from our property and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused, such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned a property at the time it was or became contaminated, it is possible we could incur cleanup costs or other environmental liabilities even after we sell resorts. Contamination at, on, under or emanating from our resorts also may expose us to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our resorts, environmental laws also may impose restrictions on the manner in which our property may be used or our business may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

In addition, our resorts are subject to various international, national, regional and local environmental, health and safety regulatory requirements that address a wide variety of issues. Some of our resorts routinely handle and use hazardous or regulated substances and wastes as part of their operations, which are subject to regulation (e.g., swimming pool chemicals). Our resorts incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable laws.

Liabilities and costs associated with contamination at, on, under or emanating from our properties, defending against claims, or complying with environmental, health and safety laws could be significant and could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. We can provide no assurances that (i) changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or (ii) the current environmental condition of our resorts will not be affected by our operations, by the condition of the resorts in the vicinity of our resorts, or by third parties unrelated to us. The discovery of material environmental liabilities at our resorts could subject us to unanticipated significant costs, which could result in significant losses. Please see “Risk Factors — Risks Related to our Business— We may become subject to disputes or legal, regulatory or other proceedings that could involve significant expenditures by us, which could have a material adverse effect on us, including our financial results” as to the possibility of disputes or legal, regulatory or other proceedings that could adversely affect us.

The tax laws, rules and regulations (or interpretations thereof) in the jurisdictions in which we operate may change, which could have a material adverse effect on us, including our financial results.

We generally seek to structure our business activities in the jurisdictions in which we operate in a manner that is tax-efficient, taking into account the relevant tax laws, rules and regulations. However, tax laws, rules and regulations in these jurisdictions are complex and are subject to change as well as subject to interpretation by local tax authorities and courts. There can be no assurance that these tax laws, rules and regulations (or interpretations thereof) will not change, possibly with retroactive effect, or that local tax authorities may not otherwise successfully assert positions contrary to those taken by us. In any such case, we may be required to operate in a less tax-efficient manner, incur costs and expenses to restructure our operations and/or it owe past taxes (and potentially interest and penalties), which in each case could negatively impact our operations For example, an increase in the value-added tax (“VAT”) rate in certain regions of Mexico at the end of 2013 negatively impacted our Predecessor’s financial results, and we are awaiting a final conclusion on an $8.5 million tax assessment in Mexico, and we are currently in discussions with The Ministry of Finance of the Dominican Republic to finalize our Advanced Pricing Agreement for 2016 and forward and there is no certainty that the approved tax arrangements in this jurisdiction will be similar to previous years. Please see the section entitled “Legal Proceedings” of this prospectus and Note 6 “Segment Information” to our Predecessor’s 2016 Consolidated Financial Statements. Moreover, there can be no assurance that any reserves we may establish in the future for any potential liabilities related to our tax positions will be sufficient.

Increases in property taxes would increase our operating costs, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Each of our resorts is subject to real and personal property taxes. These taxes may increase as tax rates change and as our resorts are assessed or reassessed by taxing authorities. If property taxes increase, we would incur a corresponding increase in our operating expenses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Risks Related to Ownership of Our Shares

Our results of operations may differ significantly from the unaudited pro forma financial data included in this document.

This document includes our unaudited pro forma condensed combined financial statements following the Business Combination. Our unaudited pro forma condensed combined statement of operations combines the historical results of operations of Pace for the year ended December 31, 2016 with the historical results of operations of our Predecessor for the year ended December 31, 2016, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2016. Our unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Pace and our Predecessor as of December 31, 2016 and gives pro forma effect to the Business Combination as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of us. Accordingly, our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.

The rights of our shareholders and the duties of our directors are governed by Dutch law, our Articles of Association and internal rules and policies adopted by our Board, and differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a U.S. corporation.

Our corporate affairs, as a Dutch public limited liability company (naamloze vennootschap), are governed by our Articles of Association, internal rules and policies adopted by our Board and by the laws governing companies incorporated in the Netherlands. The rights of our shareholders and the duties of our directors under Dutch law are different from the rights of shareholders and/or the duties of directors of a corporation organized under the laws of U.S. jurisdictions. In the performance of its duties, our Board is required by Dutch law to consider our interests and the interests of our shareholders, our employees and other stakeholders (e.g., our creditors, guests and suppliers) as a whole and not only those of our shareholders, which may negatively affect the value of your investment.

In addition, the rights of our shareholders, including for example the rights of shareholders as they relate to the exercise of shareholder rights, are governed by Dutch law and our Articles of Association and such rights differ from the rights of shareholders under U.S. law. For example, if we engaged in a merger, Dutch law would not grant appraisal rights to any of our shareholders who wished to challenge the consideration to be paid to them upon such merger (without prejudice, however, to certain cash exit rights offered under Dutch law in certain circumstances).

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers are governed in certain respects by the laws of the Netherlands.

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers are governed in certain respects by the laws of the Netherlands. The ability of our shareholders in certain countries other than the Netherlands to bring an action against us, our directors and executive officers may be limited under applicable law. In addition, substantially all of our assets are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon us or our directors and executive officers or to enforce judgments against us or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on us or any of our directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging) and (iii) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (openbare orde).

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against us or our directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the our Articles of Association, and certain other contractual arrangements between us and our directors, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of our directors in the United States under U.S. securities laws.

We do not anticipate paying dividends on our Ordinary Shares.

Our articles of association prescribe that some or all of our profits or reserves appearing from our annual accounts adopted by the General Meeting may be distributed as dividends to the holders of our Ordinary Shares, subject to the appropriate record date, by the General Meeting at the proposal of our Board or with at least two-thirds of the votes cast. We will have power to make distributions to shareholders only to the extent that our equity exceeds the sum of the paid and called-up portion of its share capital and the reserves that must be maintained in accordance with provisions of Dutch law or our articles of association. We may not make any distribution of profits on shares held by us as treasury shares and such treasury shares will not be taken into account when determining the profit entitlement of our shareholders. Our Board determines whether and how much of the profit shown in the adopted annual accounts it will reserve and the manner and date of any dividend.

All calculations to determine the amounts available for dividends will be based on our company-only annual accounts, which may be different from its consolidated financial statements, such as those included in this prospectus. In addition, our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors. We have never declared or paid any cash dividends and we have no plan to declare or pay any dividends in the foreseeable future on our Ordinary Shares. We currently intend to retain our capital resources for reinvestment in our business.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us.

Each of Pace Sponsor, Cabana and HI Holdings Playa will own a significant portion of our Ordinary Shares and will have representation on the Playa Board. Pace Sponsor, Cabana and Hyatt may have interests that differ from those of other shareholders.

Approximately 7% of our outstanding Ordinary Shares are beneficially owned by Pace Sponsor. In addition, three of our directors were designated by Pace Sponsor. As a result, Pace Sponsor may be able to significantly influence the outcome of matters submitted for director action, subject to our directors’ obligation to act in the interest of all of our stakeholders, and for shareholder action, including the designation and appointment of the Playa Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. So long as Pace Sponsor continues to directly or indirectly own a significant amount of our outstanding equity interests and one or more individuals affiliated with Pace Sponsor are members of the Playa Board and/or one or more committees thereof, Pace Sponsor may be able to exert substantial influence on us and may be able to exercise its influence in a manner that is not in the interests of our other stakeholders. Pace Sponsor’s influence over our management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Ordinary Shares to decline or prevent our shareholders from realizing a premium over the market price for our Ordinary Shares. Additionally, Pace Sponsor is in the business of making investments in companies and owning real estate, and Pace Sponsor may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. Pace Sponsor may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us. Prospective investors in our Ordinary Shares should consider that the interests of Pace Sponsor may differ from their interests in material respects.

Approximately 29% of our outstanding Ordinary Shares are beneficially owned by Cabana. In addition, two of our directors were designated by Cabana. So long as Cabana and/or its affiliates continue to directly or indirectly own a significant amount of our outstanding equity interests and one or more individuals designated by Cabana are members of the Playa Board and/or one or more committees thereof, both Cabana and Farallon, an affiliate of Cabana, may be able to exert substantial influence on us and may be able to exercise its influence in a manner that is not in the interests of our other stakeholders. Cabana’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Ordinary Shares to decline or prevent our shareholders from realizing a premium over the market price for our Ordinary Shares. Additionally, Farallon advised funds are in the business of making investments in companies and owning other hotels, and

Farallon advised funds may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. Farallon may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us. Prospective investors in our Ordinary Shares should consider that the interests of Farallon and Cabana may differ from their interests in material respects.

Approximately 12% of our outstanding Ordinary Shares are beneficially owned by HI Holdings Playa. In addition, one of our directors was designated by HI Holdings Playa and is currently an employee of Hyatt. As a result, HI Holdings Playa may be able to influence the outcome of matters submitted for director action, subject to or directors’ obligation to act in the interest of all of our stakeholders, and for shareholder action, including the designation of the Playa Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. HI Holdings Playa’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Ordinary Shares to decline or prevent our shareholders from realizing a premium over the market price for our Shares. Additionally, Hyatt owns and franchises other hotels, and Hyatt may from time to time acquire and hold interests in, subject to the Hyatt Strategic Alliance Agreement, businesses that compete directly or indirectly with us or that supply us and/or its subsidiaries with goods and services. Hyatt may also pursue acquisition opportunities that may be complementary to or competitive with our business, and as a result those acquisition opportunities may not be available to us. Also, the loss of any Hyatt Resort Agreement or the Hyatt Strategic Alliance Agreement is likely to have a material adverse effect on us. Prospective investors in our Ordinary Shares should consider that the interests of Hyatt and HI Holdings Playa may differ from their interests in material respects.

Provisions of the our articles of association or Dutch corporate law might deter acquisition bids for us that shareholders might consider to be favorable and prevent or frustrate any attempt to replace or remove the Playa Board at the time of such acquisition bid.

Certain provisions of our articles of association may make it more difficult for a third party to acquire control of us or effect a change in the Playa Board. These provisions include:

•	A provision that our directors are appointed by our General Meeting at the binding nomination of the Playa Board. Such binding nomination may only be overruled by the General Meeting by a resolution adopted by at least a majority of the votes cast, if such votes represent more than 50% of our issued share capital. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Playa Board with a majority of the votes cast if such votes represent more than 50% of our issued share capital.

•	A provision that our shareholders at a General Meeting may suspend or remove directors at any time. A resolution of our General Meeting to suspend or remove a director may be passed by a majority of the votes cast, provided that the resolution is based on a proposal by the Playa Board. In the absence of a proposal by the Playa Board, a resolution of our General Meeting to suspend or remove a director shall require a vote of at least a majority of the votes cast, if such votes represent more than 50% of our issued share capital.

•	A requirement that certain actions can only be taken by the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal by the Playa Board, including an amendment of our articles of association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, the application for bankruptcy, the making of a distribution from our profits or reserves on our ordinary shares, the making of a distribution in the form of shares in our capital or in the form of assets, instead of cash, the entering into of a merger or demerger, our dissolution and the designation or granting of authorizations such as the authorization to issue shares and to limit or exclude preemptive rights. Our General Meeting adopted a resolution to grant such authorizations to the Playa Board. See “Description of Capital Stock.”

•	A provision prohibiting (a) a “Brand Owner” (which generally means a franchisor, licensor or owner of a hotel concept or brand that has at least 12 all-inclusive resorts and that competes with any Hyatt All-Inclusive Resort Brand resort) from acquiring our Ordinary Shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of our outstanding shares, or (b) a “Restricted Brand Company” (defined as each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors) from acquiring our shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess ordinary shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the right to attend our General Meeting and voting rights (together, “Shareholder Rights”) of the shares exceeding the cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our articles of association to transfer the excess shares to a foundation until sold to an unaffiliated third party.

Such provisions could discourage a takeover attempt and impair the ability of shareholders to benefit from a change in control and realize any potential change of control premium. This may adversely affect the market price of the ordinary shares.

Our General Meeting authorized the Playa Board to issue and grant rights to subscribe for our Ordinary Shares, up to the amount of the authorized share capital (from time to time) and limit or exclude preemptive rights on those shares, in each case for a period of five years from the date of the resolution. Accordingly, an issue of our Ordinary Shares may make it more difficult for a shareholder or potential acquirer to obtain control over our General Meeting or us.

Provisions of our franchise agreements with Hyatt might deter acquisition bids for us that shareholders might consider to be favorable and/or give Hyatt the right to terminate such agreements if certain persons obtain and retain more than a specified percentage of our shares.

Certain provisions of our franchise agreements with Hyatt may make it more difficult for certain third parties to acquire more than a specified percentage of issued Ordinary Shares. Our franchise agreements with Hyatt and the our Articles of Association both contain a provision prohibiting (a) a Brand Owner from acquiring issued Ordinary Shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of issued and outstanding Ordinary Shares, and (b) a Restricted Brand Company from acquiring issued Ordinary Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of issued and outstanding Ordinary Shares. Upon becoming aware of either share cap being exceeded, we must send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess Ordinary Shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of Ordinary Shares exceeding the share cap. If such excess Ordinary Shares are not disposed by such time, (i) the Shareholder Rights on all Ordinary Shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our Articles of Association to transfer the excess Ordinary Shares to a foundation until sold to an unaffiliated third party. Our franchise agreements provide that, if the excess Ordinary Shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with us by providing the notice specified in the franchise agreement to us and we will be subject to liquidated damage payments to

Hyatt. In the event that any Brand Owner or Restricted Brand Company acquires any ownership interest in us, we will be required to establish and maintain controls to protect the confidentiality of certain Hyatt information and will provide Hyatt with a detailed description and evidence of such controls.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which is likely to negatively affect our business and the market price of our Ordinary Shares.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in our implementation could cause us to fail to meet our reporting obligations. In addition, any testing conducted by us, or any testing conducted by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. In fact, such testing has revealed deficiencies in our Predecessor’s internal control over financial reporting that are deemed to be material weaknesses. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which is likely to negatively affect our business and the market price of our Ordinary Shares.

We are required to disclose changes made in its internal controls and procedures on a quarterly basis and our management is required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

The market price and trading volume of our Ordinary Shares may be volatile and could decline significantly.

The stock markets, including the NASDAQ on which our Ordinary Shares are listed under the symbol “PLYA” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Ordinary Shares, the market price of our Ordinary Shares may be volatile and could decline significantly. In addition, the trading volume in our Ordinary Shares may fluctuate and cause significant price variations to occur. If the market price of our Ordinary Shares declines significantly, you may be unable to resell your shares at or above the market price of our Ordinary Shares at the market price at which you purchased such Ordinary Shares. we cannot assure you that the market price of our Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NASDAQ;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of our Ordinary Shares;

•	publication of research reports about us, our resorts, the all-inclusive segment of the lodging industry or the lodging industry generally;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of our Ordinary Shares and may be dilutive to existing shareholders.

In the future, we may incur debt or issue equity ranking senior to our Ordinary Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Ordinary Shares. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our Ordinary Shares and be dilutive to existing shareholders.

Our shareholders may not have any preemptive rights in respect of future issuances of our Ordinary Shares.

In the event of an increase in our share capital, our ordinary shareholders are generally entitled under Dutch law to full preemptive rights, unless these rights are limited or excluded either by a resolution of the General Meeting or by a resolution of the Playa Board (if the Playa Board has been authorized by the General Meeting for this purpose), or where shares are issued to our employees or a group company (i.e., certain affiliates, subsidiaries or related companies) or where shares are issued against a non-cash contribution, or in case of an exercise of a previously acquired right to subscribe for shares. The same preemptive rights apply when rights to subscribe for shares are granted.

Preemptive rights may be excluded by the Playa Board on the basis of the irrevocable authorization of the General Meeting to the Playa Board for a period of five years from the date of this authorization with respect to the issue of our Ordinary Shares up to the amount of the authorized share capital (from time to time). The General Meeting has delegated the authority to issue our Ordinary Shares and grant rights to subscribe for our Ordinary Shares up to the amount of our authorized share capital (from time to time) to the Playa Board for that same period.

Accordingly, holders of our Shares may not have any preemptive rights in connection with, and may be diluted by an issue of our Ordinary Shares and it may be more difficult for a shareholder to obtain control over our General Meeting. Certain of our shareholders outside the Netherlands, in particular, U.S. shareholders, may not be allowed to exercise preemptive rights to which they are entitled, if any, unless a registration statement under the Securities Act is declared effective with respect to our Ordinary Shares issuable upon exercise of such rights or an exemption from the registration requirements is available.

We are not obligated to and do not comply with all the best practice provisions of the DCGC. This could adversely affect your rights as a shareholder.

As we have our registered office in the Netherlands and will have our Ordinary Shares listed on an equivalent third (non-EU) country market to a regulated market (e.g., the NASDAQ), we are subject to the DCGC. The DCGC contains both principles and best practice provisions for the Playa Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in its management report publicly filed in the Netherlands, whether or not it is complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting NASDAQ requirement or U.S. market practice), we are required to explain the reasons for such non-compliance in its management report.

We acknowledge the importance of good corporate governance. However, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of the NASDAQ and U.S. securities laws that apply to us, or because we believe such provisions do not reflect customary practices of global companies listed on the NASDAQ. This could adversely affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including its growth prospects.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following September 16, 2020, the fifth anniversary of our Pace’s initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, we have chosen to “opt out” of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We cannot predict if investors will find our Ordinary Shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our Ordinary Shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our Ordinary Shares and the market price and trading volume of our Ordinary Shares may be more volatile and decline significantly.

We are incurring increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ, the Dutch Financial Supervision Act, the Dutch Financial Reporting Supervision Act (Wet op het financieel toezicht), the Dutch Corporate Governance Code (“DCGC”) and other applicable securities rules and rules and regulations promulgated under the foregoing impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives and corporate governance practices.

These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices and control environment process improvements.

If, based on Mexican law, the accounting value of our Ordinary Shares is derived more than 50% from property in Mexico, it could result in the imposition of tax on a selling shareholder who is not eligible to claim benefits under the income tax treaty between Mexico and the United States or under any other favorable income tax treaty with Mexico.

According to article 161 of the Income Tax Law of Mexico, the transfer by a nonresident of Mexico of shares in an entity where the accounting value of the transferred shares is derived, directly or indirectly, from more than 50% from immovable property located in Mexico could be subject to Mexican income tax. The applicable Mexican law does not provide for the method to be followed in making this calculation. The income tax rate in Mexico for the disposal of shares by nonresidents is currently either 25% of the gross sale proceeds or, if certain conditions are met, 35% of the net gain. Withholding of 25% of gross sale proceeds is required of the buyer only if the latter is a Mexican resident. A nonresident subject to tax under article 161 may be eligible to claim exemption from taxation or a reduced tax rate under an applicable income tax treaty with Mexico, such as the income tax treaty between Mexico and the United States. A determination of whether the accounting value of our Ordinary Shares is derived, directly or indirectly, more than 50% from immovable property located in Mexico is subject to interpretations of the applicable law and will be affected by various factors with regard to us that may change over time. If, at the time of a transfer of our Ordinary Shares, the accounting value of our Ordinary Shares is derived, directly or indirectly, from more than 50% from immovable property located in Mexico and article 161 were applied to such transfer, it could result in the imposition of the above mentioned tax on a selling shareholder who is not eligible to claim benefits under the income tax treaty between Mexico and the United States or under any other favorable income tax treaty with Mexico.

USE OF PROCEEDS

All of the Resale Shares offered and sold by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales. Under certain circumstances, as outlined in the section titled, “Description of Capital Stock,” we could receive up to an aggregate of approximately $172.5 million from the exercise of the Business Combination Warrants, assuming the exercise in full of all of the Business Combination Warrants for cash. We expect to use the net proceeds from the exercise of the Business Combination Warrants for general corporate purposes.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the Resale Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our independent registered public accountants.

PRICE RANGE OF OUR ORDINARY SHARES

As of April 28, 2017, we had 103,464,186 Ordinary Shares issued and outstanding, which were held by approximately 1,000 shareholders of record, which does not include shareholders whose Ordinary Shares were held in “street name” in accounts with securities broker-dealers or other financial institutions or fiduciaries.

Our Ordinary Shares have been traded on the Nasdaq Capital Market under the symbol “PLYA” since March 13, 2017. On April 28, 2017, the closing price of our Ordinary Shares as reported on the Nasdaq Capital Market was $10.39 per share. The high and low intraday sales prices per share of our Ordinary Shares are not reported because our Ordinary Shares have not been traded for a full quarterly period.

DIVIDEND POLICY

We have never paid cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the Playa Board and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors deems relevant.

SELECTED FINANCIAL INFORMATION

Selected Consolidated Historical Financial and Other Information

The following tables set forth selected financial information. You should read the following selected financial information and operating data in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Predecessor’s audited consolidated financial statements and related notes included in this prospectus. The summary statements of operations data and other financial data for the years ended December 31, 2016, 2015 and 2014, and the summary balance sheet data as of December 31, 2016 and 2015 are derived from our Predecessor’s audited consolidated financial statements included in this prospectus. Our Predecessor’s historical results may not be indicative of the results that may be achieved in the future.

Consolidated Statement of Operations Data ($ in thousands, except per share data):

	Year Ended December 31,
	2016	2015	2014
Total revenue	$521,491	$408,345	$367,237
Operating income (loss)	$85,060	$59,920	$(15,265)
Net income (loss)	$20,216	$9,711	$(38,216)
Net loss available to ordinary shareholders	$(23,460)	$(29,946)	$(74,207)

Losses per share - Basic	$(0.39)	$(0.50)	$(1.18)
Losses per share - Diluted	$(0.39)	$(0.50)	$(1.18)

Consolidated Balance Sheet Data ($ in thousands):

	As of December 31,
	2016	2015
Property, plant and equipment, net	$1,400,317	$1,432,855
Total assets	$1,590,890	$1,644,024
Total debt	$828,317	$828,438
Total liabilities	$1,074,336	$1,098,034
Cumulative redeemable preferred shares	$345,951	$352,275

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Any reference in this Management’s Discussion and Analysis to our financial condition and results of operations prior to the Business Combination on March 11, 2017 refer to the financial condition and results of operations of our Predecessor, Playa Hotels & Resorts B.V.

Results of Operations

Years Ended December 31, 2016 and 2015

The following table summarizes our results of operations on a consolidated basis for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change	% Change
	($ in thousands)
Revenue:
Package	$450,875	$352,820	$98,055	27.8%
Non-package	70,616	55,525	15,091	27.2%

Total revenue	521,491	408,345	113,146	27.7%

Direct and selling, general and administrative expenses:
Direct	286,691	247,080	39,611	16.0%
Selling, general and administrative	97,344	70,461	26,883	38.2%
Pre-opening	—	12,440	(12,440)	(100.0)%
Depreciation and amortization	52,744	46,098	6,646	14.4%
Insurance proceeds	(348)	(27,654)	27,306	(98.7)%

Direct and selling, general and administrative	436,431	348,425	88,006	25.3%

Operating income	85,060	59,920	25,140	42.0%

Interest expense	(54,793)	(49,836)	(4,957)	9.9%
Other expense, net	(5,819)	(2,128)	(3,691)	173.4%

Net income before tax	24,448	7,956	16,492	207.3%

Income tax (provision) benefit	(4,232)	1,755	(5,987)	(341.1)%

Net income	$20,216	$9,711	$10,505	108.2%

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue (as defined below), total net revenue and Adjusted EBITDA for the years ended December 31, 2016 and 2015 for both our total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “— Key Indicators of Financial and Operating Performance,” below. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	81.2%	80.5%	0.7	pts	0.9%
Net Package ADR	$240.53	$222.07	$18.46		8.3%
Net Package RevPAR	195.31	178.66	16.65		9.3%

	($ in thousands)
Net Package Revenue	$439,009	$343,799	$95,210		27.7%
Net Non-package Revenue	70,030	55,525	14,505		26.1%
Total net revenue	509,039	399,324	109,715		27.5%
Adjusted EBITDA	$154,669	$101,681	$52,988		52.1%

Comparable Portfolio

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	83.0%	82.3%	0.7	pts	0.9%
Net Package ADR	$230.39	$220.72	$9.67		4.4%
Net Package RevPAR	191.22	181.60	9.62		5.3%

	($ in thousands)
Net Package Revenue	$350,106	$331,683	$18,423		5.6%
Net Non-package Revenue	55,566	53,406	2,160		4.0%
Total net revenue	405,672	385,089	20,583		5.3%
Comparable Adjusted EBITDA	$119,357	$94,850	$24,507		25.8%

Total Revenue and Total Net Revenue

Our total revenue for the year ended December 31, 2016 increased $113.1 million, or 27.7%, compared to the year ended December 31, 2015. Our total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2016 increased $109.7 million, or 27.5%, compared to the year ended December 31, 2015. This increase was driven by an increase in Net Package Revenue of $95.2 million, or 27.7%, and an increase in Net Non-package Revenue of $14.5 million, or 26.1%. The increase in Net Package Revenue was the result of an increase in Net Package ADR of $18.46, or 8.3%, and an increase in average occupancy from 80.5% to 81.2%, the equivalent of an increase of $16.65, or 9.3%, in Net Package RevPAR.

Our comparable resorts for the years ended December 31, 2016 and 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015. Our comparable resorts experienced an increase in average occupancy from 82.3% to 83.0% and an increase in Net Package ADR of $9.67, or 4.4%, the equivalent of an increase of $9.62, or 5.3%, in Net Package RevPAR.

Our net revenue increase was a result of a $20.6 million increase in net revenue attributable to our comparable resorts and a $89.1 million increase in net revenue attributable to non-comparable resorts, which was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Direct Expenses

The following table shows a reconciliation of our direct expenses to net direct expenses for the years ended December 31, 2016 and 2015 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2016	2015	Change	% Change
Direct expenses	$286,691	$247,080	$39,611	16.0%
Less: tips	12,452	9,021	3,431	38.0%

Net direct expenses	$274,239	$238,059	$36,180	15.2%

Our direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Our net direct expenses (which represents total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2016 were $274.2 million, or 53.9%, of total net revenue and $238.1 million, or 59.6%, of total net revenue for the year ended December 31, 2015. Net direct expenses for the year ended December 31, 2016 include $75.7 million of food and beverage expenses, $92.7 million of resort salary and wages, $25.4 million of utility expenses, $14.6 million of repairs and maintenance expenses, $2.0 million of licenses and property taxes, $0.7 million of guest costs and $51.8 million of other operational expenses. Other operational expenses primarily include $4.3 million of office supplies, $4.4 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $4.5 million of transportation and travel expenses, $3.3 million of entertainment expenses, $13.5 million of Hyatt fees and $3.8 million of property and equipment rental expenses. Net direct expenses for the year ended December 31, 2015 include $64.4 million of food and beverage expenses, $95.1 million of resort salaries and wages, $25.2 million of utility expenses, $12.4 million of repairs and maintenance expenses, $3.5 million of licenses and property taxes and $28.2 million of other operational expenses. Other operational expenses primarily include $5.1 million of office supplies, $3.8 million of guest supplies, $1.6 million of computer and telephone expenses, $2.8 million of laundry and cleaning expenses, $0.6 million of transportation and travel expenses, $2.8 million of entertainment expenses, $6.2 million of Hyatt fees and $2.5 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2016 increased $36.2 million, or 15.2%, compared to the year ended December 31, 2015. This increase was a result of a $47.6 million increase in net direct expenses attributable to our non-comparable resorts (due to the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and a $11.4 million decrease in net direct expenses attributable to our comparable resorts. The increases in net direct expenses were primarily attributable to an increase in food and beverage expenses of $11.3 million, an increase in repairs and maintenance expenses of $2.1 million, an increase in utility expenses of $0.2 million, and an increase in other operational expenses of $23.6 million (all of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún). These expenses were partially offset by a decrease in resort salaries and wages of $2.4 million and a decrease in license and property taxes of $1.5 million.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2016 increased $26.9 million, or 38.2%, compared to the year ended December 31, 2015. This increase was primarily driven by an increase in advertising expenses of $9.8 million, an increase in professional fees of $0.5 million (both of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún), an increase in transaction expenses of $11.2 million and an increase in corporate personnel costs of $5.6 million. These expenses were offset by a decrease in other corporate expenses of $0.2 million.

Pre-Opening Expenses

We incurred no pre-opening expenses during the year ended December 31, 2016. Pre-opening expenses for the year ended December 31, 2015 were $12.4 million and consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Depreciation and Amortization Expense

Our depreciation and amortization expense for the year ended December 31, 2016 increased $6.6 million, or 14.4%, compared to the year ended December 31, 2015. This increase was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Insurance Proceeds

We received $0.3 million of insurance proceeds during the year ended December 31, 2016, which represents proceeds related to small claims at Dreams Palm Beach, Dreams Punta Cana, and Hyatt Zilara Cancun. We received $27.7 million of insurance proceeds during the year ended December 31, 2015, which represents business interruption and property damage insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015.

Interest Expense

Our interest expense for the year ended December 31, 2016 increased $5.0 million, or 9.9%, as compared to the year ended December 31, 2015. This increase was primarily attributable to the issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016.

Income Tax Provision

The income tax provision for the year ended December 31, 2016 was $4.2 million, an increase of $6.0 million compared to the year ended December 31, 2015, during which we reported an income tax benefit of $1.8 million. The increased income tax provision in the year ended December 31, 2016 was driven primarily by $3.4 million of deferred income tax expense in the Dominican Republic, $4.1 million of additional tax expense on increased pre-tax book income, a $4.7 million increase on non-deductible expenses, as well as a $1.4 million decrease in tax benefit associated with foreign rate fluctuation. The net tax expense increase was partially offset by the $7.3 million decrease on valuation allowance, which was mainly due to the release of valuation allowance of two Mexican entities.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2016 increased $53.0 million, or 52.1%, compared to the year ended December 31, 2015. This increase was a result of a $24.5 million increase in Comparable Adjusted EBITDA, and a $28.5 million increase in Adjusted EBITDA attributable to our non-comparable resorts.

For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Years Ended December 31, 2015 and 2014

The following table summarizes our results of operations on a consolidated basis for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change	% Change
	($ in thousands)
Revenue:
Package	$352,820	$312,130	$40,690	13.0%
Non-package	55,525	55,107	418	0.8%

Total revenue	408,345	367,237	41,108	11.2%

Direct and selling, general and administrative expenses:
Direct	247,080	233,841	13,239	5.7%
Selling, general and administrative	70,461	62,176	8,285	13.3%
Pre-opening	12,440	16,327	(3,887)	(23.8)%
Depreciation and amortization	46,098	65,873	(19,775)	(30.0)%
Impairment loss	—	7,285	(7,285)	(100.0)%
Insurance proceeds	(27,654)	(3,000)	(24,654)	821.8%

Direct and selling, general and administrative	348,425	382,502	(34,077)	(8.9)%

Operating Income (loss)	59,920	(15,265)	75,185	(492.5)%

Interest expense	(49,836)	(41,210)	(8,626)	20.9%
Other (expense) income, net	(2,128)	(10,777)	8,649	(80.3)%

Net income (loss) before tax	7,956	(67,252)	75,208	(111.8)%

Income tax benefit	1,755	29,036	(27,281)	(94.0)%

Net income (loss)	$9,711	$(38,216)	$47,927	(125.4)%

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA years ended December 31, 2015 and 2014 for both our total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance,” below. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change		% Change
Occupancy	80.5%	85.6%	(5.1	)pts	(6.0)%
Net Package ADR	$222.07	$207.12	$14.95		7.2%
Net Package RevPAR	178.66	177.33	1.33		0.8%

	($ in thousands)
Net Package Revenue	$343,799	$303,667	$40,132		13.2%
Net Non-package Revenue	55,525	55,107	418		0.8%
Total net revenue	399,324	358,774	40,550		11.3%
Adjusted EBITDA	$101,681	$89,833	$11,848		13.2%

Comparable Portfolio

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change		% Change
Occupancy	87.3%	88.7%	(1.4	)pts	(1.6)%
Net Package ADR	$213.57	$203.68	$9.89		4.9%
Net Package RevPAR	186.37	180.72	5.65		3.1%

	($ in thousands)
Net Package Revenue	$275,434	$262,159	$13,275		5.1%
Net Non-package Revenue	45,781	45,874	(93)		(0.2)
Total net revenue	321,215	308,033	13,182		4.3%
Comparable Adjusted EBITDA	$92,074	$76,026	$16,048		21.1%

Total Revenue and Total Net Revenue

Our total revenue for the year ended December 31, 2015 increased $41.1 million, or 11.2%, compared to the year ended December 31, 2014. Our total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2015 increased $40.6 million, or 11.3%, compared to the year ended December 31, 2014. This increase was driven by an increase in Net Package Revenue of $40.1 million, or 13.2%, and an increase in Net Non-package Revenue of $0.4 million, or 0.8%. The increase in Net Package Revenue resulted from an increase in Net Package ADR of $14.95, or 7.2%, partially offset by a decrease in average occupancy of 5.1%, the equivalent of an increase of $1.33, or 0.8%, in Net Package RevPAR.

Our comparable resorts for the year ended December 31, 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed on June 1, 2014 for expansion, renovation and repositioning and reopened on December 10, 2014.

Our total net revenue increase was a result of a $13.2 million increase attributable to our comparable resorts and a $27.3 million increase in net revenue attributable to our non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún).

Results for the year ended December 31, 2014 included $4.6 million of additional package revenue at our resorts in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, net revenue for our comparable resorts for the year ended December 31, 2015 increased $17.8 million compared to the year ended December 31, 2014.

Our comparable resorts experienced a decrease in average occupancy of 1.4% and an increase in Net Package ADR of $9.89, or 4.9%, the equivalent of an increase of $5.65, or 3.1%, in Net Package RevPAR.

Direct Expenses

The following table shows a reconciliation of our direct expenses to net direct expenses for the years ended December 31, 2015 and 2014 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change	% Change
Direct expenses	$247,080	$233,841	$13,239	5.7%
Less: tips	9,021	8,463	558	6.6%

Net direct expenses	$238,059	$225,378	$12,681	5.6%

Our direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Our net direct expenses (which represent total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2015 were $238.1 million, or 59.6% of total net revenue, and $225.4 million, or 62.8% of total net revenue, for the year ended December 31, 2014. Net direct expenses for the year ended December 31, 2015 include $64.4 million of food and beverage expenses, $95.1 million of resort salaries and wages, $25.2 million of utility expenses, $12.4 million of repairs and maintenance expenses, $3.5 million of licenses and property taxes and $28.2 million of other operational expenses. Other operational expenses primarily include $5.1 million of office supplies, $3.8 million of guest supplies, $1.6 million of computer and telephone expenses, $2.8 million of laundry and cleaning expenses, $0.6 million of transportation and travel expenses, $2.8 million of entertainment expenses, $6.2 million of Hyatt fees and $2.5 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2014 include $57.8 million of food and beverage expenses, $85.8 million of resort salaries and wages, $27.6 million of utility expenses, $11.7 million of repairs and maintenance expenses, $4.0 million of licenses and property taxes, and $23.9 million of other operational expenses. Other operational expenses primarily include $3.6 million of office supplies, $2.7 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $0.8 million of transportation and travel expenses, $2.3 million of entertainment expenses, $3.6 million of Hyatt fees, $2.2 million of overbooking expenses and $2.2 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2015 increased $12.7 million, or 5.6%, compared to the year ended December 31, 2014. This increase was a result of a $24.2 million increase in net direct expenses attributable to our non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún), partially offset by an $11.5 million decrease in net direct expenses attributable to our comparable resorts. The increase in net direct expenses was primarily attributable to an increase in resort salaries and wages of $9.3 million, an increase in food and beverage expenses of $6.6 million and an increase in other operational expenses of $4.3 million (all of which were primarily driven by the reopening Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún). These were partially offset by a $3.4 million decrease in incentive and management fees and a $2.4 million decrease in utilities expenses.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2015 increased $8.3 million, or 13.3%, compared to the year ended December 31, 2014. This increase was primarily driven by an increase in advertising expenses of $2.2 million, an increase in professional fees of $6.3 million, an increase in insurance expense of $3.3 million (due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and an increase in corporate personnel costs of $5.4 million. These were partially offset by a decrease in transaction expenses of $7.0 million and a decrease in other corporate expenses of $3.6 million.

Pre-Opening Expenses

Our pre-opening expenses for the year ended December 31, 2015 decreased $3.9 million compared to the year ended December 31, 2014. Pre-opening expenses for the year ended December 31, 2015 consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún. Pre-opening expenses for the year ended December 31, 2015 consisted of expenses incurred only in connection with renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún, as Hyatt Ziva and Hyatt Zilara Rose Hall and Hyatt Ziva Puerto Vallarta reopened for business in the fourth quarter of 2014.

Depreciation and Amortization Expense

Our depreciation and amortization expense for the year ended December 31, 2015 decreased $19.8 million, or 30.0%, compared to the year ended December 31, 2014. This decrease was largely driven by the closure of Dreams Cancún, which closed in April 2014 for expansion, renovation and rebranding into the Hyatt Ziva Cancún. The resort reopened on November 15, 2015, and, therefore, 2015 only includes one full month of depreciation for that resort.

Impairment Loss

We had no impairment loss for the year ended December 31, 2015 compared to an impairment loss of $7.3 million for the year ended December 31, 2014. Impairment loss for the year ended December 31, 2014 represents the impairment recognized at Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile on September 14, 2014, thus leading to the temporary closure of the resort.

Insurance Proceeds

Our insurance proceeds for the year ended December 31, 2015 increased $24.7 million compared to the year ended December 31, 2014. Insurance proceeds for the year ended December 31, 2015 represent business interruption insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015. Insurance proceeds for the year ended December 31, 2015 represent property insurance and business interruption insurance related to Hyatt Ziva Los Cabos and included an additional $0.6 million related to a minor claim at Dreams Punta Cana.

Interest Expense

Our interest expense for the year ended December 31, 2015 increased $8.6 million, or 20.9%, as compared to the year ended December 31, 2014. This increase was primarily attributable to the issuance of an additional $50.0 million of our Senior Notes due 2020 on May 12, 2015 and an increase in the balance outstanding under our Revolving Credit Facility from $25.0 million as of the year ended December 31, 2014 to $50.0 million as of the year ended December 31, 2015.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2015 was $1.8 million, a decrease of $27.3 million compared to the year ended December 31, 2014, during which we reported an income tax benefit of $29.0 million. The decreased income tax benefit in the year ended December 31, 2015 was driven primarily by a $75.2 million increase in net income before tax in 2015, as well as a $25.0 million tax benefit related to the reversal of previously accrued income tax contingencies in the year ended December 31, 2014, which is non-recurring.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2015 increased $11.8 million, or 13.2%, compared to the year ended December 31, 2014. This increase was a result of a $16.0 million increase in Comparable Adjusted EBITDA and partially offset by a $4.2 million decrease in Adjusted EBITDA attributable to our non-comparable resorts. Results for the year ended December 31, 2014 included $4.2 million of additional EBITDA from our resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, Comparable Adjusted EBITDA increased $20.2 million compared to the year ended December 31, 2014.

For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Key Indicators of Financial and Operating Performance

We use a variety of financial and other information to monitor the financial and operating performance of our business. Some of this is financial information prepared in accordance with U.S. GAAP, while other information, though financial in nature, is not prepared in accordance with U.S. GAAP. For reconciliations of non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measure, see “Non-U.S. GAAP Financial Measures.” Our management also uses other information that is not financial in nature, including statistical information and comparative data that are commonly used within the lodging industry to evaluate the financial and operating performance of our portfolio. Our management uses this information to measure the performance of our segments and consolidated portfolio. We use this information for planning and monitoring our business, as well as in determining management and employee compensation. These key indicators include:

•	Net revenue

•	Net Package Revenue

•	Net Non-package Revenue

•	Occupancy

•	Net Package ADR

•	Net Package RevPAR

•	Adjusted EBITDA

•	Comparable Adjusted EBITDA

Net Revenue, Net Package Revenue and Net Non-package Revenue

We derive net revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net revenue is recognized when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized. Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed. Net revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition.

In analyzing our results, our management differentiates between Net Package Revenue and Net Non-package Revenue (as such terms are defined below). Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day. “Net Package Revenue” consists of net revenues derived from all-inclusive packages purchased by our guests. “Net Non-package Revenue” primarily includes net revenue associated with guests’ purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package.

The following table shows a reconciliation of comparable Net Package Revenue, comparable Net Non-package Revenue and comparable net revenue to total revenue for years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	($ in thousands)
Net Package Revenue:
Comparable Net Package Revenue(1)	$350,106	$331,683	$262,159
Non-comparable Net Package Revenue	88,903	12,116	41,508

Total Net Package Revenue	439,009	343,799	303,667

Net Non-package Revenue:
Comparable Net Non-package Revenue	$55,566	$53,406	$45,874
Non-comparable Net Non-package Revenue	14,464	2,119	9,233

Total Net Non-package Revenue	70,030	55,525	55,107

Net revenue:
Comparable total net revenue	$405,672	$385,089	$308,033
Non-comparable net revenue	103,367	14,235	50,741

Total net revenue	509,039	399,324	358,774

Plus: compulsory tips	12,452	9,021	8,463

Total revenue	$521,491	$408,345	$367,237

(1)	See “—Comparable Non-U.S. GAAP Measures” below for a discussion of our comparable metrics.

Occupancy

“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties for a period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.

Net Package ADR

“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.

Net Package RevPAR

“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.

Adjusted EBITDA

We define EBITDA, a non-U.S. GAAP financial measure, as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

•	Other expense, net

•	Impairment loss

•	Management termination fees

•	Pre-opening expenses

•	Transaction expenses

•	Severance expenses

•	Other tax expense

•	Jamaica delayed opening expenses

•	Insurance proceeds

•	Amortization of share-based compensation

We believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense, net, and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, impairment losses, such as those resulting from hurricane damage, and related revenue from insurance policies, other than business interruption insurance policies, as well as expenses incurred in connection with closing or reopening resorts that undergo expansions or renovations, are infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by the Playa Board and management. In addition, the compensation committee of the Playa Board determines the annual variable compensation for certain members of our management based, in part, on Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by the Playa Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.

Adjusted EBITDA is not a substitute for net income (loss) or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this prospectus.

For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) as computed under U.S. GAAP, see “Non-U.S. GAAP Financial Measures.”

Comparable Non-U.S. GAAP Measures

We believe that presenting Adjusted EBITDA, total net revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or reopenings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, comparable total net revenue, comparable Net Package Revenue and comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period. For the year ended December 31, 2016 compared to the year ended December 31, 2015, our non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015. For the year ended December 31, 2015 compared to December 31, 2014, our non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed in December 2013 for expansion, renovation and repositioning and reopened on December 10, 2014.

Segment Results

Years Ended December 31, 2016 and 2015

We evaluate our business segment operating performance using segment net revenue and segment Adjusted EBITDA. The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015	Change	% Change
Net revenue:		($ in thousands)
Yucatán Peninsula	$248,958	$204,294	$44,664	21.9%
Pacific Coast	75,340	26,588	48,752	183.4%
Caribbean Basin	184,709	168,311	16,398	9.7%

Segment net revenue	509,007	399,193	109,814	27.5%
Other	32	131	(99)	(75.6)%

Total net revenue	$509,039	$399,324	$109,715	27.5%

	Year Ended December 31,
	2016	2015	Change	% Change
Adjusted EBITDA:		($ in thousands)
Yucatán Peninsula	$108,946	$82,466	$26,480	32.1%
Pacific Coast	25,851	8,248	17,603	213.4%
Caribbean Basin	50,465	35,634	14,831	41.6%

Segment Adjusted EBITDA	185,262	126,348	58,914	46.6%
Other corporate—unallocated	(30,593)	(24,667)	(5,926)	24.0%

Total Adjusted EBITDA	$154,669	$101,681	$52,988	52.1%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 14, “Segment information,” to our consolidated financial statements included on page F-50 of this Form S-1for more information.

Yucatán Peninsula

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Yucatán Peninsula segment for the years ended December 31, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	86.3%	86.8%	(0.5	)pts	(0.6)%
Net Package ADR	$254.50	$248.68	$5.82		2.3%
Net Package RevPAR	219.63	215.85	3.78		1.8%

	($ in thousands)
Net Package Revenue	$218,663	$176,671	$41,992		23.8%
Net Non-package Revenue	30,295	27,623	2,672		9.7%
Total net revenue	248,958	204,294	44,664		21.9%
Adjusted EBITDA	$8,946	$82,466	$26,480		32.1%

Comparable Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	88.8%	88.2%	0.6	pts	0.7%
Net Package ADR	$246.32	$247.39	$(1.07)		(0.4)%
Net Package RevPAR	218.73	218.20	0.53		0.2%

	($ in thousands)
Net Package Revenue	$174,007	$172,990	$1,017		0.6%
Net Non-package Revenue	24,493	27,163	(2,670)		(9.8)%
Total net revenue	198,500	200,153	(1,653)		(0.8)%
Comparable Adjusted EBITDA	$92,620	$81,684	$10,936		13.4%

Segment Total Net Revenue. Our net revenue for the year ended December 31, 2016 increased $44.7 million, or 21.9%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva Cancún, which accounted for a $46.4 million increase in net revenue compared to the year ended December 31, 2015. The remaining resorts recorded a decrease of $1.7 million, or 0.8%, compared to the year ended December 31, 2015. This was primarily attributable to a large decrease in occupancy at our two resorts in Playa del Carmen during the first quarter of 2016 caused by fewer bookings from major tour operators.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $26.5 million, or 32.1%, compared to the year ended December 31, 2015. This increase was due to a $15.6 million increase in Adjusted EBITDA related to the reopening of Hyatt Ziva Cancún. The remaining resorts had Adjusted EBITDA of $92.6 million, an increase of $10.9 million, or 13.4%, compared to the year ended December 31, 2015.

Pacific Coast

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-Package Revenue, total net revenue and Adjusted EBITDA for our Pacific Coast segment for the years ended December 31, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	70.5%	53.7%	16.8	pts	31.3%
Net Package ADR	$267.50	$219.89	$47.61		21.7%
Net Package RevPAR	188.59	118.08	70.51		59.7%

	($ in thousands)
Net Package Revenue	$63,882	$22,943	$40,939		178.4%
Net Non-package Revenue	11,458	3,645	7,813		214.3%
Total net revenue	75,340	26,588	48,752		183.4%
Adjusted EBITDA	$25,851	$8,248	$17,603		213.4%

Comparable Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	70.2%	57.3%	12.9	pts	22.5%
Net Package ADR	$228.22	$206.99	$21.23		10.3%
Net Package RevPAR	160.21	118.61	41.60		35.1%

	($ in thousands)
Net Package Revenue	$19,635	$14,508	$5,127		35.3%
Net Non-package Revenue	2,796	1,986	810		40.8%
Total net revenue	22,431	16,494	5,937		36.0%
Comparable Adjusted EBITDA	$6,866	$2,199	$4,667		212.2%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2016 increased $48.8 million, or 183.4%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva Los Cabos in September 2015, which resulted in a $42.9 million increase in net revenue compared to the year ended December 31, 2015. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $5.9 million, or 36.0%, compared to the year ended December 31, 2015. This was primarily attributable to an increase in occupancy and Net Package ADR.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $17.6 million, or 213.4%, compared to the year ended December 31, 2015. This increase was due to a $12.9 million increase in Adjusted EBITDA related to the newly-opened Hyatt Ziva Los Cabos. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $6.9 million, an increase of $4.7 million, or 212.2%, compared to the year ended December 31, 2015.

Caribbean Basin

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our

Caribbean Basin segment for the years ended December 31, 2016 and 2015 for the total segment portfolio. As the properties in the Caribbean Basin were owned and operated during the entirety of the periods shown, the total segment portfolio and comparable segment portfolio statistics are identical, and as such, no comparable data is needed.

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	79.6%	80.5%	(0.9	)pts	(1.1)%
Net Package ADR	$215.17	$196.60	$18.57		9.4%
Net Package RevPAR	171.28	158.26	13.02		8.2%

	($ in thousands)
Net Package Revenue	$156,464	$144,185	$12,279		8.5%
Net Non-package Revenue	28,245	24,126	4,119		17.1%
Total net revenue	184,709	168,311	16,398		9.7%
Adjusted EBITDA	$50,465	$35,634	$14,831		41.6%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2016 increased $16.4 million, or 9.7%, compared to the year ended December 31, 2015. This increase was primarily due to the performance of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $11.9 million increase in net revenue compared to the year ended December 31, 2015. The remaining resorts in the Dominican Republic recorded an increase of $4.5 million compared to the year ended December 31, 2015. This was primarily attributable to an increase in Net Package ADR at these resorts.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $14.8 million, or 41.6%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $12.0 million increase in Adjusted EBITDA compared to the year ended December 31, 2015. The remaining resorts in the Dominican Republic had Adjusted EBITDA of $37.9 million, an increase of $2.8 million compared to the year ended December 31, 2015.

Years Ended December 31, 2015 and 2014

The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2015 and 2014:

	Year Ended December 31
	2015	2014	Change	% Change
	($ in thousands)
Net revenue:
Yucatán Peninsula	$204,294	$206,076	$(1,782)	(0.9)%
Pacific Coast	26,588	37,290	(10,702)	(28.7)%
Caribbean Basin	168,311	115,094	53,217	46.2%

Segment net revenue	399,193	358,460	40,733	11.4%
Other	131	314	(183)	(58.3)%

Total net revenue	$399,324	$358,774	$40,550	11.3%

	Year Ended December 31
	2015	2014	Change	% Change
	($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$82,466	$66,493	$15,973	24.0%
Pacific Coast	8,248	9,877	(1,629)	(16.5)%
Caribbean Basin	35,634	31,353	4,281	13.7%

Segment Adjusted EBITDA	126,348	107,723	18,625	17.3%
Other corporate—unallocated	(24,667)	(17,890)	(6,777)	37.9%

Total Adjusted EBITDA	$101,681	$89,833	$11,848	13.2%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 14, “Segment information,” to our consolidated financial statements included on Page F-50 of this Form S-1 for more information.

Yucatán Peninsula

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Yucatán Peninsula segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	86.8%	90.0%	(3.2	)pts	(3.6)%
Net Package ADR	$248.68	$232.88	$15.80		6.8%
Net Package RevPAR	215.85	209.59	6.26		3.0%

	($ in thousands)
Net Package Revenue	$176,671	$175,286	$1,385		0.8%
Net Non-package Revenue	27,623	30,790	(3,167)		(10.3)%
Total net revenue	204,294	206,076	(1,782)		(0.9)%
Adjusted EBITDA	$82,466	$66,493	$15,973		24.0%

Comparable Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	88.2%	90.2%	(2.0	)pts	(2.2)%
Net Package ADR	$247.39	$232.95	$14.44		6.2%
Net Package RevPAR	218.20	210.12	8.08		3.8%

	($ in thousands)
Net Package Revenue	$172,990	$166,235	$6,755		4.1%
Net Non-package Revenue	27,163	27,814	(651)		(2.3)%
Total net revenue	200,153	194,049	6,104		3.1%
Comparable Adjusted EBITDA	$81,684	$63,138	$18,546		29.4%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 decreased $1.8 million, or 0.9%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of

Dreams Cancún, which closed in May 2014 for renovation, conversion and expansion into the Hyatt Ziva brand, and reopened in November 2015, and resulted in a $7.9 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $6.1 million, or 3.1%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR, partially offset by a decrease in occupancy.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 increased $16.0 million, or 24.0%, compared to the year ended December 31, 2014. This increase was primarily due to increases in Net Package ADR and management’s ability to cut operational costs and a $2.5 million decrease in Adjusted EBITDA related to Dreams Cancún, which closed in May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand. The remaining resorts had Adjusted EBITDA of $81.7 million, an increase of $18.5 million, or 29.4%, compared to the year ended December 31, 2014.

Pacific Coast

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Pacific Coast segment for the years ended December 31, 2015 and 2014 for the total segment portfolio. Both of our properties in the Pacific Coast segment are considered non-comparable for the years ended December 31, 2015 and 2014 as they were closed during a part of either or both of these periods. As such, there are no comparable segment portfolio statistics.

Total Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	53.7%	65.1%	(11.4	)pts	(17.5)%
Net Package ADR	$219.89	$235.29	$(15.40)		(6.5)%
Net Package RevPAR	118.08	153.17	(35.09)		(22.9)%

	($ in thousands)
Net Package Revenue	$22,943	$31,133	$(8,190)		(26.3)%
Net Non-package Revenue	3,645	6,157	(2,512)		(40.8)%
Total net revenue	26,588	37,290	(10,702)		(28.7)%
Adjusted EBITDA	$8,248	$9,877	$(1,629)		(16.5)%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 decreased $10.7 million, or 28.7%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile, which resulted in an $18.1 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $7.4 million, or 82.2%, compared to the year ended December 31, 2014. This was primarily attributable to the resort being open for the full period in 2015.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 decreased $1.6 million, or 16.5%, compared to the year ended December 31, 2014. Hyatt Ziva Los Cabos reported Adjusted EBITDA of $6.1 million, a decrease of $0.5 million compared to the prior year. Adjusted EBITDA for 2015 at Hyatt Ziva Los Cabos included $8.3 million of pre-opening expense, which was offset by $12.7 million of business interruption insurance proceeds as well as contribution from the resort’s operations following its reopening in September 2015. Adjusted EBITDA for 2014 at Hyatt Ziva Los Cabos included $3.4 million of pre-opening expense, which was partially offset by $3.0 million of business interruption insurance proceeds as well as contribution from the resort’s operations before closing in September 2014 after sustaining damage from

Hurricane Odile. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $2.2 million, a decrease of $1.1 million, or 33.4%, compared to the year ended December 31, 2014. This decrease was primarily attributable to the delayed reopening of the resort in December 2014.

Caribbean Basin

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Caribbean Basin segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	80.5%	86.3%	(5.8	)pts	(6.7)%
Net Package ADR	$196.60	$167.35	$29.25		17.5%
Net Package RevPAR	158.26	144.42	13.84		9.6%

	($ in thousands)
Net Package Revenue	$144,185	$97,248	$46,937		48.3%
Net Non-package Revenue	24,126	17,846	6,280		35.2%
Total net revenue	168,311	115,094	53,217		46.2%
Adjusted EBITDA	$35,634	$31,353	$4,281		13.7%

Comparable Portfolio

	Year Ended December 31
	2015	2014	Change		% Change
Occupancy	86.2%	86.9%	(0.7	)pts	(0.8)%
Net Package ADR	$173.52	$167.26	$6.26		3.7%
Net Package RevPAR	149.57	145.35	4.22		2.9%

	($ in thousands)
Net Package Revenue	$102,444	$95,924	$6,520		6.8%
Net Non-package Revenue	18,487	17,746	741		4.2%
Total net revenue	120,931	113,670	7,261		6.4%
Comparable Adjusted EBITDA	$35,057	$30,778	$4,279		13.9%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 increased $53.2 million, or 46.2%, compared to the year ended December 31, 2014. This increase was primarily due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a $46.0 million increase in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $7.2 million, or 6.4%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR at Dreams Palm Beach and Dreams Punta Cana and an increase in occupancy at Dreams La Romana.

As previously mentioned, results for the year ended December 31, 2015 included $4.6 million of additional package revenue from our resorts located in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, total net revenue for the year ended December 31, 2015 at our resorts in the Caribbean increased $57.8 million compared to the year ended December 31, 2015.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 increased $4.3 million, or 13.7%, compared to the year ended December 31, 2014. This increase was partially due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a minimal increase in Adjusted EBITDA compared to the year ended December 31, 2014. The remaining resorts had Adjusted EBITDA of $35.1 million, an increase $4.3 million, or 13.9%, compared to the year ended December 31, 2014.

As previously mentioned, results for the year ended December 31, 2015 included $4.2 million of additional EBITDA from our resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, Adjusted EBITDA for the year ended December 31, 2015 at our resorts in the Caribbean increased $8.5 million compared to the year ended December 31, 2015.

Non-U.S. GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)

The following is a reconciliation of our U.S. GAAP net income to EBITDA and Adjusted EBITDA for the years ended December 31, 2016, 2015, and 2014: ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Net income (loss)	$20,216	$9,711	$(38,216)
Interest expense	54,793	49,836	41,210
Income tax provision (benefit)	4,232	(1,755)	(29,036)
Depreciation and amortization	52,744	46,098	65,873

EBITDA	$131,985	$103,890	$39,831
Other expense, net (a)	5,819	2,128	10,777
Impairment loss (b)	—	—	7,285
Management termination fees (c)	—	—	340
Pre-opening expense (d)	—	4,105	12,880
Transaction expense (e)	16,538	5,353	12,347
Severance expense (f)		—	2,914
Other tax expense (g)	675	1,949	1,190
Jamaica delayed opening accrual (h)	—	(1,458)	2,269
Insurance proceeds (i)	(348)	(14,286)	—

Adjusted EBITDA	$154,669	$101,681	$89,833

Less: Non-Comparable Adjusted EBITDA	(35,312)	(6,831)	(13,807)

Comparable Adjusted EBITDA (j)	$119,357	$94,850	$76,026

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.
(b)	Impairment loss attributable to Hyatt Ziva Los Cabos following Hurricane Odile.
(c)	Represents expenses incurred in connection with terminating the third-party management contracts pursuant to which our resorts located in Los Cabos, Cancún and Puerto Vallarta were previously managed.
(d)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.
(e)	Represents expenses incurred in connection with corporate initiatives, such as: the redesign and build-out of our internal controls; other capital raising efforts; and strategic initiatives, such as possible expansion into new markets. We eliminate these expenses from Adjusted EBITDA because they are not attributable to our core operating performance.

(f)	Represents expenses incurred in connection with the termination of employees at Dreams Cancún (now Hyatt Ziva Cancún) and Dreams Puerto Vallarta (now Hyatt Ziva Puerto Vallarta) in connection with the closure of these resorts for renovations in May 2014.
(g)	Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax expense we eliminate from our calculation of EBITDA.
(h)	Represents an expense accrual recorded in 2014 related to our future stay obligations provided to guests affected by the delayed reopening of Hyatt Ziva and Hyatt Zilara Rose Hall. The reversal of this accrual occurred throughout 2015.
(i)	Represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. The business interruption insurance proceeds associated with Hurricane Odile were offset by the expenses incurred while Hyatt Ziva Los Cabos was closed and are included in net income (loss).
(j)	Excludes Adjusted EBITDA contribution from Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the year ended December 31, 2016 and 2015. Excludes Adjusted EBITDA contribution from Hyatt Ziva Puerto Vallarta, Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the year ended December 31, 2014.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations, and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Inflation

Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit our ability to raise room rates to fully offset inflationary cost increases.

Liquidity and Capital Resources

Our primary short-term cash needs are paying operating expenses, maintaining our resorts, servicing of our outstanding indebtedness and funding any ongoing expansion, renovation, repositioning and rebranding projects. As of December 31, 2016, we had $62.5 million of scheduled contractual obligations due within one year.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our Revolving Credit Facility. We had cash and cash equivalents of $33.5 million as of December 31, 2016, compared to $35.5 million as of December 31, 2015 (excluding $9.7 million and $6.4 million of restricted cash at December 31, 2016 and 2015, respectively). As of December 31, 2016, there was no amount outstanding under our Revolving Credit Facility. When assessing liquidity, we also consider the availability of cash resources held within local business units to meet our strategic needs.

Long-term liquidity needs may include existing and future property expansions, renovations, repositioning and rebranding projects, potential acquisitions and the repayment of indebtedness. As of December 31, 2016, our total debt obligations were $837.8 million (which represents the principal amounts outstanding under our Secured Credit Facility, Term Loan and Senior Notes due 2020 and excludes a $0.8 million issuance discount on our Term Loan, a $4.1 million issuance premium on our Senior Notes due 2020 and $12.8 million of unamortized debt issuance costs). On April 27, 2017, we redeemed $115 million in aggregate principal amount of our Senior Notes due 2020 with a portion of the proceeds from the Senior Secured Credit Facility. In addition to the sources available for short-term needs, we may use equity or debt issuances or proceeds from the potential disposal of assets to meet these long-term needs.

In an effort to maintain sufficient liquidity, our cash flow projections and available funds are discussed with the Playa Board and we consider various ways of developing our capital structure and seeking additional sources of liquidity if needed. The availability of additional liquidity options will depend on the economic and financial environment, our credit, our historical and projected financial and operating performance and continued compliance with financial covenants. As a result of possible future economic, financial and operating declines, possible declines in our creditworthiness and potential non-compliance with financial covenants, we may have less liquidity than anticipated, fewer sources of liquidity than anticipated, less attractive financing terms and less flexibility in determining when and how to use the liquidity that is available.

Financing Strategy

In addition to our Revolving Credit Facility, we intend to use other financing sources that may be available to us from time to time, including financing from banks, institutional investors or other lenders, such as bridge loans, letters of credit, joint ventures and other arrangements. Future financings may be unsecured or may be secured by mortgages or other interests in our assets. In addition, we may issue publicly or privately placed debt or equity securities. When possible and desirable, we will seek to replace short-term financing with long-term financing. We may use the proceeds from any financings to refinance existing indebtedness, to finance resort projects or acquisitions or for general working capital or other purposes.

Our indebtedness may be recourse, non-recourse or cross-collateralized and may be fixed rate or variable rate. If the indebtedness is non-recourse, the obligation to repay such indebtedness will generally be limited to the particular resort or resorts pledged to secure such indebtedness. In addition, we may invest in resorts subject to existing loans secured by mortgages or similar liens on the resorts, or may refinance resorts acquired on a leveraged basis.

Cash Flows

The following table summarizes our net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with our consolidated statements of cash flows and accompanying notes thereto included in this prospectus.

	Year Ended December 31,
	2016	2015	2014
	($ in thousands)
Net cash provided by operating activities	$78,538	$30,799	$3,715
Net cash used in investing activities	(24,671)	(104,147)	(116,462)
Net cash (used in) provided by financing activities	(55,815)	69,662	68,447

Net Cash Provided by Operating Activities

Our net cash from operating activities is generated primarily from operating income from our resorts. For the years ended December 31, 2016, 2015, and 2014, our net cash provided by operating activities totaled $78.5 million, $30.8 million, and $3.7 million respectively. Net income of $20.2 million for the year ended December 31, 2016 included significant non-cash expenses, including $52.7 million of depreciation and amortization, which increased $6.6 million compared to the depreciation and amortization expense for the year ended December 31, 2015.

Activity for the year ended December 31, 2016:

•	Transaction expenses of $16.5 million

•	Increase in interest expense of $5.0 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016

Activity for the year ended December 31, 2015:

•	Pre-opening expenses of $12.4 million associated with the Hyatt Ziva Los Cabos and Hyatt Ziva Cancún projects

•	Transaction expenses of $5.4 million

•	Increase in interest expense of $8.6 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015 and an increase in amounts outstanding under the Revolving Credit Facility

Activity for the year ended December 31, 2014:

•	Pre-opening expenses of $16.3 million associated with the Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún projects

•	Transaction expenses of $12.3 million

•	Severance expenses of $2.9 million

Net Cash Used in Investing Activities

For the years ended December 31, 2016, 2015, and 2014, our net cash used in investing activities was $24.7 million, $104.1 million, and $116.5 million, respectively.

Activity for the year ended December 31, 2016:

•	Capital expenditures of $19.3 million

•	Changes in restricted cash of $5.6 million

•	Insurance proceeds of $0.5 million

Activity for the year ended December 31, 2015:

•	Capital expenditures of $119.7 million, primarily related to renovations completed at Hyatt Ziva Cancún and Hyatt Ziva Los Cabos

•	Insurance proceeds of $15.9 million

Activity for the year ended December 31, 2014:

•	Sale of airplane acquired in connection with our acquisition of Real Resorts for $5.5 million

•	Changes in restricted cash of $6.4 million

•	Capital expenditures of $131.5 million, primarily related to renovations completed at Hyatt Ziva Puerto Vallarta, Hyatt Ziva Cancún, and Hyatt Ziva and Hyatt Zilara Rose Hall

Capital Expenditures

We maintain each of our properties in good repair and condition and in conformity with applicable laws and regulations, franchise agreements and management agreements. Routine capital expenditures are administered by us and a third party property management company. However, we have approval rights over capital expenditures as part of the annual budget process for each of our properties managed by a third party. From time to time, certain of our resorts may be undergoing renovations as a result of our decision to upgrade portions of the resorts, such as guestrooms, public space, meeting space, gyms, spas and/or restaurants, in order to better compete with other hotels in our markets. The following table summarizes our capital expenditures for the years ended December 31, 2016, 2015, and 2014:

	Year Ended December 31,
	2016	2015	2014
Development Capital Expenditures
Hyatt Ziva Cancún	$—	$65,139	$15,613
Hyatt Ziva Los Cabos	—	37,198	7,422
Hyatt Ziva and Hyatt Zilara Rose Hall	—	6,193	81,071

Total Development Capital	—	108,530	104,106

Maintenance Capital Expenditures(1)	19,262	11,174	27,405

Total Capital Expenditures	$19,262	$119,704	$131,511

(1)	Our maintenance capital expenditures are cash expenditures made to extend the service life or increase capacity of our assets (including expenditures for the replacement, improvement or expansion of existing capital assets). These maintenance capital expenditures differ from ongoing repair and maintenance expense items which do not in our judgment extend the service life or increase the capacity of assets and are charged to expense as incurred. Typically, maintenance capital expenditures equate to roughly 3% to 4% of total net revenue.

Net Cash (Used in) Provided by Financing Activities

For the year ended December 31, 2016, our net cash used by financing activities was $55.8 million. For the years ended December 31, 2015 and 2014, our net cash provided by financing activities was $69.7 million and $68.4 million, respectively.

Activity for the year ended December 31, 2016:

•	The issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016, from which we received proceeds of $50.5 million

•	Repayments of borrowings on the Revolving Credit Facility of $50.0 million

•	The redemption of 4,227,100 cumulative redeemable preferred shares at $8.40 per share on October 14, 2016 for which we paid $35.5 million in face value and $14.5 million of associated PIK dividends

•	Principal payments on the Term Loan of $3.8 million

•	Payments of deferred consideration to the BD Real Shareholder in connection with our Predecessor’s formation transactions of $2.5 million

Activity for the year ended December 31, 2015:

•	The issuance of an additional $50.0 million of our Senior Notes due 2020 on May 12, 2015, from which we received proceeds of $51.5 million

•	Proceeds from borrowings on our Revolving Credit Facility (net of repayments) of $25.0 million

•	Principal payments on our Term Loan of $3.8 million

Activity for the year ended December 31, 2014:

•	The issuance of $75.0 million of our Senior Notes due 2020, from which we received proceeds of $79.1 million

•	Proceeds from borrowings on our Revolving Credit Facility (net of repayments) of $25.0 million

•	Repurchase of ordinary shares for $23.1 million from two of our smaller financial investors

•	Debt modification costs associated with the re-pricing of our Term Loan of $4.7 million

•	Principal payments on our Term Loan of $3.8 million

Dividends

We may only pay dividends to our shareholders if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our articles of association.

Any amount remaining out of the profit is carried to reserve as the Playa Board determines. After reservation by the Playa Board of any profit, the profits which are not required to be maintained by Dutch law or by our articles of association may be declared by the shareholders, but only at the proposal of the Playa Board. The Playa Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders at a General Meeting. However, payments of dividends are restricted by our Indenture and Senior Secured Credit Facility. See “—Senior Secured Credit Facility.” No cash dividends were paid during the years ended December 31, 2016, 2015, and 2014. We do not plan on paying cash dividends on our ordinary shares in the foreseeable future.

Our Predecessor could not pay any dividends on its ordinary shares until any accumulated and unpaid dividends on its preferred shares had been paid in full, to the extent any of our Predecessor’s preferred shares were outstanding. Our Predecessor’s preferred shares accumulated dividends at a rate of 12% per annum (payable in preferred shares), compounded quarterly, on each January 15, April 15, July 15 and October 15. On March 11, 2017, we purchased all outstanding preferred shares of our Predecessor and all such preferred shares have been canceled and no preferred shares remain outstanding.

Senior Secured Credit Facility

On August 9, 2013, we entered into our senior secured credit facility, which consisted of a term loan of $375.0 million, which was scheduled to mature on August 9, 2019, and a revolving credit facility of $50.0 million, which was scheduled to mature on August 9, 2018. On April 27, 2017, we amended and restated our existing Senior Secured Credit Facility, consisting of a new $530.0 million term loan priced at 99.75% of the principal amount which matures on April 27, 2024 and a revolving credit facility with a maximum aggregate borrowing capacity of $100.0 million which matures on April 27, 2022. The maturity date with respect to the Revolving Credit Facility and Term Loan are subject to an earlier maturity date (the “Springing Maturity Date”) if on the date that is 91 days prior to August 15, 2020 (the final maturity date of our Senior Notes due 2020), either the outstanding principal amount of the Senior Notes due 2020 is greater than or equal to $25 million or, if less than $25 million, we are unable to demonstrate that we have sufficient liquidity to repay such outstanding principal amount without causing our liquidity to be less than $50 million. The borrower under our Senior Secured Credit Facility is our wholly owned subsidiary Playa Resorts Holding B.V.

The proceeds received from the Term Loan were used to repay our existing term loan and $115.0 million of our Senior Notes due 2020. The repayment of our existing term loan and partial repayment of our Senior Notes due 2020 will be accounted for as an extinguishment of debt and is estimated to result in a loss of $12.8 million.

Revolving Credit Facility

Our Revolving Credit Facility, which permits us to borrow up to a maximum aggregate principal amount of $100.0 million, matures on April 27, 2022 (subject to the Springing Maturity Date) and bears interest at variable interest rates that are either based on London Interbank Offered Rates (“LIBOR”) or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each. We are required to pay a commitment fee ranging from 0.25% to 0.5% per annum (depending on the level of our consolidated secured leverage ratio in effect from time to time) on the average daily undrawn balance.

Term Loan

We borrowed the full $530.0 million available under our Term Loan on April 27, 2017. We received net proceeds of approximately $33.0 million from our Term Loan after refinancing our existing senior secured credit facility and a portion of our Senior Notes due 2020, deducting a debt issuance discount of $1.325 million and unamortized debt issuance costs of approximately $7.1 million. The unamortized debt issuance costs are accreted on an effective interest basis over the term of our Term Loan.

The Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless we elect to use the ABR Rate).

Our Term Loan requires quarterly payments of principal equal to 0.25% of the $530.0 million original principal amount on the last business day of each March, June, September and December. The remaining unpaid amount of our Term Loan is due and payable at maturity on April 27, 2024 (subject to the Springing Maturity Date).

Senior Notes due 2020

On August 9, 2013, our wholly-owned subsidiary Playa Resorts Holding B.V. issued $300.0 million of our Senior Notes due 2020. Interest on our Senior Notes due 2020 is payable semi-annually in arrears on February 15 and August 15 of each year. We received net proceeds of approximately $290.1 million after deducting unamortized debt issuance costs of $9.9 million. The net proceeds were used in connection with our Formation Transactions, to fund general working capital requirements and for general corporate purposes.

On February 14, 2014, we issued an additional $75.0 million of our Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 105.5% of their principal amount, and we received net proceeds of approximately $79.1 million before deducting unamortized debt issuance costs of $2.3 million.

On May 11, 2015, we issued an additional $50.0 million of our Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 103% of their principal amount and we received net proceeds of approximately $51.5 million before deducting unamortized debt issuance costs of $0.6 million. The net proceeds of the February 14, 2014 and May 11, 2015 issuances were primarily used in connection with the expansion, renovation, repositioning and rebranding of our Hyatt Ziva Cancún resort, and the remaining net proceeds were used for general corporate purposes, including fees and expenses.

On October 4, 2016, we issued an additional $50.0 million of the Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 101% of their principal amount and we received net proceeds of approximately $50.5 million before deducting unamortized debt issuance costs of less than $0.1 million. The net proceeds of the October 4, 2016 issuance were used to redeem 4,227,100 of our Predecessor’s outstanding Preferred Shares at $8.40 per share for $35.5 million in face value and we paid $14.5 million of associated PIK dividends.

On April 27, 2017, we redeemed $115.0 million in aggregate principal amount of our Senior Notes due 2020 with a portion of the proceeds from the Senior Secured Credit Facility. Following the redemption, $360.0 million in aggregate principal amount of our Senior Notes due 2020 remained outstanding.

Our Senior Notes due 2020 mature on August 15, 2020 and bear interest at 8.00% per year, payable semi-annually in arrears on February 15 and August 15 of each year. As of December 31, 2016, the aggregate outstanding principal amount of our Senior Notes due 2020 was $475.0 million.

At any time, we may redeem some or all of our Senior Notes due 2020 at the applicable redemption rate set forth below plus accrued and unpaid interest (if any):

Year of Redemption	Redemption Rate%
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

Our Senior Notes due 2020 are senior unsecured obligations of our wholly-owned subsidiary Playa Resorts Holding B.V. and rank equally with all other senior unsecured indebtedness of Playa Resorts Holding B.V. Our Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including our Senior Secured Credit Facility. We were in compliance with all applicable covenants under the indenture governing our Senior Notes due 2020 as of December 31, 2016, 2015, and 2014.

Transaction Closing

On March 11, 2017, the transactions contemplated by the Transaction Agreement were consummated resulting in Playa Hotels & Resorts N.V. having 103,464,186 shares outstanding with a par value of € 0.10 per share. As a result, we received an additional $78.9 million in cash and redeemed all outstanding preferred shares of our Predecessor as well as all associated paid-in-kind dividends ($353.9 million in total). The additional capital will be used for general corporate purposes.

Contractual Obligations

The following table sets forth our obligations and commitments to make future payments under contracts and contingent commitments as of December 31, 2016:

	Interest Rate	Less than 1 Year	Due in 1 to 3 years	Due in 3 to 5 years	Due in Over 5 years	Total
	(%)	($ in thousands)
Revolving Credit Facility (1)	4.74% - 5.29%	$250	$146	$—	$—	$396
Term Loan (2)	4.00% - 5.33%	19,002	390,135	—	—	409,137
Senior Notes due 2020 (3)	8.00%	40,356	76,000	498,750	—	615,106
Deferred consideration (4)	4.63% - 5.00%	1,862	—	—	—	1,862
Operating lease obligations		1,003	1,454	1,022	625	4,104

Total Contractual Obligations		$62,473	$467,735	$499,772	$625	$1,030,605

(1)	The interest rate on our Revolving Credit Facility is LIBOR plus 375 basis points with no LIBOR floor. LIBOR was calculated using the average forecasted one-month forward-looking LIBOR curve for each respective period.
(2)	The interest rate on our Term Loan is LIBOR plus 300 basis points with a 1% LIBOR floor. LIBOR was calculated using the average forecasted three-month forward-looking LIBOR curve for each respective period.
(3)	Includes the additional $50.0 million of Senior Notes due 2020 issued in the fourth quarter of 2016. Also includes $115.0 million of Senior Notes due 2020 that were redeemed on April 27, 2017.
(4)	Playa H&R Holdings B.V., a subsidiary of ours, agreed to make payments of $1.1 million per quarter to the BD Real Shareholder through the quarter ending September 30, 2017.

Off Balance Sheet Arrangements

We had no off balance sheet arrangements for the years ended December 31, 2016, 2015 and 2014.

Qualitative and Quantitative Disclosures about Market Risk

In the normal course of operations, we are exposed to interest rate risk and foreign currency risk which may impact future income and cash flows.

Interest Rate Risk

The risk from market interest rate fluctuations mainly affects long-term debt bearing interest at a variable interest rate. We may use derivative financial instruments to manage exposure to this risk. We currently do not have any interest rate swaps or similar derivative instruments. As of December 31, 2016, approximately 43% of our outstanding indebtedness bore interest at floating rates and approximately 57% bore interest at fixed rates. If market rates of interest on our floating rate debt were to increase by 1.0%, the increase in interest expense on our floating rate debt would decrease our future earnings and cash flows by approximately $3.6 million annually, assuming there was no amount outstanding under our Revolving Credit Facility. If market rates of interest on our floating rate debt were to decrease, our interest expense on floating rate debt would remain unchanged as our Term Loan contains a LIBOR floor of 1.00%.

As of December 31, 2015, approximately 50% of our outstanding indebtedness bore interest at floating rates and approximately 50% bore interest at fixed rates. If market rates of interest on our floating rate debt would have increased by 1.0%, or 100 basis points, the increase in interest expense on floating rate debt would have decreased future earnings and cash flows by approximately $4.2 million annually, assuming the balance outstanding on the revolving credit facility remained at $50.0 million. If market rates of interest on our floating rate debt would have decreased, our interest expense on floating rate debt would have remained unchanged as our Term Loan contains a LIBOR floor of 1.00%.

Foreign Currency Risk

We are exposed to exchange rate fluctuations because all of our resort investments are based in locations where the local currency is not the U.S. dollar, which is our reporting currency. For the year ended December 31, 2016 approximately 3% of our revenues were denominated in currencies other than the U.S. dollar. As a result, our revenues reported on our consolidated statements of operations and comprehensive income (loss) are affected by movements in exchange rates.

Approximately 72% of our operating expenses for the year ended December 31, 2016 were denominated in the local currencies in the countries in which we operate. As a result, our operating expenses reported on our consolidated statements of operations and comprehensive income (loss) are affected by movements in exchange rates.

The foreign currencies in which our expenses are primarily denominated are the Mexican Peso, Dominican Peso and the Jamaican Dollar. The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $8.9 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $3.6 million. The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican Dollar-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $1.9 million.

The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at December 31, 2015 would have impacted our net income before tax by approximately $6.2 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at December 31, 2015 would have impacted our net income before tax by approximately $3.8 million.

The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican Dollar-denominated expenses at December 31, 2015 would have impacted our net income before tax by approximately $2.1 million.

At this time, we do not have any outstanding derivatives or other financial instruments designed to hedge our foreign currency exchange risk.

Critical Accounting Policies and Estimates

Our consolidated financial statements included herein have been prepared in accordance with U.S. GAAP. All significant accounting policies are disclosed in the notes to our consolidated financial statements.

Below is a discussion of certain critical accounting policies that require us to exercise business judgment or make significant estimates. We believe the following are our critical accounting policies.

Use of Estimates

The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

We evaluate our estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to our Consolidated Financial Statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Foreign Currency

Our reporting currency is the U.S. dollar. We have determined that the U.S. dollar is the functional currency of all of our international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating our tax liability in certain foreign jurisdictions, we index our depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax (expense) benefit line of the Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within other expense, net.

We recognized a foreign currency loss of $6.4 million, $3.0 million, and $1.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Business Combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which we obtain operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Property, plant and equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, we capitalize soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Total capitalized soft costs were $0.3 million, $15.0 million and $15.0 million for the years ended December 31, 2016, 2015, and 2014 respectively. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income Taxes

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of these Consolidated Financial Statements, our income tax provision was calculated on a separate return basis as though we had filed our tax returns in the applicable jurisdictions in which we operate.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. We provide a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

We have only recorded financial statement benefits for tax positions which we believe are more likely than not to be sustained upon settlement with a taxing authority. We have established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in our Consolidated Financial Statements or tax returns, including the application of the more likely than not criteria. We recognize interest and penalties associated with our uncertain tax benefits as a component of income tax provision.

Commitments and contingencies

We are subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. We record an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred we provide disclosure of such contingencies. See Note 8, “Commitments and contingencies,” to our consolidated financial statements included on page F-41 of this Form S-1 for more information.

Goodwill

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. We completed our most recent annual impairment assessment for our goodwill as of July 1, 2016 and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

Impairment of definite lived assets

Assets that are subject to amortization (i.e., property, plant and equipment and definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. We evaluate the recoverability of each of our long-lived assets, including purchased intangible assets and property, plant and equipment, by comparing the carrying amount to the future undiscounted cash flows we expect the asset to generate. No impairment was recognized on definite lived assets in 2016.

Impairment of other indefinite lived assets

Our licenses have indefinite lives for which there is no associated amortization expense or accumulated amortization. We assess indefinite lived intangible assets for impairment annually as of July 1st of each year, or more frequently if events occur that indicate an asset may be impaired. We completed our most recent annual impairment assessment for our indefinite lived intangible assets as of July 1, 2016 and concluded that intangible assets were not impaired.

Revenue recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by our guests are included in the package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Advance deposits received from customers are deferred and included in trade and other payables in the Consolidated Balance Sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million, $5.2 million, and $4.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Internal Control over Financial Reporting

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis.

We previously reported the following material weaknesses:

•	There is a material weakness in the operating effectiveness of our Predecessor’s internal controls relating to our Predecessor’s review of its consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that our Predecessor did not have formalized accounting policies and procedures, segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP.

•	Our Predecessor’s information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, were not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose our systems and data to unauthorized use, alteration or destruction.

•	There is a material weakness in the design and operating effectiveness of management’s reviews of our Predecessor’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP. Our Predecessor lacked the technical competence, as well as systems and processes, to ensure compliance with ASC 740 “Income Taxes.”

•	Our Predecessor lacked monitoring processes to ensure that internal controls are designed and implemented appropriately and are operating effectively. This applies to both our Predecessor’s internal controls and the internal controls of third-party service providers, such as AMResorts.

During 2016, we were able to remediate elements of these material weaknesses by hiring resources throughout the Company with the appropriate technical skill sets in accounting and financial reporting and tax preparation. Having these additional resources have allowed us: to implement adequate segregation of duty across our accounting processes; as well as produce timely and accurate financial statements in accordance with U.S. GAAP. In addition to the technical resources, the Company has also implemented tax software and various tax accounting tools to ensure our current and deferred tax provision calculations are complete, accurate and in accordance with ASC 740 “Income Taxes.” Following these remedial actions, the Company has concluded that the following elements of our previously reported material weaknesses listed below have been remediated:

•	There is a material weakness in the operating effectiveness of our Predecessor’s internal controls relating to our Predecessor’s review of its consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that our Predecessor did not have segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP.

•	There is a material weakness in the design and operating effectiveness of management’s reviews of our Predecessor’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP. Our Predecessor lacked the technical competence, as well as systems and processes, to ensure compliance with ASC 740 “Income Taxes.”

While we have made progress on the remediation of our material weaknesses, elements of the material weaknesses noted above remain. We have identified, and Deloitte & Touche, LLP, the independent registered public accounting firm that audited our consolidated financial statements for the years ended December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this prospectus and the related financial statement schedule included elsewhere in this prospectus, has communicated, existing material weaknesses in our internal control over financial reporting as of December 31, 2016, as follows:

•	The company has not formalized its accounting policies and procedures or the associated internal controls (including the monitoring of such internal controls) to ensure accurate and consistent financial reporting in accordance with accounting principles generally accepted in the United States of America.

•	Our information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, are not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose our systems and data to unauthorized use, alteration or destruction.

The Company is not required to have, nor was our independent registered accounting firm engaged to perform an audit of our internal control over financial reporting. These material weaknesses above reflect the elements of the previously reported material weaknesses that are still not remediated as of December 31, 2016. These remaining material weaknesses increase the risk of a material misstatement in our financial statements.

The Company has established informal controls and processes across the organization for purposes of supporting timely and accurate financial information, while the formalization of the internal control process is executed. During 2017, we are implementing formal policies, procedures, and internal controls, in order to ensure timely and accurate financial reporting in accordance with U.S. GAAP. We believe this formalization, which includes the documentation and implementation of our accounting policies, procedures, and internal controls and the education of our employees will remediate this element of our material weakness. Additionally, upon the completion of formalizing our accounting policies, procedures and internal controls, management will begin to monitor the effectiveness of our internal controls, both within the Company and at our third-party service providers, to ensure that such internal controls have been implemented appropriately and operating effectively. We expect that our monitoring remediation efforts will begin during the second half of 2017.

The Company has engaged a third party consulting firm to assist the Company with the implementation of a global information technology solution designed to address the elements which give rise to our material weakness. During 2016, we made substantial progress implementing this solution and expect to begin our transition to this information technology solution during 2017.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. See Note 5, “Fair value of financial instruments,” to our consolidated financial statements included on page F-33 of this Form S-1 for more information.

Related Party Transactions

See “Certain Relationships and Related Party Transactions” and Note 7, “Related Party Transactions,” to our consolidated financial statements included in this prospectus for information on these transactions.

Recent Accounting Pronouncements

See the recent accounting pronouncements in the “Impact of recently issued accounting standards” section of Note 2 in our consolidated financial statements included in this prospectus for more information.

THE COMPANY

Overview

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,142 rooms) located in Mexico, the Dominican Republic and Jamaica. All-inclusive resorts provide guests with an integrated experience through prepaid packages of room accommodations, food and beverage services and entertainment activities. Playa believes that its properties are among the finest all-inclusive resorts in the markets they serve. All of Playa’s resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Playa’s guests also have the opportunity to purchase upgrades from Playa such as premium rooms, dining experiences, wines and spirits and spa packages.

Playa believes that its resorts have a competitive advantage due to their location, extensive amenities, scale and guest-friendly design. Playa’s portfolio is comprised of all-inclusive resorts that share the following characteristics: (i) prime beachfront locations; (ii) convenient air access from a number of North American and other international gateway markets; (iii) strategic locations in popular vacation destinations in countries with strong government commitments to tourism; (iv) high quality physical condition; and (v) capacity for further revenues and earnings growth through incremental renovation or repositioning opportunities.

Playa focuses on the all-inclusive resort business because Playa believes it is a rapidly growing segment of the lodging industry that provides its guests and it with compelling opportunities. Playa’s all-inclusive resorts provide guests with an attractive vacation experience that offers value and a high degree of cost certainty, as compared to traditional resorts, where the costs of discretionary food and beverage services and other amenities can be unpredictable and significant. Playa believes that the all-inclusive model provides it with more predictable revenue, expenses and occupancy rates as compared to other lodging industry business models because, among other reasons, guests at all-inclusive resorts often book and pay for their stays further in advance than guests at traditional resorts. Since stays are generally booked and paid for in advance, customers are less likely to cancel, which allows Playa to manage on-site expenses and protect operating margins accordingly. These characteristics of the all-inclusive model allow Playa to more accurately adjust certain operating costs in light of expected demand, as compared to other lodging industry business models. Playa also has the opportunity to generate incremental revenue by offering upgrades, premium services and amenities not included in the all-inclusive package. For the year ended December 31, 2016, approximately 57.6% of Playa’s guests came from the United States. Playa believes that guests from the United States purchase upgrades, premium services and amenities that are not included in the all-inclusive package more frequently than guests from other markets.

Playa’s portfolio consists of resorts marketed under a number of different all-inclusive brands. Hyatt Ziva, Gran and Dreams are all-ages brands. Hyatt Zilara, THE Royal and Secrets are adults-only brands. Playa has also entered into an exclusive agreement with Panama Jack that provides Playa with the right to develop and own, and/or manage all-inclusive resorts under the Panama Jack brand in certain regions. Playa has agreed to rebrand two of its resorts under the Panama Jack brand. Playa believes that these brands enable it to differentiate its resorts and attract a loyal guest base.

Playa has a strategic relationship with Hyatt, a global lodging company with widely recognized brands, pursuant to which Playa jointly developed the standards for the operation of the Hyatt All-Inclusive Resort Brands. Playa currently is the only Hyatt-approved operator of the Hyatt All-Inclusive Resort Brands and Playa has rebranded five of its resorts under the Hyatt All-Inclusive Resort Brands since 2013. Pursuant to the Hyatt Strategic Alliance Agreement, Playa and Hyatt have provided each other a right of first offer through 2018 with respect to any Development Opportunity in the Market Area. Specifically, if Playa intends to accept a Development Opportunity in the Market Area (and if Hyatt exercises the right of first offer), Playa must negotiate in good faith with Hyatt the terms of franchise agreement and related documents with respect to such property, provided that Playa acquires such property on terms acceptable to it within 60 days of offering such opportunity to Hyatt, and if Hyatt intends to accept a Development Opportunity in the Market Area (and if Playa exercises the right of first offer), Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage the resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. The Hyatt Strategic Alliance Agreement also provides that if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or a franchise agreement, as the case may be.

In addition to creating potential future opportunities to expand Playa’s business, Playa believes that its strategic relationship with Hyatt will further establish Playa as a leader in the all-inclusive resort business by providing its Hyatt All-Inclusive Resort Brand resorts access to Hyatt’s distribution channels and guest base that includes leisure travelers. Playa believes that its strategic relationship with Hyatt and the increasing awareness of Playa’s all-inclusive resort brands among potential guests will enable Playa to increase the number of bookings made through lower cost sales channels, such as direct bookings through Hyatt, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, and Playa’s company and resort websites.

Our Portfolio

The following table presents an overview of Playa’s resorts, each of which Playa owns in its entirety. Playa manages eight of its resorts, and a third party, AMResorts, manages five of Playa’s resorts. No resort in Playa’s portfolio contributed more than 11.6% of its total revenue or 17.9% of its Adjusted EBITDA for the year ended December 31, 2016. The table below is organized by Playa’s three geographic business segments: the Yucatán Peninsula, the Pacific Coast and the Caribbean Basin.

Name of Resort	Location	Brand and Type	Operator	Year Built; Significant Renovations	Rooms
Yucatán Peninsula
Hyatt Ziva Cancún	Cancún, Mexico	Hyatt Ziva (all-ages)	Playa	1975; 1980; 1986; 2002; 2015	547
Hyatt Zilara Cancún	Cancún, Mexico	Hyatt Zilara (adults-only)	Playa	2006; 2009; 2013	307
THE Royal Playa del Carmen	Playa del Carmen, Mexico	THE Royal (adults-only)	Playa	2002; 2009	513
Gran Caribe Resort	Cancún, Mexico	Gran (all-ages) (1)	Playa	1985; 2009	470
Gran Porto Resort	Playa del Carmen, Mexico	Gran (all-ages) (1)	Playa	1996; 2006; 2012	287
Secrets Capri	Riviera Maya, Mexico	Secrets (adults-only)	AMResorts	2003	291
Dreams Puerto Aventuras	Riviera Maya, Mexico	Dreams (all-ages)	AMResorts	1991; 2009	305

Pacific Coast
Hyatt Ziva Los Cabos	Cabo San Lucas, Mexico	Hyatt Ziva (all-ages)	Playa	2007; 2009; 2015	591
Hyatt Ziva Puerto Vallarta	Puerto Vallarta, Mexico	Hyatt Ziva (all-ages)	Playa	1969; 1990; 2002; 2009; 2014	335

Caribbean Basin
Dreams La Romana	La Romana, Dominican Republic	Dreams (all-ages)	AMResorts	1997; 2008	756
Dreams Palm Beach	Punta Cana, Dominican Republic	Dreams (all-ages)	AMResorts	1994; 2008	500
Dreams Punta Cana	Punta Cana, Dominican Republic	Dreams (all-ages)	AMResorts	2004	620
Hyatt Ziva and Hyatt Zilara Rose Hall(2)	Montego Bay, Jamaica	Hyatt Ziva (all-ages) and Hyatt Zilara (adults-only)	Playa	2000; 2014	620
Total Rooms					6,142

(1)	Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.
(2)	Our Jamaica property is treated as a single resort operating under both of the Hyatt All-Inclusive Resort Brands, rather than two separate resorts.

Description of Playa’s Resorts

Playa’s Resorts in Mexico

Hyatt Ziva Cancún

Hyatt Ziva Cancún is a uniquely located all-ages resort on the Yucatán peninsula at the shore point known as Punta Cancún. The resort received the AAA Four Diamond award for both 2015 and 2016 since opening. The resort is surrounded on three sides by water and offers on-site dolphin adventures and direct access to pristine beaches. Designed by award-winning Mexican architect Ricardo Legorreta, the resort is approximately 15 minutes by car from the Cancún International Airport. The Hyatt Ziva Cancún, after an extensive $80.8 million expansion and renovation, reopened in November 2015. This resort features 547 suites ranging in size from 452 to 2,885 square feet and offers over 10,700 square feet of state-of-the-art meeting and convention space, including a ballroom that can accommodate groups of up to 500 people. The surrounding grounds have been renovated and Playa added a new pool, spa, food and beverage outlets and additional public areas. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who can organize upgrades that are responsive to a guest’s needs.

Hyatt Zilara Cancún

Hyatt Zilara Cancún is an adults-only luxury resort situated in Cancún’s resort zone that was voted the twelfth best all-inclusive resort in the world by TripAdvisor’s Travelers’ Choice in 2015 and the twelfth best hotel in Mexico by TripAdvisor’s Travelers’ Choice in 2016. It has also received the AAA Four Diamond Award every year since 2011. This resort, formerly THE Royal Cancún, offers 600 feet of beach frontage and is close to Cancún’s shopping areas and nightlife. It offers swim-up suites and a recently renovated full-service spa. This 307-room resort also offers nine restaurants, seven bars, fitness center, beauty salon, gift shops, tennis court, volleyball, billiards and an Olympic-size ocean-front infinity pool. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 700 people.

THE Royal Playa del Carmen

THE Royal Playa del Carmen is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico that was voted the third best all-inclusive resort in the world by USA Today Travel Readers’ Choice for 2013 and named one of Mexico’s top 10 resorts in Cancún/Yucatán for 2013 by Condé Nast Traveler. It has also received the AAA Four Diamond Award every year since 2011. Additionally, it was named one of Travelers’ Choice top 25 All-Inclusive Resorts in The World by TripAdvisor in 2016. The resort is located near Playa del Carmen’s “Fifth-Avenue,” which is home to nightclubs, retail shops and cafes. The resort is within walking distance from the port which provides ferry services to Cozumel. This 513-room resort offers a fitness center, a full-service spa, tennis court and an Olympic-size pool. The resort offers 500 feet of beach frontage and has ten food and beverage outlets with diverse international themes, and six bars and lounges. With 6,781 square feet of meeting space, the resort can accommodate groups of up to 800 people.

Gran Caribe Resort

Gran Caribe Resort is an all-ages, Mediterranean-style resort situated in Cancún’s resort zone that received TripAdvisor’s Certificate of Excellence in 2013 and 2016. The resort features 650 feet of beach frontage and is approximately 15 minutes by car from Cancún International Airport. This 470-room resort offers a fitness center with paddle tennis courts, two pools, full-service spa, gift shop and business center. The resort also offers both a children’s club and a teens’ club. Among the offerings for guests are a water park and supervised recreational activities. The resort offers a variety of restaurants with eight food and beverage outlets and eight bars and lounges. With 9,720 square feet of meeting space, the resort can accommodate groups of up to 800 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Gran Porto Resort

Gran Porto Resort is an all-ages resort situated in the Riviera Maya, Playa del Carmen, Mexico, which was named RCI Gold Crown Resort in 2012 and 2013 and has also received TripAdvisor’s Certificate of Excellence in 2012 and 2016. The resort features 650 feet of beach frontage and is approximately 30 minutes by car from Cancún International Airport. It is located near the Mayan Riviera eco-archaeological theme park and Playa del Carmen’s “Fifth-Avenue Shops” and is within walking distance from the port that provides ferry services to Cozumel. This 287-room resort offers a fitness center, full-service spa, two pools, teens’ club, children’s club and wedding gazebo and services. The resort offers eight food and beverage outlets and seven bars and lounges. With 1,755 square feet of meeting space, the resort can accommodate groups of up to 150 people. Pursuant to an agreement with Panama Jack, Playa has agreed to rebrand this resort under the Panama Jack brand. Playa expects the rebranding to be completed in 2017.

Secrets Capri

Secrets Capri is an adults-only luxury resort situated in the Riviera Maya, Playa del Carmen, Mexico, which has been identified twice as one of the top 30 resorts in Cancún/Yucatán by Condé Nast Traveler in 2012 through 2014. It also received TripAdvisor’s Certificate of Excellence in 2015. It features 650 feet of beach frontage and is located five minutes by car from the shops at Playa del Carmen and 35 minutes by car from Cancún International Airport. The 291-room resort offers a fitness center, spa, beauty salon, deep sea fishing, private tennis clinics and a music lounge. The resort has six food and beverage outlets, with diverse international themes, and four bars and lounges. The resort also features complimentary golf at Playa Mujeres Golf Club and Cancún Golf Club at Pok-ta-Pok. With 4,134 square feet of meeting space, the resort can accommodate groups of up to 350 people.

Dreams Puerto Aventuras

Dreams Puerto Aventuras is an all-ages resort located within a gated marina community situated close to Playa del Carmen on the Mexican coast of the Yucatán Peninsula. It received TripAdvisor’s 2014 Travelers’ Choice Award and TripAdvisor’s Certificate of Excellence in 2016. The resort features 800 feet of beach frontage. This 305-room resort offers one of the largest dolphinariums in the Riviera Maya, fitness center, spa and beauty salon, indoor theater, kids club, salt water pool, adults-only pool and jacuzzi. This resort also offers a Gold Palm Certified PADI diving center, galleria market shops at the marina community and a golf course. The resort has six food and beverage outlets, with diverse international themes, and five bars and lounges. With 4,875 square feet of meeting space, the resort can accommodate groups of up to 120 people. The resort also has an indoor theatre that can accommodate groups of up to 250 people.

Hyatt Ziva Los Cabos

Hyatt Ziva Los Cabos, is an all-ages resort located on a peninsula, offering spectacular views of the Sea of Cortez. The resort was recognized with AAA Four Diamond status in 2014. It also received TripAdvisor’s Certificate of Excellence in 2015 and 2016. This all-suite resort features 650 feet of beach frontage and is 20 minutes by car from Los Cabos International Airport. The immediate area features five golf courses in addition to water sports and local dining options. Hyatt Ziva Los Cabos offers 591 suites ranging from a 550 square-foot junior suite to a 1,950 square-foot Presidential Suite. In addition, guests have the option to work with experienced event planners and can choose from customized wedding, honeymoon and spa packages. The resort also offers swim-up suites, a fitness center, a business center, a large theater with live music and family shows, a children’s club, tennis and basketball courts, three outside pools and a full-service spa. It also features eight food and beverage outlets and four bars and lounges. With more than 35,000 square feet of state-of-the-art meeting space, the resort can accommodate groups of up to 1,100 people.

Hyatt Ziva Puerto Vallarta

Hyatt Ziva Puerto Vallarta is an all-ages resort situated in Puerto Vallarta’s exclusive “Golden Zone” and has the only private beach on the coast, offering 1,250 feet of private beach frontage. This resort is located five minutes by car from the colonial town of Puerto Vallarta and received the Gold Magellan Award for Best Overall Resort by Travel Weekly in 2015. It has received the AAA Four Diamond Award since 2015, TripAdvisor’s Travelers’ Choice Awards from 2012 to 2014 and TripAdvisor’s Certificate of Excellence every year since 2012. Reopening in December 2014 after an extensive $15.9 million expansion and renovation of the former Dreams, the Hyatt Ziva Puerto Vallarta features a new lobby and public areas, significant room upgrades, three new food and beverage outlets and a new upscale spa. The resort has 335 rooms ranging in size from 473 to 2,389 square feet. Other new amenities include gourmet dinners in showcase venues, swim-up suites and experienced on-site event planning professionals who organize upgrades that are responsive to a guest’s needs. The resort offers state-of-the-art business facilities, with available meeting and convention space exceeding 9,900 square feet that can accommodate groups of up to 900 people.

Playa’s Resorts in the Dominican Republic

Dreams La Romana

Dreams La Romana is an all-ages resort in the Dominican Republic that received the TripAdvisor’s Certificate of Excellence in 2014 and the coveted Caribbean Gold Coast Award in 2012. Offering 1,500 feet of beach frontage, it is located near attractions such as Altos de Chavon, Saona, Catalina Islands and shopping. This 756-room resort offers views of the Caribbean Sea from all rooms, a casino, a spa, an infinity pool, a fitness center, a theater, a PADI diving center, a kids club and a teens’ club. This resort also offers three golf courses designed by the architect Pete B. Dye. The resort has ten food and beverage outlets, with diverse international themes, and seven bars and lounges. With the only convention center in Bayahibe, La Romana-Dominican Republic, featuring 11,072 square feet of meeting space, this resort can accommodate groups of up to 975 people.

Playa’s prior parent acquired Dreams La Romana, formerly the Sunscape Casa del Mar, in 2007 for $90 million, or approximately $120,000 per room. Following the acquisition, Playa invested $23.0 million, or $31,000 per room, to rebrand the property as Dreams La Romana and made substantial additions and improvements to amenities, which included the addition of a convention center. Following an eight-month renovation in 2008, Net Package RevPAR increased from $85 in 2009 to $112 in 2013, an increase of 32.2%.

Dreams Palm Beach

Dreams Palm Beach is an all-ages resort situated in Punta Cana, Dominican Republic that received the Silver Badge for the 2014 U.S. News & World Report Best Hotels in Punta Cana Award and won the TripAdvisor’s Travelers’ Choice Award in 2014. It has also received the AAA Four Diamond Award since 2011. This resort features 650 feet of beach frontage and is located 20 minutes by car from Punta Cana International Airport. This 500-room resort offers three outdoor pools, a renovated spa, a casino, horseback riding, children’s club, teens’ club, an indoor theater and a music lounge. It also offers access to two golf courses that are 15 minutes by car from the resort. The resort has seven food and beverage outlets, with diverse international themes, and five bars and lounges. With 7,856 square feet of meeting space, the resort can accommodate groups of up to 760 people.

Playa’s prior parent acquired Dreams Palm Beach, formerly the Allegro Punta Cana, in 2007 for $52 million, or $104,000 per room. Following the acquisition, Playa invested $30 million, or $60,000 per room, to rebrand the property as Dreams Palm Beach and expand, renovate and reposition the resort, including expansion of the lobby and addition of a casino, convention center, restaurant and bars. Playa also renovated the existing building, public areas and all of the rooms. Following a six-month renovation in 2008, Net Package RevPAR increased from $98 in 2009 to $131 in 2013, an increase of 33.8%.

Dreams Punta Cana

Dreams Punta Cana is an all-ages resort situated on Uvero Alto on the northeast coast of the Dominican Republic. This resort received a Certificate of Excellence from TripAdvisor in 2015 as well as four AAA Four Diamond Awards in 2012 through 2015. It features 650 feet of beach frontage. This 620-room resort offers a free-form pool, night club, oceanfront bars, kids club, teens’ club, spa, fitness center, indoor theater, shopping galleria and supervised daily children’s activities. It also offers a PADI diving center, casino, horseback riding and a large meeting space for group activities. The resort has six food and beverage outlets, with diverse international themes, and ten bars and lounges. With 4,133 square feet of meeting space, the resort can accommodate groups of up to 300 people.

Playa’s Resort in Jamaica

Hyatt Ziva and Hyatt Zilara Rose Hall

Playa’s Jamaica resort, which was formerly operated as a Ritz-Carlton hotel by the previous owner, recently underwent a $87.3 million expansion, renovation and rebranding under the Hyatt Ziva and Hyatt Zilara brands. In connection with this major capital project, the resort added 193 luxury suites, increased its food and beverage offerings and renovated its lobby, lobby bar and spa. The resort has 16 food and beverage outlets, with diverse international themes, including a new 50,000 square foot food and beverage village, a roof lounge, a wedding sky lounge and a terrace bar. This resort also features 18,286 square feet of meeting space that can accommodate up to 1,540 people.

Hyatt Zilara Rose Hall is a AAA Four Diamond Resort catering to adults-only and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also received the Magellan Gold Grand Opening Award from Travel Weekly in 2016. Reopened in 2014, Hyatt Zilara Rose Hall features its own upscale dining and lounges, offering premium branded beverages. Located on the western edge of the estate, this adults-only resort has 234 guest suites, including 30 swim-up suites. Guests of Hyatt Zilara Rose Hall can enjoy adult-oriented amenities, including four chic and contemporary private pools, a pool bar and restaurant surrounded by chaise lounges and Bali Beds, a dedicated spa and fitness center, as well as a private beach.

Hyatt Ziva Rose Hall is a AAA Four Diamond Resort catering to guests of all ages and was recognized in 2015 by Caribbean Journal as one of the top 13 all-inclusive resorts in the Caribbean. The resort also was recognized with TripAdvisor’s Certificate of Excellence in 2016. The resort includes a village where the entire family can engage in activities and shopping. Reopened in 2014, the resort’s 386 suites, including 28 newly created premium swim-up suites, feature oversized terraces with garden and ocean views. The resort offers guests eight pools, featuring five swim-up pools and three whirlpools, with upscale lounge seating and a swim-up bar with personalized service provided by the pool butler. Hyatt Ziva Rose Hall has its own spa and fitness center.

Resort Development

Playa has entered into an agreement to acquire a premier beach front land parcel in Cap Cana, which is located on the western coast of the Dominican Republic. If Playa completes such acquisition, Playa intends to build two new all-inclusive resorts on the site. In connection with this potential acquisition and development, Playa has entered into an agreement with Hyatt that provides that if the land is acquired, then the new resorts to be developed will be Hyatt All-Inclusive Resort Brand resorts (one Hyatt Ziva and one Hyatt Zilara). Playa has deposited approximately $5.6 million in an escrow account related to this potential acquisition. There are closing conditions that need to be satisfied prior to Playa being able to purchase the land and commence development. Assuming all closing conditions are satisfied, Playa currently believes that the two proposed Cap Cana resorts would open in 2019.

Playa’s Hyatt Resort Agreements

For each Playa resort using a Hyatt All Inclusive Brand, the Hyatt franchise agreements grant to each of Playa and any third party owner for whom Playa serves as hotel operator (each a “Resort Owner”) the right, and such Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort subject to the agreement. Each franchise agreement between Hyatt and such Resort Owner has an initial 15-year term and Hyatt has two options to extend the term for an additional term of five years each or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to each Resort Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to the resort’s development and operation. In return, each Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems. In addition to the Hyatt franchise agreement, each Hyatt franchise Resort Owner enters into additional agreements with Hyatt pertaining to the development and operation of such new Hyatt All-Inclusive Resort Brand resort, including a trademark sublicense agreement, a World of Hyatt guest loyalty program agreement, a chain marketing services agreement, and a reservations agreement.

Although the Hyatt All-Inclusive Resort Brands are relatively new brands, Playa believes that its knowledge of and experience with all-inclusive resorts in the countries covered by the Hyatt franchise agreements mitigate the risks of working with these brands. In addition, Playa continues to work with Hyatt to jointly improve all aspects of the brand system and standards for the Hyatt All-Inclusive Resort Brands. Hyatt owns the intellectual property rights relating to the Hyatt All-Inclusive Resort Brands, but Playa will have rights to use certain innovations that Hyatt and Playa jointly developed for the Hyatt All-Inclusive Resort Brands.

For more detailed information regarding the terms of the Hyatt Strategic Alliance Agreement and the Hyatt Resort Agreements, including the benefits to related parties, please see the section entitled “Certain Relationships and Related Transactions — Playa Relationships and Related Party Transactions — Hyatt Agreements.”

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents with respect to such property, provided that Playa acquires such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of its decision to either accept or reject this Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fails to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fails to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

AMResorts Management Agreements

Five of Playa’s resorts (Dreams Puerto Aventuras, Secrets Capri, Dreams Punta Cana, Dreams La Romana and Dreams Palm Beach) are operated by AMResorts pursuant to long-term management agreements that contain customary terms and conditions, including those related to fees, termination conditions, capital expenditures, transfers of control of parties or transfers of ownership to competitors, sales of the hotels, and non-competition and non-solicitation. Playa pays AMResorts and its affiliates, as operators of these resorts, base management fees and incentive management fees. In addition, Playa reimburses the operators for some of the costs they incur in the provision of certain centralized services. Playa expects that these resorts will continue to be operated by AMResorts until the expiration of all such agreements in 2022. However, Playa has the right to terminate the management agreement related to Dreams La Romana resort, subject to certain conditions (including a termination fee if terminated prior to December 2017), and Playa may choose to do so in order to rebrand the resort and internalize its management. Playa may also choose to opportunistically sell one or more of these resorts and redeploy the proceeds from any such sales, subject to certain restrictions under Playa’s Senior Secured Credit Facility and the Indenture.

The Panama Jack Agreement

On October 6, 2016, Playa’s subsidiary Playa Management USA, LLC (“Playa USA”) entered into a master development agreement (the “Panama Jack Agreement”) with Panama Jack. Pursuant to the Panama Jack Agreement, Panama Jack granted Playa the exclusive right to develop and own and/or to manage resorts under the Panama Jack brand (the “Panama Jack Resorts”) in Antigua, Aruba, the Bahamas, Barbados, Costa Rica, the Dominican Republic, Jamaica, Mexico, Panama, St. Lucia and, subject to the lifting of various U.S. sanctions, Cuba. In addition, if Playa wishes to participate in any project to develop, convert or operate any resorts in the aforementioned countries that Playa believes in good faith and reasonable judgment are suitable for branding or conversion as a Panama Jack Resort, Playa will submit an application to Panama Jack to operate such resort as a Panama Jack Resort pursuant to the terms of the Panama Jack Agreement. Panama Jack may, in its commercially reasonable discretion, decide to approve or reject Playa’s application to operate a Panama Jack Resort. If Panama Jack approves Playa’s application, each such approved resort will be subject to a separate license agreement with Panama Jack.

Playa and Panama Jack have agreed to work together in good faith to determine the concept and system to be associated with the establishment and operation of the Panama Jack Resorts, including the brand standards to be determined by Panama Jack, the operating standards to be determined by Playa and the brand, logos and other proprietary marks used by the Panama Jack Resorts. Playa has also agreed to rebrand two of its existing resorts, Gran Caribe Resort and Gran Porto Resort, under the Panama Jack brand upon negotiation and execution of a license agreement for each such resort. Playa will work with Panama Jack to improve the Gran Caribe Resort and Gran Porto Resort to comply with the hotel operating standards applicable to the Panama Jack brand. Playa jointly develops with Panama Jack brand standards for the Panama Jack Resorts.

The Panama Jack Agreement has a 10 year term expiring in 2026, subject to either party’s right to terminate in the event of the other party’s (i) admission of its inability to pay its debts as they become due or assignment for the benefit of creditors, liquidation or dissolution, or commencement of a proceeding for bankruptcy, insolvency or similar proceeding, (ii) uncured breach of the Panama Jack Agreement within 30 days after delivery of written notice or (iii) knowing maintenance of false books and records or knowing submission of false or misleading reports or information to the other party.

Vacation Package Distribution Channels and Sales and Reservations

Our experienced sales and marketing team uses a strategic sales and marketing program across a variety of distribution channels through which Playa’s all-inclusive vacation packages are sold. Key components of this sales and marketing program include:

•	Targeting the primary tour operators and the wholesale market for transient business with a scalable program that supports shoulder and lower rate seasons while seeking to maximize revenue during high season, which also includes:

•	Engaging in cooperative marketing programs with leading travel industry participants;

•	Participating in travel agent promotions and awareness campaigns in coordination with tour operator campaigns, as well as independent of tour operators; and

•	Utilizing online travel leaders, such as Expedia and Booking.com, to supplement sales during shoulder and lower rate seasons;

•	Developing programs aimed at targeting consumers directly through:

•	Our website;

•	The Hyatt website, and toll free reservation telephone numbers, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts;

•	The World of Hyatt guest loyalty program, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts; and

•	Our toll free reservation system that provides a comprehensive view of inventory in real time, based on demand;

•	Targeting group and incentive markets to seek and grow a strong base of corporate and event business utilizing Playa’s group sales team and fostering leads developed in conjunction with Hyatt’s group sales function;

•	Highlighting destination wedding and honeymoon programs by utilizing specialist sales agents for this growing resort category;

•	Participating in key industry trade shows targeted to the travel agent and wholesale market;

•	Engaging in online and social media, including:

•	Search engine optimization;

•	Targeted online and bounce-back advertising;

•	Social media presence via sites such as Facebook, Twitter, Instagram and Pinterest; and

•	Flash sales and special offers for high need periods;

•	Monitoring and managing TripAdvisor and other similar consumer sites; and

•	Activating a targeted public relations plan to generate media attention—both traditional and new media including travel bloggers who focus on vacation travel to Mexico and the Caribbean.

Playa is seeking to grow a base of business through its group and incentive sales team, as well as destination wedding business. Playa seeks to support this base through tour operators that can help generate sales during shoulder and lower rate seasons. Playa also seeks luxury transient business to provide high rate business during peak seasons, such as winter and spring holidays, while “bargain hunters” can be targeted through social media for last minute high need periods. This multi-pronged strategy is designed to increase Net Package RevPAR as well as generate strong occupancy through all of the resort seasons.

Insurance

Playa’s resorts carry what Playa believes are appropriate levels of insurance coverage for a business operating in the lodging industry in Mexico, the Dominican Republic and Jamaica. This insurance includes coverage for general liability, property, workers’ compensation and other risks with respect to Playa’s business and business interruption coverage.

This general liability insurance provides coverage for any claim, including terrorism, resulting from Playa’s operations, goods and services and vehicles. Playa believes these insurance policies are adequate for foreseeable losses and on terms and conditions that are reasonable and customary with solvent insurance carriers.

Competition

Playa faces intense competition for guests from other participants in the all-inclusive segment of the lodging industry and, to a lesser extent, from traditional hotels and resorts that are not all-inclusive. The all-inclusive segment remains a relatively small part of the broadly defined global vacation market that has historically been dominated by hotels and resorts that are not all-inclusive. Playa’s principal competitors include other operators of all-inclusive resorts and resort companies, such as Barceló Hotels & Resorts, RIU Hotels & Resorts, IBEROSTAR Hotels & Resorts, Karisma Hotels & Resorts, AMResorts, Meliá Hotels International, Excellence Resorts and Palace Resorts, as well as some smaller, independent and local owners and operators. Playa competes for guests based primarily on brand name recognition and reputation, location, guest satisfaction, room rates, quality of service, amenities and quality of accommodations. In addition, Playa also competes for guests based on the ability of members of the World of Hyatt guest loyalty program to earn and redeem loyalty program points at Playa’s Hyatt All-Inclusive Resort Brand resorts. Playa believes that its strategic relationship with Hyatt provides Playa with a significant competitive advantage, with respect to Playa’s Hyatt All-Inclusive Resort Brand resorts, through Hyatt’s brand name recognition, as well as through Hyatt’s global loyalty program, distribution channels and other features.

Seasonality

The seasonality of the lodging industry and the location of Playa’s resorts in Mexico and the Caribbean generally result in the greatest demand for Playa’s resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Cyclicality

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus Package RevPAR, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on Playa’s business, financial condition, liquidity and results of operations. Further, many of the costs of running a resort are fixed rather than variable. As a result, in an environment of declining revenues the rate of decline in earnings is likely to be higher than the rate of decline in revenues.

Intellectual Property

Playa owns or has rights to use the trademarks, service marks or trade names that Playa uses or will use in conjunction with the operation of its business, including certain of Hyatt’s intellectual property under the Hyatt

Resort Agreements and Panama Jack’s intellectual property under the Panama Jack Agreement. In the highly competitive lodging industry in which Playa operates, trademarks, service marks, trade names and logos are very important to the success of its business.

Employees

As of December 31, 2016, Playa directly and indirectly employed approximately 9,650 employees worldwide at its corporate offices and on-site at its resorts. Playa believes its relations with its employees are good. Of this amount, Playa estimates that approximately 5,700 of these employees are represented by labor unions.

Legal Proceedings

Except as noted below, Playa is not involved in any material litigation or regulatory proceeding nor, to its knowledge, is any material litigation or regulatory proceeding threatened against Playa.

The Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries. In February 2014, we filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, we arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while our further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, we provided cash collateral to the surety company valued at approximately $4.0 million as of December 31, 2016. On August 15, 2014, we filed an appeal of the assessment with the tax court. In August 2016, we received notice of a favorable resolution from the tax court, which was appealed by both, the Mexican tax authorities and our local subsidiary, which would only be analyzed if the appeal by the tax authorities succeeds. The total assessment from the Mexican tax authorities was valued at $8.5 million as of December 31, 2016.

Corporate Information

Playa Hotels & Resorts N.V. is organized as a public limited company (naamloze vennootschap) under the laws of the Netherlands. Our registered office in the Netherlands is located at Prins Bernhardplein 200, 1097 JB Amsterdam. Our telephone number at that address is +31 20 521 49 62. We maintain a website at www.playaresorts.com, which includes additional contact information. The information on our website is not incorporated by reference into, and does not constitute a part of, this prospectus.

MANAGEMENT

Directors and Executive Officers

Pursuant to the Shareholder Agreement, the Playa Board consists of ten directors, including Bruce D. Wardinski, as the initial CEO Director, three Pace Directors, two Cabana Directors and one Hyatt Director. Following the expiration of the initial one-year term, Pace Sponsor, HI Holdings Playa and Cabana will continue to have certain rights to designate directors based on their respective ownership of outstanding Ordinary Shares. In this regard, the directors and executive officers of Playa are as follows:

Name	Age	Position
Bruce D. Wardinski	57	Director, Chairman and Chief Executive Officer
Paul Hackwell	37	Director
Stephen G. Haggerty	49	Director
Daniel J. Hirsch	43	Director
Hal Stanley Jones	64	Director
Thomas Klein	54	Director
Elizabeth Lieberman	66	Director
Stephen L. Millham	49	Director
Karl Peterson	46	Director
Arturo Sarukhan	53	Director
Alexander Stadlin	63	Chief Operating Officer
Larry K. Harvey	52	Chief Financial Officer
Kevin Froemming	54	Chief Marketing Officer
David Camhi	44	General Counsel

Each of the Playa directors, other than Mr. Wardinski, the Chairman and Chief Executive Officer, serve as a non-executive director of the Playa Board. In addition, Ms. Elizabeth Lieberman serves as the Lead Independent Director of the Playa Board. Each of the Playa directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Directors

Bruce D. Wardinski has served as our Chairman and Chief Executive Officer since the consummation of the Business Combination on March 11, 2017. Mr. Wardinski previously served as our Predecessor’s Chief Executive Officer and a director of our Predecessor since August 2013 and previously served on the board of directors of our Predecessor’s prior parent. In 2006, Mr. Wardinski founded our Predecessor’s prior parent and served as its Chief Executive Officer and Chairman of its board of directors from May 2006 to August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline and served as founding chairman of our Predecessor’s board of directors. From 1998 to 2002, Mr. Wardinski was Chairman, President and Chief Executive Officer of Crestline Capital Corporation (NYSE: CLJ). Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation (NYSE: HMT), a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation (NYSE: HIH), where he served as Chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and Goodyear International in Caracas, Venezuela. Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of Science in Commerce and from the Wharton School of Business with an MBA in Finance. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the boards of directors of DiamondRock Hospitality (NYSE: DRH), the Wolf Trap Foundation for the Performing Arts, the George Mason

University Foundation, Inc. and the Board of Advisors of the College of Business at James Madison University. Mr. Wardinski’s significant expertise in the lodging industry and his role as our Predecessor’s Chief Executive Officer led us to conclude that he should serve on the Playa Board.

Paul Hackwell has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Pace Sponsor pursuant to the Shareholders Agreement. Mr. Hackwell is a Principal at TPG Capital based in San Francisco, where he leads the Travel & Leisure group and helps lead TPG’s investment activities in the Retail group. Mr. Hackwell joined TPG in 2006 and is a Director of Arden Group, AV Homes, Life Time Fitness, and Viking Cruises. Previously, he was a Director at Aptalis Pharma and involved in TPG’s investment in Adare Pharmaceuticals, Norwegian Cruise Line, and Taylor Morrison. Mr. Hackwell holds an AB Summa Cum Laude from Princeton University, an MPhil from the University of Oxford, where he was a Keasbey Scholar, and an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell’s travel industry expertise led us to conclude that he should serve on the Playa Board.

Stephen G. Haggerty has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Hyatt pursuant to the Shareholders Agreement. Mr. Haggerty previously served as a director of our Predecessor since 2013. Mr. Haggerty was appointed to our Predecessor’s board of directors by the binding nomination of Hyatt pursuant to the terms of that certain investors agreement between our Predecessor and its initial shareholders. Mr. Haggerty has served as the Global Head of Capital Strategy, Franchising and Select Service of Hyatt since August 2014. Mr. Haggerty is responsible for implementing Hyatt’s overall capital and franchising strategy and overseeing Hyatt’s select service business. Prior to assuming his current role, Mr. Haggerty was the Executive Vice President and Global Head of Real Estate and Capital Strategy for Hyatt from October 2012. In this role, Mr. Haggerty was responsible for implementing Hyatt’s overall capital strategy, mergers and acquisitions and related transactional activity, hotel and joint venture asset management, project management, and strategic oversight and transactional support to Hyatt’s development professionals around the world. He joined Hyatt in 2007 as Global Head-Real Estate and Development, where he was responsible for Hyatt’s global development, including global feasibility and development finance, corporate transactions, and global asset management. Prior to joining Hyatt, Mr. Haggerty spent 13 years serving in several positions of increasing responsibility with Marriott International, a NASDAQ-listed hotel operator, franchisor and licensor (NASDAQ: MAR), most recently in London as Senior Vice President, International Project Finance and Asset Management for Europe, Africa and the Middle East from 2005 to 2007. Prior to this position, Mr. Haggerty served as Marriott’s Senior Vice President of Global Asset Management and Development Finance and previously lived in Asia for nine years holding a variety of roles relating to development at Marriott. Mr. Haggerty holds a Bachelor of Science degree from Cornell University’s School of Hotel Administration. Mr. Haggerty’s extensive experience, in particular in strategic planning and asset management, in the lodging industry led us to conclude that he should serve on the Playa Board.

Daniel J. Hirsch has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Cabana pursuant to the Shareholders Agreement. Mr. Hirsch previously served as a director of our Predecessor since 2013 and also served on the board of directors of our Predecessor’s prior parent from June 2011 to August 2013. Mr. Hirsch was appointed to our Predecessor’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between our Predecessor and its initial shareholders. Mr. Hirsch currently serves as an advisor to FP (as defined below) and FCM. Mr. Hirsch joined Farallon Partners, L.L.C. (“FP”) and FCM in 2003, was a Managing Director from 2007 to 2009, and was a Managing Member, Real Estate, from 2009 through his resignation from Farallon on December 31, 2016. Before joining Farallon, Mr. Hirsch worked as an associate in the San Francisco office of the law firm Covington & Burling. Mr. Hirsch graduated from Yale Law School with a J.D., and Summa Cum Laude with a Bachelor of Arts in Law, Jurisprudence and Social Thought from Amherst College. Mr. Hirsch’s investment management experience led us to conclude that he should serve on the Playa Board.

Hal Stanley Jones has served as a director since the consummation of the Business Combination on March 11, 2017. Mr. Jones previously served as a director of our Predecessor since 2013. Mr. Jones currently serves as Chief Financial Officer of Graham Holdings Company (NYSE: GHC), a diversified education and media company. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company (NYSE: WPO), an American daily newspaper, the most widely circulated newspaper published in Washington, D.C. From January 2009 to September 2013, he served as the Senior Vice President-Finance and Chief Financial Officer. From January 2008 to December 2009 he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006 he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors of Studio Theatre, a non-profit organization in Washington, D.C. Mr. Jones received a Bachelor of Arts in Political Science from the University of Washington and an MBA in Finance from the University of Chicago Graduate School of Business. Mr. Jones’ experience as the chief financial officer of a public company led us to conclude that he should serve on the Playa Board.

Tom Klein has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Pace Sponsor pursuant to the Shareholders Agreement. Mr. Klein is the former president and CEO of Sabre Corporation, a technology solutions provider to the global travel and tourism industry headquartered in Southlake, Texas. Sabre provides a broad suite of innovative technology to airlines, hotels, travel agencies and travel management organizations. He retired from Sabre at the end of December 2016 following 28 years with the company. Prior to taking the helm of Sabre as President in 2010 and additionally as CEO in 2013, Mr. Klein served in a number of leadership roles at Sabre, including group president of Sabre Travel Network and Sabre Airline Solutions. His first role with Sabre was leading a Sabre joint venture in Mexico. Before joining Sabre, Mr. Klein held sales, marketing, and operations roles at American Airlines and Consolidated Freightways, Inc. In 2006 and 2007, he was recognized by Business Travel News as one of the industry’s “25 Most Influential Executives.” Mr. Klein serves on the board of directors of Cedar Fair Entertainment. He also sits on the board of trustees at Villanova University. In 2010, he was appointed to the board of directors of Brand USA by the U.S. Secretary of Commerce and currently serves as chair of the board. He was previously a member of the executive committee for the World Travel & Tourism Council (2009-2016) and was appointed to the U.S. President’s Advisory Council for Doing Business in Africa. Mr. Klein earned his Bachelor of Science degree in business administration from the Villanova School of Business in 1984. Mr. Klein’s travel technology industry expertise and leadership experience make him a valuable asset to the Playa Board.

Elizabeth Lieberman has served as a director since the consummation of the Business Combination on March 11, 2017. Ms. Lieberman was previously identified as a director nominee to our Predecessor’s board of directors and has attended board meetings of our Predecessor since March 2015. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. She provided consulting services to Crestline Hotels during 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, she provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to her appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott, heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998. Before joining Host Marriott, she served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott International (formerly known as Marriott Corporation) from 1988 to 1995. Prior to joining Marriott, Ms. Lieberman worked at the Washington D.C. law firm of Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a B.S. degree in Sociology from Nebraska Wesleyan University in Lincoln, Nebraska, and a J.D. from The Catholic University of America, Columbus School of Law in Washington, D.C. She is a member of the Washington, D.C. Bar Association. Ms. Lieberman’s experience as general counsel in the lodging industry led us to conclude that she should serve on the Playa Board. Since her selection for appointment, Ms. Lieberman has attended board of directors meetings and has received an annual cash retainer of $60,000 as if she were already appointed to our Predecessor’s board of directors.

Stephen L. Millham has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Cabana pursuant to the Shareholders Agreement. Mr. Millham has served as a director of our Predecessor since 2013 and previously served on the board of directors of our Predecessor’s prior parent from May 2006 to August 2013. Mr. Millham was appointed to our Predecessor’s board of directors by the binding nomination of Cabana pursuant to the terms of that certain investors agreement between our Predecessor and its initial shareholders. Mr. Millham joined FP and FCM in 1993, was named a Managing Member in 1997, and became co-head of the Real Estate Group in 2000. He co-headed the group until his retirement in 2012, and he continues to advise FP and FCM. Before joining FP and FCM, Mr. Millham worked as an acquisitions associate for JMB Institutional Realty Corporation, a real estate investment advisor, where he purchased real estate assets on behalf of institutional investors. Mr. Millham graduated from Stanford University with a Bachelor of Arts in Economics. Mr. Millham’s investment management experience led us to conclude that he should serve on the Playa Board.

Karl Peterson has served as a director since the consummation of the Business Combination on March 11, 2017 and was appointed by the binding nomination of Pace Sponsor pursuant to the Shareholders Agreement. Mr. Peterson served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Porto Holdco B.V. from January 2017 until consummation of the Business Combination and as President and CEO of Pace Holdings Corp. since its inception. Mr. Peterson is a Senior Partner of TPG and is the Managing Partner of TPG Permanent Capital Solutions. From 2010-2016 he was Managing Partner of TPG Europe LLP and sits on the Executive Committee of TPG. Since joining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com, a disruptive travel distribution company. He led the business from its launch through its sale to IAC/ InterActiveCorp for $685 million in 2003. Before founding Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the board of Sabre Corporation, Caesars Acquisition Company, Victoria Plum Ltd, TSL Education Group Ltd. and Saxo Bank A/S. Mr. Peterson also served on the board of Caesars Entertainment Corporation from 2008 to 2013 and Norwegian Cruise Line Holdings Ltd. from 2008 to 2016. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors. Mr. Peterson’s significant investment and financial expertise make him well-qualified to serve as a director of the Playa Board.

Arturo Sarukhan has served as a director since the consummation of the Business Combination on March 11, 2017. Mr. Sarukhan was previously identified as a director nominee to our Predecessor’s Board of directors and has attended board meetings of our Predecessor since May 2015. Since April 2014, Mr. Sarukhan has served as President of Sarukhan & Associates LLC. Mr. Sarukhan was the Chairman of Global Solutions, a strategy consulting firm, from 2013 to 2014, and prior to this he was a career Mexican diplomat, recently serving as Mexican Ambassador to the United States from 2007 to 2013. Mr. Sarukhan previously served as Mexico’s Consul General from 2003 to 2006, was the foreign policy coordinator of Felipe Calderon’s presidential campaign and transition team in 2006 and was designated chief of Policy Planning to Mexico’s secretary of Foreign Affairs from 2000 to 2003. Prior to this, Mr. Sarukhan served in the Embassy of Mexico to the United States, where he was in charge of the embassy’s Office of Antinarcotics from 1995 to 2000 and served as the Mexican ambassador’s chief of staff from 1993 to 1995, during the NAFTA negotiations. In 1991, he served as the deputy assistant secretary for Inter-American Affairs, representing Mexico at the Agency for the Prohibition of Nuclear Weapons in Latin America and the Caribbean and from 1988 to 1989, Mr. Sarukhan served as the executive secretary of the Commission for the Future of Mexico-U.S. Relations, a non-governmental initiative funded by the Ford Foundation created to recast the relationship between the two countries. Mr. Sarukhan is a director of the Inter-American Dialogue, the Americas Society, Aid for Aids International and The Washington

Performing Arts Society. Mr. Sarukhan graduated from El Colegio de México with a Bachelor’s of Arts degree in International Relations and received a Master’s degree in U.S. Foreign Policy at the School of Advanced International Studies of Johns Hopkins University, where he studied as a Fulbright scholar and Ford Foundation Fellow. Mr. Sarukhan has also taught several courses at the Instituto Tecnológico Autónomo de México, the National Defense College, the Inter-American Defense College and the National Defense University of the United States. Mr. Sarukhan’s diplomatic experience, negotiation skills and in-depth knowledge of the tourism sector in Mexico, Latin America and the Caribbean leads us to the conclusion that he should serve on the Playa Board. Since his selection for appointment, Mr. Sarukhan has attended Board meetings and has received an annual cash retainer of $60,000 as if he were already appointed to the Playa Board.

Officers

A brief biography of each of Playa’s executive officers (other than Mr. Wardinski) is set forth below. Please see the section entitled “— Directors” above for information about Mr. Wardinski, who serves as Playa’s Chairman and Chief Executive Officer.

Alexander Stadlin has served as our Chief Operating Officer since the consummation of the Business Combination on March 11, 2017. Mr. Stadlin previously served as our Predecessor’s Chief Operating Officer since January 2013 and has also served as Chief Executive Officer of Playa’s subsidiary, Playa Management, since November 2013. Mr. Stadlin joined our Predecessor’s prior parent in May 2008 as Senior Vice President of Asset Management and was promoted to his current position as Chief Operating Officer in January 2013. During his tenure with our Predecessor and our Predecessor’s prior parent, Mr. Stadlin has played a key role in the expansion and repositioning of the portfolio including: development of the 619-room Hyatt Ziva Los Cabos which reopened in 2009 as Barceló Los Cabos and was rebranded in late 2013, the brand repositioning of Dreams La Romana and Dreams Palm Beach in the Dominican Republic, as well as the expansion, renovation and rebranding of the former 378-room Dreams Cancún into the 547-room Hyatt Ziva Cancún. In addition to leading major expansion, renovation and repositioning projects, Mr. Stadlin is responsible for the day-to-day oversight of the operations of the business. Prior to joining our Predecessor’s prior parent, Mr. Stadlin served as Vice President for Latin America at Marriott International, where he increased Marriott’s presence in the region by 21 hotels in seven years. During his 33-year tenure at Marriott International, Mr. Stadlin held numerous international management positions in the UK, Germany and Mexico, as well as throughout the Middle East and Africa. Mr. Stadlin graduated with a Bachelor of Science from the School of Hotel Administration at Cornell University in 1975. In 2007, Mr. Stadlin attended the Executive Program in Strategy and Organization at Stanford University. Mr. Stadlin has won numerous industry accolades, and is active in the lodging community. He served as Chairman of the Polanco Hotel Association and was a member of the board of the Mexican Hotel Association and of the American Chamber of Commerce.

Larry K. Harvey has served as our Chief Financial Officer since the consummation of the Business Combination on March 11, 2017. Mr. Harvey previously served as our Predecessor’s Chief Financial Officer since April 2015. Mr. Harvey has an extensive background in hospitality ownership, operations and capital market transactions. Most recently, Mr. Harvey served as Executive Vice President of Host Hotels and Resorts, a lodging real estate investment trust, from May 2013 to July 2013, and as Executive Vice President and Chief Financial Officer of Host Hotels and Resorts from November 2007 to May 2013. Prior to serving as Chief Financial Officer, he served as Treasurer (September 2007 to November 2007), Chief Accounting Officer (February 2006 to September 2007) and Corporate Controller (February 2003 to February 2006) at Host Hotels and Resorts. Mr. Harvey began his career with Price Waterhouse (now PricewaterhouseCoopers). He holds a Bachelor of Science in Accounting from Virginia Tech where he graduated Magna Cum Laude. He serves on the board of directors of American Capital Agency Corp. (NASDAQ: AGNC) and American Capital Senior Floating, Ltd. (NASDAQ: ACSF), and is the Audit Committee Chairman of each board.

Kevin Froemming has served as our Chief Marketing Officer since the consummation of the Business Combination on March 11, 2017. Mr. Froemming previously served as our Predecessor’s Chief Marketing

Officer since January 2014. Prior to joining Playa in January 2014, Mr. Froemming was President of Unique Vacations Inc., the worldwide representatives of Sandals & Beaches Resorts, from October 2003 to November 2013. Mr. Froemming brings to Playa more than 20 years of experience in marketing, sales, technology, and customer support operations. Prior to his tenure as President of Unique Vacations Inc., he rose to the position of Chief Operating Officer of The Mark Travel Corporation’s owned brands. In this capacity, he was responsible for bottom line profitability, and led the acquisition and integration team that was responsible for the addition of several major travel companies that were integrated into The Mark Travel Corporation’s portfolio of brands. He has also held senior positions at Wyndham Hotels and Renaissance Cruise Lines. Mr. Froemming graduated from Marquette University with a Bachelor of Science in Business Administration.

David Camhi has served as our General Counsel since the consummation of the Business Combination on March 11, 2017. Mr. Camhi previously served as our Predecessor’s General Counsel since August 2013 and also served as General Counsel of our Predecessor’s prior parent from January 2011 to August 2013. Prior to joining our Predecessor’s prior parent, Mr. Camhi served as General Counsel for Phoenix Packaging Group from April 2008 to January 2011, a plastic packaging manufacturer with production plants in Colombia, Mexico, Venezuela and the United States and sales in over 20 countries. From November 2006 to March 2008, Mr. Camhi practiced law at the Mexico City office of Thacher Proffitt & Wood. Prior to joining Thacher Proffitt & Wood, Mr. Camhi served as Associate General Counsel of BearingPoint, Inc., a global consulting firm, and practiced law at Baker & McKenzie, Prieto & Carrizosa and Sidley Austin LLP. Mr. Camhi received an LLM degree from Cornell University. Mr. Camhi also received a post graduate degree in Finance from Colegio de Estudios Superiores de Administración and an LL.B. from the Universidad de Los Andes, both in Bogota, Colombia. Mr. Camhi is admitted to practice law in Colombia, New York and Mexico.

Director and Executive Officer Qualifications

Playa is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Playa expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Playa’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Playa’s stockholders.

However, pursuant to the Playa Board Rules a majority of the members of the Playa Board must meet the criteria for independence under the NASDAQ listing rules, as in effect from time to time and as interpreted by the Playa Board in its business judgment, and the Playa Board also intends to meet the criteria for independence under the DCGC, to the extent reasonably practicable. The Nominating Committee of the Playa Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Playa Board.

The above-mentioned attributes, along with the leadership skills and other experiences of Playa’s officers and Playa Board members described above, are expected to provide Playa with a diverse range of perspectives and judgment necessary to facilitate Playa’s goals of stockholder value appreciation through organic and acquisition growth.

Playa Board

Playa has a single-tier board that consists of ten directors: one executive director and nine non-executive directors. Each member of the Playa Board was elected to serve for a term of one year following his or her appointment following the binding nomination of the Playa Board. The Playa Board may perform all acts necessary or useful for achieving Playa’s corporate purposes, other than those acts that are prohibited by law or by the Playa Articles of Association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Playa Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent Playa in dealings with third parties.

Director Independence

NASDAQ listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

All of our directors are independent pursuant to the rules of the NASDAQ except Mr. Wardinski, our Chairman and Chief Executive Officer.

Playa Board Designations

The general meeting of shareholders of Playa appoints the directors of the Playa Board. The general meeting of Playa can only appoint a director upon a binding nomination by the Playa Board. The general meeting of Playa may at any time resolve to render such nomination to be non-binding by a majority of at least a majority of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Playa Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of Playa or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting of Playa shall determine whether that person is appointed as executive director or as non-executive director. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Playa Board with a majority of the votes cast if such votes represent more than 50% of Playa’s issued share capital.

Each of the Playa directors were appointed at Playa’s general meeting for a term that will expire at the end of the next annual general meeting of Playa shareholders and will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Under Dutch law, the person chairing the meetings of the Playa Board (the chairman by law) is required to be a non-executive director. This person initially is Ms. Lieberman, who is also Playa’s Lead Independent Director. The non-executive directors supervise the executive directors and the Playa Board as a whole, and provide guidance to individual directors and to the Playa Board as a whole. Each director owes a duty to Playa to properly perform the duties of the Playa Board as a whole and the duties assigned to such director, and to act in Playa’s corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.

The composition of the Playa Board and criteria regarding the independence of Playa’s directors may deviate from the relevant provisions of the DCGC.

Playa Board Powers and Function

The Playa Board is charged with the management of Playa, subject to the restrictions contained in the Playa Articles of Association and the Playa Board Rules. The executive directors are responsible for operational management of Playa and the business enterprise connected therewith, as well as with the implementation of the decisions taken by the Playa Board. The non-executive directors have no day-to-day management responsibility, but supervise the policy and the fulfillment of duties of the executive directors and the general affairs of Playa.

Additionally, the directors have a collective responsibility towards Playa for the duties of the Playa Board as a whole. In performing their duties, the directors shall be guided by the interests of Playa and its business and, in this respect, the directors shall take the interests of all of Playa’s stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, Playa’s independent advisors. The executive directors will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.

The Playa Board will represent Playa. Playa may also be represented by the CEO Director and, where more than one executive director has been appointed, by each executive director individually.

Playa Board Meetings and Decision Making

Each director may cast one vote on all matters presented to the Playa Board and those committees on which he or she serves for approval. Resolutions of the Playa Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless the Playa Board Rules provide differently. Where there is a tie in any vote of the Playa Board, no resolution shall have been passed. Meetings of the Playa Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of the Playa Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

Playa Board Conflicts of Interest

A director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of Playa and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by the Playa Board, the resolution may nevertheless be passed by the Playa Board as if none of the directors has a conflict of interests as described in the previous sentence.

Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.

Each director (other than the Chairman and Chief Executive Officer) is required to immediately report any actual or potential conflict of interest which is of material significance to Playa and/or to such director to the Chairman and Chief Executive Officer and the Audit Committee and shall provide the Chairman and Chief Executive Officer and the Audit Committee with all information relevant to such potential conflict of interest. If the Chairman and Chief Executive Officer has an actual or potential conflict of interest, the director shall immediately report this to the Vice Chairman of the Playa Board and the Audit Committee. The Playa Board shall decide, without the director concerned being present, whether there is a conflict of interests. Transactions in which there is a conflict of interests shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

Except as otherwise agreed in writing by Playa and Hyatt, neither the Playa group nor Hyatt shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other; provided that Hyatt may not pursue a corporate opportunity if the opportunity was discovered, directly or indirectly, through the use of Playa group property or information, or was offered to a Hyatt-affiliated director expressly in his or her capacity as a director of Playa (although Hyatt may pursue such opportunity if it is discovered through other means, whether before or after its discovery through the use of Playa group property or information or offered to a Hyatt-affiliated director, provided that in pursuing such opportunity no confidential Playa group information is used and there is no breach of the confidentiality provisions of the Playa Board

Rules). If a director affiliated with Hyatt has an actual or potential conflict of interests due to his or her position as a director and his or her relationship with Hyatt, such director is required to immediately report such conflict of interests to the Playa Board.

Director Liability

Pursuant to Dutch law, members of the Playa Board may be liable to Playa for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of the Playa Board may also incur criminal liabilities. The members of the Playa Board and certain executive officers are insured at Playa’s expense against damages resulting from their conduct when acting in the capacities as such directors, members or officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, Playa provides the current and former members of the Playa Board with protection through indemnification under the Playa Articles of Association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at Playa’s request. In addition, Playa entered into indemnification agreements with its directors and executive officers.

Director Suspension and Removal

The general meeting of Playa shareholders will at all times have the power to suspend or remove a Playa director by a resolution adopted by at least a majority of the votes cast at a general meeting of Playa shareholders, representing at least a majority of the Ordinary Shares issued and outstanding, unless the proposal at the proposal of the Playa Board, in which case a majority of the votes cast is required. To the extent permitted under Dutch law, an executive director may also be suspended by the Playa Board. A suspension may be extended several times but the total term of the suspension may not exceed three months, and the suspension will expire at the end of this period if no resolution has been adopted either to lift the suspension or to remove the relevant director.

Board Committees

The Playa Board has established three standing committees consisting solely of independent directors (under the NASDAQ rules) and one standing committee consisting of a majority of independent directors, the principal functions of which are briefly described below. The Playa Board may from time to time establish other committees to facilitate Playa’s governance.

Audit Committee

The Audit Committee consists of Mr. Jones (chairperson), Mr. Hackwell, Ms. Lieberman and Mr. Sarukhan. The chairperson of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and has employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background as required by the NASDAQ corporate governance listing standards, as well as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is “financially literate” as that term is defined by the NASDAQ corporate governance listing standards. The Playa Board adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including overseeing:

•	the review of all related party transactions in accordance with the Playa related party transactions policy;

•	Playa’s accounting and financial reporting processes and discussing these with management;

•	the integrity and audits of Playa’s consolidated financial statements and financial reporting process;

•	Playa’s systems of disclosure controls and procedures and internal control over financial reporting;

•	Playa’s compliance with financial, legal and regulatory requirements related to Playa’s financial statements and other public disclosures, Playa’s compliance with its policies related thereto, and Playa’s policy in respect of tax planning;

•	the engagement and retention of the registered independent public accounting firm and the recommendation to Playa’s general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including Playa’s annual accounts, and the evaluation of the qualifications, independence and performance of the independent public accounting firm, including the provision of non-audit services;

•	the application of information and communication technology;

•	the role and performance of Playa’s internal audit function;

•	Playa’s overall risk profile; and

•	attending to such other matters as are specifically delegated to the audit committee by the Playa Board from time to time.

The Audit Committee is also responsible for selecting an independent registered public accounting firm to be appointed by Playa’s general meeting (or, if not appointed by Playa’s general meeting, by the Playa Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of Playa’s internal accounting controls. The Audit Committee will also approve the Audit Committee report required by SEC regulations to be included in Playa’s annual proxy statement.

Compensation Committee

Playa’s Compensation Committee consists of Mr. Millham (chairperson), Mr. Haggerty, Mr. Hirsch and Mr. Peterson. The Compensation Committee assists the Playa Board in reviewing and approving or recommending Playa’s compensation structure, including all forms of compensation relating to Playa’s directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by Playa’s General Meeting from time to time and in accordance with Dutch law, the Compensation Committee is responsible for, among other things:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Playa’s Chairman and Chief Executive Officer’s compensation, evaluating Playa’s Chairman and Chief Executive Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of Playa’s Chairman and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of Playa’s other executive officers and overseeing their performance;

•	reviewing and making recommendations to the Playa Board with respect to the compensation of Playa’s directors;

•	reviewing and making recommendations to the Playa Board with respect to its executive compensation policies and plans;

•	implementing and administering Playa’s incentive and equity-based compensation plans;

•	determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to Playa’s directors, executive officers and other employees pursuant to these plans;

•	assisting management in complying with Playa’s proxy statement and management report disclosure requirements;

•	producing a Compensation Committee report to be included in Playa’s annual proxy statement;

•	assisting the Playa Board in producing the compensation report to be included in Playa’s management report publicly filed in the Netherlands and to be posted on Playa’s website; and

•	attending to such other matters as are specifically delegated to Playa’s Compensation Committee by the Playa Board from time to time.

The Playa Board adopted a Compensation Committee Charter, which details these principal functions of the Compensation Committee.

Nominating and Governance Committee

Playa’s Nominating and Governance Committee consists of Mr. Hirsch (chairperson), Mr. Klein, Ms. Lieberman and Mr. Millham. The Nominating and Governance Committee assists Playa Board in selecting individuals qualified to become Playa’s directors and in determining the composition of the Playa Board and its committees. The Playa Board adopted a Nominating and Governance Committee Charter, which details the principal functions of the Nominating and Governance Committee, including:

•	identifying, recruiting and recommending to the full Playa Board qualified candidates for designation as directors or to fill Playa Board vacancies at Playa’s general meeting;

•	developing and recommending to the Playa Board corporate governance guidelines as set forth in the rules of the Playa Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;

•	overseeing Playa Board’s compliance with legal and regulatory requirements;

•	reviewing and making recommendations on matters involving the general operation of the Playa Board, including board size and composition, and committee composition and structure;

•	recommending to the Playa Board nominees for each committee of the Playa Board;

•	annually facilitating the assessment of the Playa Board’s performance as a whole and of the individual directors, and the performance of the Playa Board’s committees as required by applicable law, regulations and the NASDAQ corporate governance listing standards; and

•	overseeing the Playa Board’s evaluation of executive officers.

Capital Allocation Committee

Playa’s Capital Allocation Committee consists of Mr. Peterson (chairperson), Mr. Hirsch and Mr. Wardinski. Pursuant to the Shareholder Agreement, as long as Pace has the right to designate a director, upon the resignation, removal or death of a Pace Director from the Capital Allocation Committee, a Pace Director will fill the committee vacancy. Pursuant to the Shareholder Agreement, as long as Farallon has the right to designate a director, upon the resignation removal or death of a Farallon designated director from the Capital Allocation Committee, a Farallon designated director will fill the committee vacancy. Playa’s Capital Allocation Committee assists the Playa Board in fulfilling its oversight responsibilities of the financial management of Playa, as well as any other duties delegated by the Board. The Playa Board adopted a Capital Allocation Committee Charter, which details the principal functions of the Capital Allocation Committee, including the following duties:

•	review of capital expenditures, investments, business acquisitions or divestitures with a value, individually, in excess of 5% of the total assets of Playa and its subsidiaries on a consolidated basis;

•

recommend to the Playa Board, as appropriate, whether or not to approve any of the expenditures, investments, business acquisitions or divestitures it reviewed pursuant to the authority (provided, that the Board may not approve any such expenditure, investment, business acquisition or divestiture unless the Capital Allocation Committee has recommended such action); and

•	recommend that the Playa Board request management to perform post-audits of major capital expenditures and business acquisitions or divestitures, and review the results of such audits.

Corporate Governance Profile

Playa’s corporate governance has been structured in a manner intended to closely align Playa’s interests with those of its stakeholders. Notable features of Playa’s corporate governance structure include the following:

•	the Playa Board is not staggered and each of Playa’s directors is elected for a term of one year following a binding nomination of the Playa Board;

•	of the ten persons who serve on the Playa Board, nine, or 90%, of Playa’s directors have been determined to be independent for purposes of the NASDAQ’s corporate governance listing standards, and four of the nine non-executive directors also qualify as “independent” under the DCGC;

•	that one of Playa’s directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	Playa does not have a shareholder rights plan;

•	directors are elected by the general meeting of Playa upon a binding nomination of the Playa Board, following the recommendation of the Playa Board’s Nominating and Governance Committee and subject to the director appointment rights granted to Pace pursuant to the Shareholder Agreement; Playa’s general meeting may overrule such binding nomination by a resolution adopted by at least a majority of the votes cast, if such votes represent more than 50% of Playa’s issued share capital, following which, the Playa Board will offer a new binding nomination of a director to be elected to the Playa Board. If all directors are no longer in office or unable to act, the General Meeting can appoint one or more directors without a binding nomination by the Playa Board with a majority of the votes cast if such votes represent more than 50% of Playa’s issued share capital;

•	the Playa Articles of Association and Dutch law provide that resolutions of the Playa Board concerning a material change in Playa’s identity, character or business are subject to the approval of the general meeting; and

•	certain actions can only be taken by Playa’s general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board, including an amendment of the Playa Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of Playa’s issued share capital, payments of dividends on Ordinary Shares, the application for bankruptcy and a merger or demerger of Playa. Playa’s general meeting adopted a resolution to authorize the Playa Board to take certain of these actions. Please see the section entitled “Description of Capital Stock” for additional information.

There are no family relationships among Playa’s executive officers and directors. All of Playa’s directors are independent pursuant to the rules of the NASDAQ except Mr. Wardinski, Playa’s Chairman and Chief Executive Officer. In order to make these determinations, the following relationships have been disclosed to the Playa Board:

•	With respect to Ms. Lieberman and Mr. Sarukhan, the consulting services provided by each of them to our Predecessor, including attending our Predecessor’s board meetings and providing board-level advice to our Predecessor as if they were already appointed to our Predecessor’s board of directors, from 2015 to the present, for which they each received a $60,000 annual cash retainer and reimbursement of other expenses. Following their appointment to the Playa Board, Ms. Lieberman and Mr. Sarukhan only receive compensation from Playa for serving as directors.

•	With respect to Mr. Hirsch and Mr. Millham, that (i) each was appointed to the Playa Board by the General Meeting in accordance with the designation rights of Cabana pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Playa Board upon request by Farallon.

•	With respect to Mr. Hirsch, that he may be entitled to receive from Farallon payments or profit allocations in respect of certain investments made by Farallon, including Farallon’s investment in our Ordinary Shares.

•	With respect to Mr. Millham, that he may be entitled to receive from Farallon payments or profit allocations in respect of certain investments made by Farallon, including Farallon’s investment in our Ordinary Shares.

•	With respect to Mr. Haggerty, that (i) he was appointed to the Playa Board by the General Meeting in accordance with the designation rights of HI Holdings Playa pursuant to the Shareholder Agreement, and (ii) is required to resign from the Playa Board upon request by Hyatt.

•	With respect to Mr. Hackwell, Mr. Klein and Mr. Peterson, that (i) each was appointed to the Playa Board by the General Meeting in accordance with the designation rights of Pace Sponsor pursuant to the Shareholder Agreement, and (ii) each is required to resign from the Playa Board upon request by Pace.

Please see the section entitled “Management of Playa— Playa Board— Playa Board Designations” above for information about the Shareholder Agreement which addresses director designation rights of certain Playa shareholders.

Mr. Jones, Ms. Lieberman, Mr. Sarukhan and Tom Klein qualify as “independent” under the DCGC. Playa’s remaining five non-executive directors do not qualify as “independent” under the DCGC.

Playa’s directors will stay informed about Playa’s business by attending meetings of the Playa Board and their respective committees and through supplemental reports and communications. Playa’s non-executive directors, to the extent independent under NASDAQ rules, will meet regularly in executive sessions without the presence of Playa’s executive officers or directors that are not independent under NASDAQ rules.

Code of Business Conduct and Ethics

The Board has adopted codes of business conduct and ethics that apply to its executive officers, directors and employees and agents. Among other matters, the codes of business conduct and ethics are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in Playa’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only the Playa Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of Playa’s code of business conduct and ethics for Playa’s executive officers or directors, and any such waiver shall be promptly disclosed as required by law or NASDAQ regulations. Playa’s code of business conduct and ethics will include the whistleblower policy as contemplated by the DCGC and applicable SEC rules.

Playa Board Dividend Policy

Playa may only make distributions to its shareholders if Playa’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by the Playa Articles of Association.

Any amount remaining out of distributable profits is added to Playa’s reserves as the Playa Board determines. After reservation by the Playa Board of any distributable profits, the shareholders, upon the proposal of the Playa Board, may declare a dividend. The Playa Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders of Playa. Interim dividends may be declared as provided in the Playa Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Playa Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. Playa may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Playa is not able to pay its due and collectable debts, then Playa’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Playa’s creditors.

Distributions shall be payable in the currency determined by the Playa Board at a date determined by the Playa Board. The Playa Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to Playa (verjaring).

Playa does not anticipate paying any dividends on the Ordinary Shares for the foreseeable future.

Senior Management

Playa’s day-to-day management is carried out by Playa’s CEO Director and Playa’s other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for Playa’s CEO Director, is the executive director on the Playa Board and, in accordance with Dutch law, must be appointed by the general meeting) serve at the discretion of the Playa Board. The business address of Playa’s executive officers is Playa’s registered office address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

At the closing of the Business Combination, we entered into a Registration Rights Agreement that provides the former shareholders of our Predecessor and Pace Sponsor and certain of their affiliates with certain registration rights. Pursuant to the Registration Rights Agreement, these persons, including Mr. Wardinski, HI Holdings Playa and Cabana, along with Pace Sponsor may, at any time, and from time to time, after the six month anniversary of the closing of the Business Combination, may demand that the Company register for resale some or all of their Ordinary Shares for so long as they continue to meet certain ownership thresholds. This registration statement is intended to satisfy any such need for registration.

Warrant Agreements

On March 11, 2017, we entered into a Company Earnout Warrants Agreement with each of the shareholders of our Predecessor pursuant to which we issued each such shareholder of our Predecessor its pro rata share of 1,000,000 warrants to purchase Ordinary Shares (“Earnout Warrants”) (calculated in accordance with such shareholder’s ownership of our Predecessor immediately prior to the consummation of the Business Combination). Pursuant to the Company Earnout Warrants Agreements, each such former shareholder of our Predecessor has the right to acquire its pro rata share of 1,000,000 Ordinary Shares for a purchase price of €0.10 per Ordinary Share in the event that the price per share underlying the warrants on the NASDAQ is greater than $13.00 for a period of more than 20 days out of 30 consecutive trading days after the closing date of the Business Combination but within five years after the closing date of the Business Combination (the “Trigger Event”).

On March 10, 2017, we entered into a Sponsor Earnout Warrants Agreement with Pace Sponsor pursuant to which we issued Pace Sponsor 2,000,000 Earnout Warrants. Pursuant to the Sponsor Earnout Warrants Agreements, Pace Sponsor has the right to acquire 2,000,000 Ordinary Shares for a purchase price of €0.10 per Ordinary Share upon the occurrence of the Trigger Event.

On March 11, 2017, we entered into a Company Founder Warrants Agreement with each of the shareholders of our Predecessor pursuant to which we issued each such shareholder of our Predecessor its pro rata share of 7,333,333 warrants to acquire Ordinary Shares on substantially equivalent terms and conditions as set forth in the founder warrants held by former shareholders of Pace (“Founder Warrants”) (calculated in accordance with such shareholder’s ownership of our Predecessor immediately prior to the consummation of the Business Combination). Pursuant to the Company Founder Warrants Agreements, each such former shareholder of our Predecessor has the rights set forth in the Warrant Agreement among the Company, Computershare, Inc. and Computershare Trust Company, N.A. (“Computershare”), dated as of March 10, 2017 (the “Warrant Agreement”). As such, the holder of each Founder Warrant has the right to purchase from the Company one-third of one Ordinary Share, at the price of one-third of $11.50, subject to certain adjustments described in the Warrant Agreement.

On March 10, 2017, we entered into a Company Founder Warrants Agreement with Pace Sponsor pursuant to which we issued 14,666,667 Founder Warrants. Pursuant to the Company Founder Warrants Agreement, Pace Sponsor has the rights set forth in the Warrant Agreement. Therefore, Pace Sponsor, with respect to each Founder Warrant, has the right to purchase from the Company one-third of one Ordinary Share, at the price of one-third of $11.50, subject to certain adjustments described in the Warrant Agreement.

Sub-lease Agreement

Playa USA, entered into a sub-lease agreement with Barceló Crestline, an affiliate of our Predecessor’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sub-lease agreement was assigned by Barceló Crestline to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, Playa’s Chairman and Chief Executive Officer. The sub-lease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sub-lease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. As of December 31, 2016, Playa Management sub-leased approximately 11,000 square feet of office space and the annualized amount payable by it was approximately $1.1 million, which includes amounts related to certain shared administrative functions, such as mailroom and certain leasehold improvements. Of this amount, approximately $0.5 million is payable annually to the entity owned by Playa’s Chairman and Chief Executive Officer.

Office Space Lease

Certain of Playa’s Mexican subsidiaries, which our Predecessor acquired from the BD Real Shareholder in our Predecessor’s formation transactions, entered into three lease agreements with an affiliate of the BD Real Shareholder on December 1, 2009 and one lease agreement on May 2, 2011, pursuant to which the subsidiaries leased office space in Cancún, Mexico. These lease agreements were replaced by two lease agreements entered into by Playa Resorts Management Mexico, S. de R.L. de C.V. (“Playa Mexico”), one of our Predecessor’s subsidiaries, and dated July 1, 2014 and May 1, 2015, pursuant to which Playa Mexico leases 200 square meters and 800 square meters of office space, respectively, used by Playa Mexico and other of our Predecessor’s corporate personnel. The lease agreements expire in June 2018 and November 2018, respectively, and Playa Mexico may terminate the agreements at any time with 60 days’ notice. The current annual lease payment under the lease agreements is, in the aggregate, approximately $0.2 million, including allocable share of maintenance costs.

Hyatt Agreements

Hyatt Subscription Agreement

On July 15, 2013, our Predecessor entered into a subscription agreement with HI Holdings Playa, a wholly-owned subsidiary of Hyatt (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, HI Holdings Playa purchased from our Predecessor 14,285,714 ordinary shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.

Playa agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for any breaches of Playa’s representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of Playa’s ordinary shares and preferred shares, Playa’s organization, Playa’s capitalization and due authorization of the transactions), for which Playa’s indemnification liability is capped at $325 million). The representations and warranties Playa made and Playa’s related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, Playa has agreed under the Hyatt Subscription Agreement to indemnify HI Holdings Playa for:

•	losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of Playa’s resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);

•

losses suffered by HI Holdings Playa resulting from, based upon or related to, in whole or in part, any failure of Playa or certain of Playa’s subsidiaries or any other person that is or has been affiliated with

Playa to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by Playa or certain of Playa’s subsidiaries (or any other person that is or has been affiliated with Playa) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•	losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by HI Holdings Playa) contained in the offering memorandum for Playa’s Initial Notes, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of Playa’s Initial Notes by, or with the approval of, Playa in connection with the marketing of Playa’s Initial Notes (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and

•	losses arising from Playa’s obligation to indemnify Playa’s prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to HI Holdings Playa’s percentage ownership of Playa’s ordinary shares).

Any indemnity liability owed by Playa to HI Holdings Playa under the Hyatt Subscription Agreement shall be payable, at Playa’s election, in immediately available funds and/or (so long as the Fair Market Value of Playa’s ordinary shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the ordinary shares)) in additional ordinary shares. “Fair Market Value” shall be the amount agreed by Playa and HI Holdings Playa or, if no agreement is reached within 15 days of Playa’s election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.

The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.

Hyatt Resort Agreements

Each of Playa’s subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt All-Inclusive Resort Brands has signed a franchise agreement and related services agreements with Hyatt governing the operation of that resort. Playa manages all of those resorts under a management agreement with the Resort Owner.

Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort Owner (and Playa as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.

While our Predecessor did not pay any application fees for our Predecessor’s existing Hyatt All-Inclusive Resort Brand resorts, the Resort Owners (including Playa) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts in the Market Area, even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to Playa’s obligations under the Hyatt Strategic Alliance Agreement, Playa is allowed to operate any all-inclusive resort under a Playa-Developed Brand, such as the Panama Jack brand, under the Hyatt franchise agreements, provided that Playa implement strict informational and operational barriers between Playa’s operations with respect to the Playa-Developed Brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Under the Hyatt franchise agreements, if any Brand Owner or Restricted Brand Company acquires any ownership interest in Playa, Playa is required to implement strict informational and operational barriers between Playa’s operations with respect to such brand and Playa’s operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by Playa in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.

Pursuant to the Hyatt franchise agreements, until (i) Playa has less than three franchise agreements in effect for the operation of Hyatt-branded resorts and (ii) Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s ordinary shares, Playa may not:

•	own, invest in, acquire, develop, manage, operate or lease, or become a licensee or franchisee with respect to, any all-inclusive resorts, wherever located, operating under a “Restricted Brand” (which means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company); or

•	invest in, accept an investment from, lend money to, accept a loan from, or participate in a joint venture or other arrangement with any Restricted Brand Company, except as expressly permitted under the Hyatt franchise agreements.

If Playa violates the aforementioned prohibitions and restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt.

A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by Playa, of which Playa is the franchisor, licensor or owner, or for which Playa is the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by our Predecessor prior to September 1, 2016.

A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

A “Restricted Brand Company” means each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

Pursuant to the Hyatt franchise agreements and Playa’s articles of association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring Playa’s shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of Playa’s outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring Playa’s shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of Playa’s outstanding shares. Upon becoming aware of either share cap being exceeded, Playa will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) Playa will be irrevocably authorized under Playa’s articles of association to transfer excess shares to a foundation until sold to a third party. Playa’s franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date Playa becomes aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with Playa, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of Playa’s Hyatt franchise agreements and the restrictions on ownership by a Restricted Brand Company will apply until Playa has less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of Playa’s shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.

Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to Playa within 180 days as specified in the franchise agreement, and Playa will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.

The Hyatt franchise agreements require Playa to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on Playa’s activities and limits on the beneficial ownership of Playa’s ordinary shares.

In addition to the Hyatt franchise agreement, each Resort Owner has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:

•	Under the trademark sublicense agreement, Hyatt grants a sublicense to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and Playa as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s sublicensing fees.

•

Under the World of Hyatt frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the World of Hyatt guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the World of Hyatt guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by World of Hyatt guest loyalty program members who use points to pay for their hotel accommodations.

•	Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales service and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

•	Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

During the years ended December 31, 2016, 2015 and 2014, our Predecessor incurred approximately $13.5 million, $6.2 million and $3.6 million, respectively, in fees pursuant to the Hyatt Resort Agreements.

Please see the section entitled “Risk Factors — Risks Related to our Business — Our relationship with Hyatt may deteriorate and disputes between Hyatt and us may arise. The Hyatt relationship is important to our business and, if it deteriorates, the value of our portfolio could decline significantly, and it could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.” for additional information. The Hyatt relationship is important to Playa’s business and, if it deteriorates, the value of Playa’s portfolio could decline significantly, and it could otherwise have a material adverse effect on Playa, including Playa’s financial condition, liquidity, results of operations and prospects.

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which Playa and Hyatt have provided each other a right of first offer with respect to any Development Opportunity in the Market Area. If Playa intends to accept a Development Opportunity, Playa must notify Hyatt of such Development Opportunity and Hyatt has 10 business days to notify Playa of its decision to either accept or reject this Development Opportunity. If Hyatt accepts the Development Opportunity, Playa must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents for a Hyatt All-Inclusive Resort Brand with respect to such property, provided that Playa acquire such property on terms acceptable to Playa within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Development Opportunity, Hyatt must notify Playa and Playa has to notify Hyatt within 10 business days of Playa’s decision to either accept or reject this Development Opportunity. If Playa accepts the Development Opportunity, Hyatt must negotiate in good faith with Playa the terms of a management agreement and other documents under which Playa would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to Playa. If Playa or Hyatt fail to notify each other of its decision within the aforementioned 10 business day period, or if Playa or Hyatt fail to acquire the property related to a Development Opportunity within the aforementioned 60-day period, such right of first offer will expire and Playa or Hyatt will be able to acquire, develop and operate the property related to such Development Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties will notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. The Hyatt Strategic Alliance Agreement will expire on December 31, 2018 unless extended by each party.

Real Resort VAT Reimbursement

According to the master investment agreement pursuant to which our Predecessor purchased Real Resorts, Playa is required to refund to BD Real Shareholder $4.5 million related to certain VAT credits to which Real Resorts was or is entitled. Playa is obligated to reimburse such amount as Playa uses the VAT credits to offset Playa’s VAT liabilities. At a minimum, Playa is required to pay Real Resorts 25% of the VAT credits per year, regardless of whether such amounts have been used to offset any of Playa’s VAT liabilities. As of March 31, 2017, Playa has remitted a total of $3.4 million to Real Resorts with respect to such liability leaving a remaining balance of $1.1 million.

BD Real Shareholder

Deferred Consideration

In connection with our Predecessor’s formation transactions and pursuant to the agreement by which our Predecessor acquired Real Resorts, Playa is also required to pay to an affiliate of the BD Real Shareholder, in 16 quarterly payments, additional cash consideration equal to the difference between (i) $1,100,000 per quarter and (ii) any interest it receives under Playa’s Term Loan for such quarter. As of the date of this prospectus, Playa had two quarterly payments remaining.

Indemnification Agreements

Playa’s Articles of Association provide for certain indemnification rights for Playa’s directors and executive officers, and Playa entered into an indemnification agreement with each of Playa’s executive officers and directors providing for procedures for indemnification and advancements by Playa of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Playa or, at Playa’s request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Securities Purchase Agreements

Pursuant to certain securities purchase agreements with each of Compañia Hotelera Gran Playa Real S. de R.L. de C.V. and HI Holdings Playa, the former holders of our Predecessor’s preferred shares, in connection with the consummation of the Business Combination, we acquired all of the preferred shares of our Predecessor, par value $0.01 per share (the “Playa Preferred Shares”), for an aggregate consideration value of approximately $353.9 million, which includes the preferred shares and accrued but unpaid dividends on the Playa Preferred Shares through December 31, 2016 of $346.0 million plus $7.9 million additional accrued but unpaid dividends after December 31, 2016 through the closing of the Business Combination.

Review, Approval or Ratification of Transactions with Related Persons

Consistent with Dutch law and Playa’s Articles of Association, Playa adopted a code of business conduct and ethics that prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with Playa. The code of business conduct and ethics includes a policy requiring that Playa’s Board review any transaction a director or executive officer proposes to have with Playa that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, Playa’s Board will be obligated to ensure that all such transactions are approved by a majority of Playa’s Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to Playa and on terms not less favorable to Playa than those available from unaffiliated third parties.

EXECUTIVE COMPENSATION

Playa’s executive compensation program is consistent with our Predecessor’s compensation policies and philosophies, which are designed to align interest of executive officers with those of its stakeholders, while enabling Playa to attract, motivate and retain individuals who contribute to the long-term success of Playa.

Decisions on the executive compensation program are made by a compensation committee of the Playa Board. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

Playa anticipates that decisions regarding executive compensation will reflect its belief that the executive compensation program must be competitive in order to attract and retain its executive officers. Playa anticipates that the Compensation Committee will design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, Playa’s competitive position within its segment of the lodging industry, and each executive officer’s long-term career contributions to Playa. In addition, the Compensation Committee may determine to make awards to new executive officers in order to attract talented professionals. Playa expects that compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards and long term cash and equity incentives measured by performance targets to be established by the Compensation Committee.

Playa anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

In line with mandatory Dutch law, the general meeting of Playa will adopt a remuneration policy and will approve any remuneration to directors in the form of Playa Shares or the rights to acquire Playa Shares.

Summary Compensation Table

The following is a summary of the elements of and amounts paid under our Predecessor’s compensation plans for fiscal years 2015 and 2016. Our Predecessor’s compensation for 2015 and 2016 is listed in the summary compensation table below.

Our Predecessor’s “named executive officers” during 2016 were Bruce D. Wardinski, its Chairman and Chief Executive Officer, Alexander Stadlin, its Chief Operating Officer, Larry K. Harvey, its Chief Financial Officer, and Kevin Froemming, its Chief Marketing Officer.

The following table sets forth the annual base salary and other compensation paid to each of our Predecessor’s named executive officers for 2016 and 2015.

Name	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Bruce D. Wardinski	2016	$750,000	$1,162,500	$19,603	$1,932,103
Chairman and Chief Executive Officer	2015	778,846	902,344	18,957	1,700,147

Alexander Stadlin	2016	$515,049	$550,000	$6,079	$1,071,128
Chief Operating Officer	2015	519,230	360,938	16,572	896,740

Larry K. Harvey(3)	2016	$412,051	$450,000	$14,887	$876,938
Chief Financial Officer	2015	284,615	208,059	13,732	506,406

Kevin Froemming	2016	$412,051	$361,084	$11,532	$784,667
Chief Marketing Officer	2015	415,385	288,750	8,751	712,866

(1)	Bonuses are awarded by our Predecessor’s compensation committee after the end of the noted fiscal year based on a combination of individual and corporate performance.
(2)	For each named executive officer, the amount shown in “All Other Compensation” represents Playa’s matching contribution to the 401(k) plan for the named executive officer’s benefit and the premiums Playa paid for the life insurance premiums on the named executive officer’s life.
(3)	Mr. Harvey has been employed by Playa as Chief Financial Officer since April 2015. His annualized salary in 2015 was $400,000.

Base Salary

Base salary is designed to compensate executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career.

Bonuses

Playa intends to use annual cash incentive bonuses for its executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Playa expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for its executive officers, subject to the terms of any employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Pursuant to our Predecessor’s Management Incentive Plan, our Predecessor awarded bonuses to its named executive officers based on a combination of individual and corporate performance measures that our Predecessor’s board of directors believed were important to the success of our business. Under our Predecessor’s Management Incentive Plan, each named executive officer had a target incentive opportunity expressed as a percentage of his or her base salary, which was subject to increase or decrease according to the achievement of these individual and corporate performance measures. In addition, no named executive officer in our Predecessor’s Management Incentive Plan was paid a bonus unless our Predecessor met a specified minimum corporate performance threshold. In 2015 and 2016, the corporate performance metric used for each named executive officer and for the minimum corporate performance threshold was EBITDA. In addition, in 2015 and 2016, bonuses of our Predecessor’s named executive officers were based 75% on achievement of corporate performance goals and 25% on achievement of individual performance goals, except that Mr. Wardinski’s bonuses were based 100% on corporate performance goals. In addition, our Predecessor was able to make special incentive awards to an individual for extraordinary individual efforts and exceptional results, or contribution to extraordinary team efforts and exceptional results, in reaching our Predecessor’s goals and objectives. In 2015, Mr. Harvey’s bonus was a special incentive award. All awards granted under our Predecessor’s Management Incentive Plan were required to be approved by our Predecessor’s board of directors and, with respect to members of management other than the Chief Executive Officer, its Chief Executive Officer. Our Predecessor’s board of directors had the right to adjust any payment to its named executive officers under our Predecessor’s Management Incentive Plan.

Share-Based Awards

Playa has not granted any equity awards to its executive officers. Playa intends to use share-based awards to reward long-term performance of its executive officers. Playa believes that providing a meaningful portion of the total compensation package in the form of share-based awards will align the incentives of its executive officers with the interests of its shareholders and serve to motivate and retain its executive officers. Share-based awards will be awarded under Playa’s 2017 Omnibus Incentive Plan. For a description of the 2017 Omnibus Incentive Plan, see “–2017 Omnibus Incentive Plan.”

Retirement Savings Opportunities

All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). Playa provides this plan to help its employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under Playa’s 401(k) plan, employees are eligible to defer a portion of their salary, and Playa, at its discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the IRS. Playa currently matches 100% of each employee’s contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although Playa, in its sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which Playa makes any matching contributions. Playa’s contributions vest over time. The employee contributions and Playa’s match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the U.S. Tax Code as a tax qualified retirement plan. Contributions to the 401(k) plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) plan and matching contributions are deductible by us when made subject to applicable U.S. Tax Code limits

Health and Welfare Benefits

Playa provides a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms or operation in favor of executive officers and are available to all full-time employees.

Pension Benefits

None of Playa’s named executive officers is a participant in any defined benefit plans.

Nonqualified Deferred Compensation

Playa does not offer any nonqualified deferred compensation plans.

Employment Agreements

Playa assumed the obligations of our Predecessor with respect to the employment agreements between Playa Management and each of Messrs. Wardinski and Harvey and between Playa USA and each of Messrs. Stadlin and Froemming.

Playa’s subsidiary, Playa Resorts Management, LLC (“Playa Management”), entered into an employment agreement with Mr. Wardinski, Playa’s Chairman and Chief Executive Officer, which was amended and restated in 2016, and entered into a new employment agreement with Mr. Harvey, Playa’s Chief Financial Officer. Playa’s subsidiary, Playa Management USA, LLC (“Playa USA”), also entered into employment agreements with Playa’s other named executive officers, Mr. Stadlin, Playa’s Chief Operating Officer, and Mr. Froemming, Playa’s Chief Marketing Officer.

Wardinski Employment Agreement.

Mr. Wardinski, Playa’s subsidiary, Playa Management, and Playa, solely with respect to Mr. Wardinski’s appointment as Playa’s Chief Executive Office and Chairman of Playa’s Board, entered into an employment agreement on August 31, 2016, with an effective date of January 1, 2016. Mr. Wardinski’s employment agreement provides for an initial period of employment that ends on December 31, 2019, subject to an automatic extension until December 31, 2021 unless either Playa Management or Mr. Wardinski elects not to extend the term by providing written notice to the other party at least three months but not more than twelve months prior to December 31, 2019 (“Non-Renewal Notice”). Mr. Wardinski serves as the Chief Executive Officer of Playa Management, Chairman of the Board of Managers of Playa Management (the “Playa Management Board”), Playa’s Chief Executive Officer and Chairman of Playa’s Board.

Mr. Wardinski’s employment agreement provides for a base salary of $750,000 (as may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 125% of base salary (subject to a maximum of 200% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa Management. In addition, upon termination of Mr. Wardinski’s employment agreement without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in the employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment (the “Wardinski Severance Payment”), paid in 24 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 24 months for the purpose of covering Mr. Wardinski’s health insurance, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan (the “Wardinski Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement (a “Change in Control Termination”), Mr. Wardinski will be eligible to receive the payments set forth above, provided however that the Wardinski Severance Payment shall be increased to 2.99 times Mr. Wardinski’s base salary at the rate in effect on his last day of employment.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, within 60 days following a “Change in Control” or a “Partial Change in Control,” as those terms are defined in the employment agreement, conditioned on his execution of a separation and release agreement, Mr. Wardinski will be eligible to receive three months of his base salary.

In the event that Mr. Wardinski terminates his employment without “Good Reason,” as defined in the employment agreement, conditioned upon his execution of a separation and release agreement, Mr. Wardinski will be eligible for two monthly installments of the Wardinski Additional Amount.

In the event that Mr. Wardinski’s employment terminates as a result of “Disability,” as such term is defined in the employment agreement, or death, Mr. Wardinski or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (ii) payments of the Wardinski Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in the employment agreement, if health insurance coverage becomes available to Mr. Wardinski under another group insurance plan during the twelve-month period, payment of the Wardinski Additional Amount shall cease. In addition, in the event of Mr. Wardinski’s death, Mr. Wardinski’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

If either Mr. Wardinski or Playa Management causes Mr. Wardinski’s employment to end on December 31, 2019 by the delivery of a Non-Renewal Notice or if Mr. Wardinski’s employment automatically terminates on

December 31, 2021, then, conditioned upon his execution of a separation and release agreement, Mr. Wardinski is entitled to receive an amount equal to six months of his base salary, paid in six equal monthly installments.

Regardless of the reason for any termination of Mr. Wardinski’s employment agreement, including if Mr. Wardinski is terminated for “Cause,” as such term is defined in the employment agreement (other than in the case of Mr. Wardinski’s death or “Disability,” as defined in the employment agreement, which are described above), Mr. Wardinski will be eligible to receive his then-accrued compensation, reimbursement for any outstanding reasonable business expense he has incurred in performing his duties, continued insurance benefits to the extent required by law and any fully vested but unpaid rights under any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa or Playa’s affiliates.

Mr. Wardinski’s employment agreement provides that Mr. Wardinski is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa Management, Playa or Playa’s affiliates, Mr. Wardinski is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa Management, Playa or any of Playa’s affiliates; (iii) serving as Chairman of Playa’s Board; and (iv) certain other activities and director positions that the Playa Management Board and Playa’s Board may approve.

Mr. Wardinski’s employment agreement provides that during the term of his employment and for a period of 18 months (three months in the event that Mr. Wardinski terminates his employment without “Good Reason,” as such term is defined in the employment agreement, within sixty days following a “Change in Control” or “Partial Change in Control,” as each such term is defined in the employment agreement, six months in the case of a non-renewal or expiration of his employment and 12 months following a Change in Control Termination, each as described above) following the expiration, resignation or termination of his employment, Mr. Wardinski agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Wardinski may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa Management, Playa or any of Playa’s affiliates in a line of business that we, Playa Management, or any of Playa’s affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Wardinski’s termination, an employee with a senior management position at Playa Management, us or any of Playa’s affiliates (the “Non-Competition Restrictions”). Mr. Wardinski’s employment agreement provides for a confidentiality covenant on the part of Mr. Wardinski both during and after his termination of employment.

Employment Agreements of Messrs. Stadlin, Froemming and Harvey.

On September 15, 2016, Mr. Stadlin and Mr. Froemming each entered into an employment agreement with Playa USA, each with an effective date of January 1, 2016. On September 21, 2016, Mr. Harvey entered into an employment agreement with Playa Management, with an effective date of January 1, 2016. The employment agreements of each of Messrs. Stadlin, Froemming and Harvey provide for an initial period of employment that ends on December 31, 2018. Pursuant to the respective employment agreements, Mr. Stadlin serves as the Chief Executive Officer of Playa USA, Mr. Froemming serves as Chief Marketing Officer of Playa USA and Mr. Harvey serves as Chief Financial Officer of Playa Management.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a base salary of $515,000, $412,000 and $412,000, respectively (as each may be increased by Playa’s Board), an annual discretionary bonus opportunity targeted at 75% of base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa USA (or, in the case of

Mr. Harvey, Playa Management). Messrs. Stadlin, Froemming and Harvey are also each entitled to paid time off and holiday pay in accordance with the policies of Playa USA (or, in the case of Mr. Harvey, Playa Management). In addition, upon termination of each of the employment agreements without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in each employment agreement, each applicable executive will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to his base salary at the rate in effect on his last day of employment (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event the executive is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in each employment agreement, the executive will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 1.5 times his base salary at the rate in effect on his last day of employment. In the event that the executive terminates his employment without “Good Reason,” as defined in each employment agreement, conditioned upon his execution of a separation and release agreement, the executive will be eligible to receive a payment of any unpaid portion of his base salary, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa USA (or, in the case of Mr. Harvey, Playa Management).

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that, in the event that the executive’s employment terminates as a result of “Disability,” as such term is defined in each employment agreement, or death, the executive or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) a payment of any unpaid portion of his base salary, (ii) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (iii) payments of the Executive Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in each employment agreement, if health insurance coverage becomes available to the executive under another group insurance plan during the twelve-month period, payment of the Executive Additional Amount shall cease. In addition, in the event of Messrs. Stadlin, Froemming or Harvey’s death, such executive’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that the executive is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or Playa’s affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates; and (iii) certain other activities and director positions that the board of directors of Playa USA (or in the case of Mr. Harvey, the Playa Management Board) and Playa’s Board may approve.

The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide that during the term of the executive’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, the executive agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that the executive may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates in a line of business that we, Playa USA (or, in the case of Mr. Harvey, Playa Management), or any of Playa’s affiliates conducts or plans to conduct as of the date of the executive’s termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to the executive’s termination, an employee with a senior management position at Playa USA (or, in the case of Mr. Harvey, Playa Management), Playa or any of Playa’s affiliates. The employment agreements with each of Messrs. Stadlin, Froemming and Harvey provide for a confidentiality covenant on the part of the executive after his termination of employment.

2017 Omnibus Incentive Plan

The Playa Board adopted, in connection with the consummation of the Business Combination, Playa’s 2017 Omnibus Incentive Plan (the “2017 Plan”) for the purpose of (a) providing eligible persons with an incentive to contribute to Playa’s success and to operate and manage Playa’s business in a manner that will provide for Playa’s long-term growth and profitability to benefit Playa’s shareholders and other important stakeholders, including employees and customers, and (b) providing a means of obtaining, rewarding and retaining key personnel. The 2017 Plan provides for the grant of options to purchase Playa’s ordinary shares, share awards (including restricted shares and share units), share appreciation rights, performance shares or other performance-based awards, unrestricted shares, dividend equivalent rights, other equity-based awards and cash bonus awards. Playa has reserved a total of 4,000,000 ordinary shares for issuance pursuant to the 2017 Plan, subject to certain adjustments set forth in the 2017 Plan. This summary is qualified in its entirety by the detailed provisions of the 2017 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Administration of the 2017 Plan. The 2017 Plan will be administered by Playa’s compensation committee, and its compensation committee will determine all terms of awards under the 2017 Plan. Each member of Playa’s compensation committee that administers the 2017 Plan will be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and, if applicable, an “outside director” within the meaning of Section 162(m) of the Code, and an independent director in accordance with the rules of any stock exchange on which Playa’s ordinary shares are listed. Playa’s compensation committee will also determine who will receive awards under the 2017 Plan, the type of award and its terms and conditions and the number of ordinary shares subject to the award, if the award is equity-based. Playa’s compensation committee will also interpret the provisions of the 2017 Plan. The Playa Board may also appoint one or more committees of the Playa Board, each composed of one or more of Playa’s directors, which may administer the 2017 Plan with respect to grantees who are not “officers,” as defined in Rule 16a-1(f) under the Exchange Act, or directors. The Playa Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the 2017 Plan as the Playa Board determines, consistent with Playa’s articles of association and bylaws and applicable laws. References below to Playa’s compensation committee include a reference to the Playa Board or another committee appointed by the Playa Board for those periods in which the Playa Board or such other committee appointed by the Playa Board is acting.

Eligibility. All of Playa’s employees, executive officers and directors, and the employees, officers and directors of Playa’s subsidiaries and affiliates will be eligible to receive awards under the 2017 Plan. In addition, consultants and advisors (who are natural persons) currently providing services to Playa or to one of its subsidiaries or affiliates, and any other person whose participation in the 2017 Plan is determined by Playa’s compensation committee to be in its best interests may receive awards under the 2017 Plan.

Share Authorization. Subject to adjustment as provided in the 2017 Plan, the number of ordinary shares that may be issued under the 2017 Plan is 4,000,000. If any of Playa’s ordinary shares covered by an award are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any of Playa’s ordinary shares or is settled in cash in lieu of Playa’s ordinary shares, the ordinary shares subject to such awards will again be available for purposes of the 2017 Plan. The number of Playa’s ordinary shares available for issuance under the 2017 Plan will not be increased by the number of Playa’s ordinary shares (i) tendered, withheld, or subject to an award surrendered in connection with the purchase of Playa’s ordinary shares or upon exercise of an option, (ii) that were not issued upon the net settlement or net exercise of a share-settled share appreciation right, (iii) deducted or delivered from payment of an award in connection with Playa’s tax withholding obligations, or (iv) purchased by Playa with proceeds from option exercises.

The maximum number of ordinary shares subject to options or share appreciation rights that can be issued under the 2017 Plan to any person, other than a non-employee director, is 1,200,000 ordinary shares in any single calendar year. The maximum number of ordinary shares that can be issued under the 2017 Plan to any person (other than a non-employee director) other than pursuant to an option or share appreciation right is 1,200,000 ordinary shares in any single calendar year. The maximum fair market value of Playa’s ordinary shares that may be granted under the 2017 Plan pursuant to awards in any single calendar year to any non-employee director is $500,000. The maximum amount that may be paid as a cash-settled performance-based award for a performance period of 12 months or less to any one person is $3,000,000 and the maximum amount that may be paid as a cash-settled performance-based award for a performance period of greater than 12 months to any one person is $9,000,000.

Share Usage. Ordinary shares that are subject to awards will be counted as of the grant date for purposes of calculating the number of shares available for issuance under the 2017 Plan. The maximum number of shares issuable under a performance share grant will be counted against the share issuance limit under the 2017 Plan as of the grant date, but such number will be adjusted to equal the actual number of shares issued upon settlement of the performance shares to the extent different from the maximum number of shares.

Minimum Vesting Period. Except with respect to a maximum of 5% of the ordinary shares authorized for issuance under the 2017 Plan, as described above, no award will provide for vesting which is any more rapid than vesting on the one year anniversary of the grant date of the award or, with respect to awards that vest upon the attainment of performance goals, a performance period that is less than twelve months.

No Repricing. Except in connection with certain corporate transactions involving Playa: (x) outstanding options or share appreciation rights may not be amended to reduce the exercise price of the option or share appreciation right, (y) outstanding options or share appreciation rights may not be canceled in exchange for or substitution of options or share appreciation rights with an exercise price that is less than the exercise price of the original options or share appreciation rights, and (z) outstanding options or share appreciation rights with an exercise price above the current share price may not be canceled in exchange for cash or other securities.

Options. The 2017 Plan authorizes Playa’s compensation committee to grant incentive share options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by Playa’s compensation committee, provided that the price cannot be less than 100% of the fair market value of the ordinary shares on the date on which the option is granted. If Playa were to grant incentive share options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of its ordinary shares on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If Playa was to grant incentive share options to any 10% shareholder, the term cannot exceed five years from the date of grant. Playa’s compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

The exercise price for any option or the purchase price for restricted shares is generally payable (1) in cash or cash equivalents, (2) to the extent the award agreement provides and subject to certain limitations set forth in the 2017 Plan, by the surrender of ordinary shares (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise or purchase price, (3) with respect to an option only, to the extent the award agreement provides and subject to certain limitations set forth in the 2017 Plan, by payment through a broker in accordance with procedures established by us or (4) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including by withholding ordinary shares that would otherwise vest or be issuable in an amount equal to the exercise or purchase price and the required tax withholding amount.

Share Awards. The 2017 Plan also provides for the grant of share awards (which includes restricted shares and share units). A share award may be subject to restrictions on transferability and other restrictions as Playa’s compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as Playa’s compensation committee may determine. Unless Playa’s compensation committee provides otherwise in an award agreement, a participant who receives restricted shares will have the right to vote and the right to receive dividends or distributions on the shares, except that Playa’s compensation committee may require any dividends to be reinvested in shares, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such restricted shares. Dividends paid on restricted shares which vest or are earned based upon the achievement of performance goals will not be deemed vested unless the performance goals for such restricted shares are achieved, and if such performance goals are not achieved, the participant will promptly forfeit and repay to Playa any such dividend payments. A participant who receives share units will have no rights as one of Playa’s shareholders.

Playa’s compensation committee may provide in an award agreement that a participant who receives share units will be entitled to receive, upon Playa’s payment of a cash dividend, a cash payment for each such share unit which is equal to the per-share dividend paid on Playa’s ordinary shares. Dividends paid on share units that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such share units are achieved, and if such performance goals are not achieved, the participant will promptly forfeit and repay to Playa such dividend payments. An award agreement also may provide that such cash payment will be deemed reinvested in additional share units at a price per unit equal to the fair market value of an ordinary share on the date on which such cash dividend is paid.

During the period, if any, when share awards are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her share awards. Unless Playa’s compensation committee provides otherwise in an award agreement, or in another agreement with a grantee, upon the termination of the grantee’s service with Playa, any share awards that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited.

Share Appreciation Rights. The 2017 Plan authorizes Playa’s compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, ordinary shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of Playa’s ordinary shares on the date of exercise over the fair market value of Playa’s ordinary shares on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by Playa’s compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

Performance-Based Awards. The 2017 Plan also authorizes Playa’s compensation committee to grant performance-based awards, which are awards of options, share appreciation rights, restricted shares, share units, performance shares, other equity-based awards or cash made subject to the achievement of performance goals over a performance period specified by Playa’s compensation committee. Playa’s compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance-based award. Performance goals may relate to Playa’s financial performance, the grantee’s performance or such other criteria determined by Playa’s compensation committee. If the performance goals are met, performance-based awards will be paid in cash, ordinary shares or a combination thereof.

Unrestricted Shares and Other Equity-Based Awards. Subject to the minimum vesting period described above, Playa’s compensation committee may, in its sole discretion, grant (or sell at the par value of an ordinary share or at such other higher purchase price as determined by Playa’s compensation committee) an award to any grantee pursuant to which such grantee may receive ordinary shares under the 2017 Plan that are free of any restrictions. Awards of unrestricted shares may be granted or sold to any grantee in respect of service rendered or, if so provided in the related award agreement or a separate agreement, to be rendered by the grantee to Playa or one of its affiliates or other valid consideration, in lieu of or in addition to any cash compensation due to such grantee. Playa’s compensation committee may also grant awards in the form of other equity-based awards, which are awards that represent a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Playa’s ordinary shares, as deemed by Playa’s compensation committee to be consistent with the purposes of the 2017 Plan, subject to terms and conditions determined by Playa’s compensation committee.

Dividend Equivalent Rights. Playa’s compensation committee may grant dividend equivalent rights in connection with the grant of certain equity-based awards. A dividend equivalent right is an award entitling the recipient of the award to receive credits based on cash distributions that would have been paid on the ordinary shares specified in such dividend equivalent right if such shares had been issued to and held by the recipient of such dividend equivalent right as of the record date. Dividend equivalent rights may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed reinvested in additional ordinary shares, which may thereafter accrue additional dividend equivalent rights, as specified in an award agreement. Dividend equivalent rights may be payable in cash, ordinary shares or a combination of the two. Playa’s compensation committee will determine the terms of any dividend equivalent rights. No dividend equivalent rights can be granted in tandem with an option or share appreciation right.

Forfeiture; Recoupment. Playa’s compensation committee may reserve the right in an award agreement for an award granted pursuant to the 2017 Plan to cause a forfeiture of any gain realized by the grantee of the award to the extent the grantee is in violation or breach of or in conflict with certain agreements with Playa (including but not limited to an employment or non-competition agreement) or any obligation to Playa (including but not limited to a confidentiality obligation). Playa’s compensation committee may annul an outstanding award if the grantee’s employment with Playa is terminated for “cause” as defined in the 2017 Plan, the applicable award agreement, or any other agreement between Playa and the grantee. Awards are also subject to mandatory repayment by the grantee to the extent the grantee is or becomes subject to (i) any clawback or recoupment policy adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (ii) any law, rule or regulation which imposes mandatory recoupment.

Change in Control. If Playa experiences a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (1) except for performance-based awards, all restricted shares, share units and dividend equivalent rights will be deemed to have vested and the underlying ordinary shares will be deemed delivered immediately before the change in control; and (2) at Playa’s compensation committee’s discretion, either all options and share appreciation rights will become exercisable fifteen days before the change in control (with any exercise of an option or share appreciation right during such fifteen day period to be contingent upon the consummation of the change in control) and terminate upon the change in control to the extent not exercised, or all options, share appreciation rights, restricted shares, share units and/or dividend equivalent rights will be canceled and cashed out in connection with the change in control.

In the case of performance-based awards, if less than half of the performance period has lapsed, the award will be treated as though target performance has been achieved. If at least half of the performance period has lapsed, actual performance to date will be determined as of a date reasonably proximal to the date of the consummation of the change in control, as determined by Playa’s compensation committee in its sole discretion, and that level of performance will be treated as achieved immediately prior to the occurrence of the change in control. If Playa’s compensation committee determines that actual performance is not determinable, the award will be treated as though target performance has been achieved. Any awards that arise after performance is determined in accordance with this paragraph will be treated as set forth in the preceding paragraph. Other equity-based awards will be governed by the terms of the applicable award agreement.

If Playa experiences a change in control in which outstanding awards that are not exercised prior to the change in control will be assumed or continued by the surviving entity, then, except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of the change in control, the 2017 Plan and the awards granted under the plan will continue in the manner and under the terms so provided in the event of the change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards with new awards, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and share appreciation rights.

In summary, a change in control under the 2017 Plan occurs if:

•	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the total voting shares in Playa’s capital, on a fully diluted basis;

•	individuals who on the effective date of the 2017 Plan constitute Playa’s Board (together with any new directors whose election by Playa’s Board or whose nomination by Playa’s Board for election by Playa’s shareholders was approved by a vote of at least a majority of the members of Playa’s Board then in office who either were members of Playa’s Board on the effective date of the 2017 Plan or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of Playa’s Board then in office;

•	Playa consolidates with, or merge with or into, any individual, corporation, partnership or any other entity or organization (a “Person”), or any Person consolidates with, or merges with or into, Playa, other than any such transaction in which the holders of securities that represented 100% of the voting shares in Playa’s capital immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting shares of the surviving Person in such merger or consolidation transaction immediately after such transaction;

•	there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of Playa’s assets and the assets of Playa’s subsidiaries, taken as a whole, to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

•	the commencement of a liquidation, winding up or dissolution of Playa, which was approved by Playa’s shareholders.

Adjustments for Share Splits and Similar Events. If the number of Playa’s ordinary shares is increased or decreased or Playa’s ordinary shares are changed into or exchanged for a different number of Playa’s ordinary shares or kind of Playa’s capital stock or other securities on account of any recapitalization, reclassification, share split, reverse share split, spinoff, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock and certain other events, Playa’s compensation committee will make adjustments in the manner and to the extent it considers appropriate and equitable to the grantees and consistent with the terms of the 2017 Plan to the number and kind of shares that may be issued under the 2017 Plan, the individual limitations on awards described above and the number and kind of shares subject to outstanding awards.

Amendment or Termination. Playa’s Board may amend, suspend or terminate the 2017 Plan at any time; provided that no amendment, suspension or termination may adversely impair the rights of grantees under outstanding awards without the grantees’ consent. Playa’s shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. The 2017 Plan will have a term of ten years, but may be terminated by Playa’s Board at any time.

In connection with the Business Combination, the Playa Board approved, subject to an effective registration statement for such award, an award of restricted shares to each of Playa’s executive officers, which will have the following aggregate grant date fair values: Bruce Wardinski, $2,600,000; Alex Stadlin, $1,550,000; Larry Harvey, $1,000,000; and Kevin Froemming, $900,000.

Other Compensation

Playa maintains various employee benefit plans, including medical, dental, disability insurance, life insurance and 401(k) plans, in which its executive officers participate. The plans under which these benefits are not expected to discriminate in scope, terms or operation in favor of executive officers and are available to all full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the U.S. Tax Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the Chief Executive Officer and the three other most highly-paid executive officers (other than a company’s Chief Executive Officer and Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by shareholders, are excluded from the deduction limit. Playa’s policy is to qualify compensation paid to its executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, Playa’s compensation committee may authorize compensation that would not be deductible under Section 162(m) of the U.S. Tax Code or otherwise if it determines that such compensation is in the best interests of Playa and its shareholders.

Director Compensation

Each of Playa’s non-executive directors will receive an annual grant of Playa Shares with a value of $75,000, which is expected to vest immediately, and an annual cash retainer of $60,000, payable quarterly, for services as a director. The Lead Independent Director will receive an additional annual cash retainer of $20,000, the chairs of the Audit Committee and Compensation Committee will each receive an additional annual cash retainer of $15,000 and the chair of the Nominating and Governance Committee will receive an additional annual cash retainer of $7,500, in each case, payable quarterly. Each non-executive director will be entitled to elect to receive his or her annual cash retainer in the form of Playa Shares at their value on the grant date. Directors who are Playa employees or are employees of Playa’s subsidiaries will not receive compensation for their services as directors. All of Playa’s directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of Playa Board duties and receive discounts on stays at Playa hotels. Mr. Peterson has agreed to waive his annual grant of Playa Shares for the first three years after the Business Combination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of April 28, 2017 by:

•	each person who is the beneficial owner of more than 5% of our outstanding Ordinary Shares;

•	each person who is an executive officer or director of our Company; and

•	all executive officers and directors of our Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership percentages set forth in the table below do not take into account (i) the issuance of any ordinary shares (or options to acquire ordinary shares) under the 2017 Omnibus Incentive Plan and (ii) the issuance of any ordinary shares upon the exercise of outstanding warrants to purchase up to a total of approximately 25,333,333 ordinary shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no ordinary shares beneficially owned by any of our executive officers or directors have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Playa Hotels & Resorts N.V, Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

	Beneficial Ownership
Beneficial Owner	Number of Ordinary Shares of Company	Percentage of All Ordinary Shares(1)
Executive Officers and Directors
Bruce D. Wardinski	1,753,050	1.69%
Alexander Stadlin	0	0%
Larry Harvey	0	0%
Kevin Froemming	0	0%
David Camhi	5,181	0.01%
Stephen G. Haggerty	0	0%
Daniel J. Hirsch(2)	0	0%
Hal Stanley Jones	0	0%
Stephen L. Millham(3)	0	0%
Arturo Sarukhan	0	0%
Elizabeth Lieberman	0	0%
Karl Peterson(4)(8)	300,000	0.29%
Tom Klein	155,445	0.15%
Paul Hackwell	0	0%
All executive officers and directors as a group (14 persons)	2,213,676	2.14%

	Beneficial Ownership
Beneficial Owner	Number of Ordinary Shares of Company	Percentage of All Ordinary Shares(1)
Other 5% Shareholders
Cabana Investors B.V. (5)	28,358,322	27.41%
Playa Four Pack, L.L.C. (6)	1,810,358	1.75%
HI Holdings Playa (7)	11,969,741	11.57%
Abu Dhabi Investment Authority	5,972,955	5.77%
TPG Pace Sponsor, LLC (formerly, TPACE Sponsor Corp.) (8)	7,340,000	7.09%

(1)	Based on 103,464,186 Ordinary Shares outstanding.
(2)	Mr. Hirsch’s address is c/o Playa Hotels & Resorts N.V., 3950 University Drive, Suite 301, Fairfax, Virginia 22030.
(3)	Mr. Millham’s address is c/o Playa Hotels & Resorts N.V., 3950 University Drive, Suite 301, Fairfax, Virginia 22030.
(4)	Does not include any Ordinary Shares Mr. Peterson may be deemed to hold indirectly through TPG Pace Sponsor, LLC. See Note 8 below.
(5)	The sole owner of Cabana Investors B.V. is Coöperatieve Cabana U.A. The sole owners of Coöperatieve Cabana U.A. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Farallon Capital Offshore Investors II, L.P. (collectively, the “Cabana Farallon Funds”). FP is the general partner of each of the Cabana Farallon Funds and may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Cabana Farallon Funds. As managing members of FP with the power to exercise investment discretion, each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”) may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Cabana Farallon Funds. Each of FP, the Farallon Managing Members, Coöperatieve Cabana U.A. and the Cabana Farallon Funds disclaims beneficial ownership of the Ordinary Shares held by Cabana Investors B.V. All of the entities and individuals identified in this footnote disclaim group attribution. Cabana Investors B.V.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(6)	The sole owners of Playa Four Pack, L.L.C. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. (collectively, the “Four Pack Farallon Funds”). FP is the general partner of each of the Four Pack Farallon Funds and may be deemed to beneficially own the Ordinary Shares owned by each of the Four Pack Farallon Funds. As managing members of FP with the power to exercise investment discretion, each of the Farallon Managing Members may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Four Pack Farallon Funds. Each of FP, the Farallon Managing Members and the Four Pack Farallon Funds disclaims beneficial ownership of the Ordinary Shares held by Playa Four Pack, L.L.C. All of the entities and individuals identified in this footnote disclaim group attribution. Playa Four Pack, L.L.C.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(7)	HI Holdings Playa is an indirect wholly-owned subsidiary of Hyatt. Hyatt and each of AIC Holding Co., Hyatt International Corporation and Hyatt International Holdings Co., each a direct or indirect wholly-owned subsidiary of Hyatt, may be deemed to beneficially own Ordinary Shares to be held by HI Holdings Playa.
(8)

The sole members of TPG Pace Sponsor, LLC are Mr. Peterson and TPG Holdings III, L.P., whose general partner is TPG Holdings III-A, L.P., whose general partner is TPG Holdings III-A, Inc., whose sole shareholder is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, LLC, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., whose sole shareholders are David Bonderman and James G. Coulter. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the securities held by TPG Pace Sponsor, LLC except to the extent of their pecuniary interest therein. The number of Ordinary Shares reported in respect of TPG Pace Sponsor, LLC in the table above does not include any other Ordinary Shares Messrs. Bonderman, Coulter and Peterson may directly or indirectly hold. The address of each of TPG Pace Sponsor, LLC, TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman, Coulter and Peterson is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

DESCRIPTION OF CAPITAL STOCK

The following includes a description of the material terms of our Articles of Association and of applicable Dutch law. The description is qualified in its entirety by reference to the complete text of our Articles of Association, which is incorporated by reference as an exhibit to this Registration Statement. We urge you to read the full text of our Articles of Association.

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital is the maximum capital that we may issue without amending our Articles of Association and may be a maximum of five times the issued capital. We have authorized 200,000,000 shares of ordinary shares with a nominal value of € 0.10 per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of April 28, 2017, there were 103,464,186 ordinary shares outstanding, held of record by approximately 1,000 holders of ordinary shares and 70,000,000 warrants outstanding held of record by approximately 500 holders of warrants. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Issuance of Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting. Our Articles of Association provide that the general meeting (the “General Meeting”) may only adopt such resolution with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board. The General Meeting may authorize the Playa Board to issue new shares or grant rights to subscribe for shares, following a proposal by the Playa Board. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the General Meeting will not have the power to issue shares and rights to subscribe for shares.

The General Meeting adopted a resolution on March 10, 2017 pursuant to which the Playa Board is irrevocably authorized to, for a period of five years from the date of the resolution, issue shares and grant rights to subscribe for shares in the form of ordinary shares up to the amount of the authorized share capital (from time to time).

Preemptive Rights

Under Dutch law, in the event of an issuance of ordinary shares or granting of rights to subscribe for ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (unless limited as described herein). A holder of ordinary shares does not have a preemptive right with respect to the issuance of, or granting of rights to subscribe for: (i) ordinary shares for consideration other than cash; (ii) ordinary shares to our employees or employees of one of our group companies; or (iii) shares issued upon the exercise of previously granted rights to subscribe for shares.

The preemptive rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of the General Meeting with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board. Such authorization for the Playa Board can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent that, such authorization is effective, the General Meeting will not have the power to limit or exclude preemptive rights and such authorization may not be revoked unless stipulated otherwise in the authorization. A resolution of the General Meeting to limit or exclude the preemptive rights, or to designate the Playa Board as the authorized body to do so, requires a majority of the votes cast at a General Meeting if at least half of the issued share capital is represented at the meeting or at least two thirds of the votes cast at the General Meeting if less than half of the issued share capital is represented at the meeting.

Also on March 10, 2017, the General Meeting adopted a resolution authorizing the Playa Board to limit or exclude the preemptive rights of our shareholders for a period of five years from the date of such resolution. For each annual General Meeting, we expect that the Playa Board will place on the agenda a proposal to re-authorize the Playa Board to issue new shares, grant rights to subscribe for shares or limit or exclude preemptive rights for newly issued Ordinary Shares, each as described above, for a period of five years from the date of the resolution.

Transfer of Shares

Transfers of registered shares (other than in book-entry form) require a written deed of transfer and, unless we are a party to the deed of transfer, and acknowledgement by or proper service upon us to be effective.

All Resale Shares registered pursuant to this prospectus will be freely tradable, except that Ordinary Shares held by Pace Sponsor and certain of its affiliates and Playa Common Shareholders are subject to a lock-up for a period of 180 days following the consummation of the Business Combination.

Form of Shares

Pursuant to our Articles of Association, Ordinary Shares are registered shares, although the Playa Board may resolve that one or more shares are bearer shares, represented by physical share certificates.

Repurchase of Ordinary Shares

Under Dutch law, we may not subscribe for newly issued shares in our own capital. We may acquire our shares, subject to applicable provisions and restrictions of Dutch law and our articles of association, to the extent that:

•	such shares are fully paid-up;

•	such shares are acquired for no valuable consideration or such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our articles of association; and

•	immediately after the acquisition of such shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, we may acquire shares only if the General Meeting has authorized the Playa Board to do so. An authorization by the General Meeting for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Ordinary Shares are acquired by us on the NASDAQ with the intention of transferring such Ordinary Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. For each annual General Meeting, we expect that the Playa Board will place on the agenda a proposal to re-authorize the Playa Board to repurchase shares for a period of 18 months from the date of the resolution. We cannot derive any right to any distribution from shares acquired by us.

The General Meeting adopted a resolution on March 10, 2017 to authorize the Playa Board for a period of 18 months to resolve for us to acquire fully paid-up Ordinary Shares (and depository receipts for Ordinary Shares), by any means, including through derivative products, purchases on a stock exchange, private purchases, block trades, or otherwise, for a price which is higher than nil and does not exceed 110% of the average market price of the Ordinary Shares on NASDAQ (such average market price being calculated on the basis of the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date of acquisition), up to 25% of the Ordinary Shares comprised in our issued share capital (determined as at the first date of trading of the Ordinary Shares on NASDAQ).

Capital Reduction

At a General Meeting, our shareholders may, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board, resolve to reduce our issued share capital by (i) cancelling shares or (ii) reducing the nominal value of the shares by amending the articles of association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate to (i) shares held by us or in respect of which we hold the depository receipts, or (ii) all shares of a class if approved by the holders of all shares of that class. In order to be approved by the General Meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a General Meeting if at least half of the issued share capital is represented at such meeting or at least two thirds of the votes cast at a General Meeting if less than 50% of the issued share capital is represented at such meeting.

A reduction of the nominal value of shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting of Shareholders and Voting Rights

General Meeting of Shareholders

Our General Meetings are held in Amsterdam, Rotterdam, The Hague, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We shall hold at least one General Meeting each year, to be held within six months after the end of its fiscal year. A General Meeting shall also be held within three months after the Playa Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Playa Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.

The Playa Board and/or Chairman and Chief Executive Officer may convene additional extraordinary general meetings of shareholders whenever they so decide, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a General Meeting. The Dutch court will disallow the application if (1) the applicants have not previously requested in writing that the Playa Board convenes a shareholders’ meeting or (2) the Playa Board has taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting the agenda will include, among other things, the adoption of our annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on the Playa Board. In addition, the agenda for a General Meeting includes such additional items as determined by the Playa Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant shareholder meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda. Moreover, in certain circumstances, agenda items require a prior board proposal or two-thirds of the votes cast for adoption (e.g., an amendment of our articles of association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, payments of dividends, the application for bankruptcy and a merger or demerger of us).

We will give notice of each General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to our Articles of Association, the Playa Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting. Our Articles of Association provide that a shareholder must notify us in writing of his or her identity and his or her intention to attend (or be represented at) the General Meeting, such notice to be received by us on the date set by the Playa Board in accordance with our Articles of Association and as set forth in the convening notice. If this requirement is not complied with or if upon request no proper identification is provided by any person wishing to enter the General Meeting, the chairman of the General Meeting may, in his or her sole discretion, refuse entry to the shareholder or his or her proxy holder.

Pursuant to our Articles of Association, the General Meeting is chaired by the Lead Independent Director, who is the chairman by law of the Playa Board. If the Lead Independent Director is absent, our Chairman and Chief Executive Officer shall, if he or she is present, chair the meeting. If the Chairman and Chief Executive Officer is not present, the directors present at the meeting shall appoint one of them to be chairman. If no directors are present at the General Meeting, the General Meeting shall appoint its own chairman.

The chairman of the General Meeting may decide at his or her discretion to admit other persons to the meeting. The chairman of the General Meeting shall appoint another person present at the shareholders’ meeting to act as secretary and to record the minutes of the meeting. The chairman of the General Meeting may instruct a civil law notary to draw up a notarial report of the proceedings at our expense, in which case no minutes need to be prepared. The chairman of the General Meeting is authorized to eject any person from the General Meeting if the chairman considers that person disruptive to the orderly proceedings. The General Meeting may be conducted in any language other than the Dutch language, if so determined by the chairman of the General Meeting.

Voting Rights and Quorum

In accordance with Dutch law and our Articles of Association, each share, irrespective of which class it concerns, confers the right on the holder thereof to cast one vote at the General Meeting. The voting rights attached to any shares held by us or its direct or indirect subsidiaries are suspended, unless the ordinary shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such ordinary shares were acquired by us or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the ordinary shares. We may not exercise voting rights for ordinary shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a General Meeting. The chairman of the General Meeting shall determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or our Articles of Association provide for a special majority in relation to specified resolutions. Our Articles of Association do provide that resolutions at a General Meeting of shareholders can only be adopted if at least one third of the issued and outstanding shares in our capital are present or represented at such General Meeting, subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by our Articles of Association.

Subject to certain restrictions in our Articles of Association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Playa Board will keep a record of the resolutions passed at each General Meeting.

Amendment of Articles of Association

At a General Meeting, at the proposal of the Playa Board, our shareholders may resolve to amend the articles of association. A resolution by the shareholders to amend the articles of association requires a majority of the votes cast. In the absence of a proposal by the Playa Board, the General Meeting may resolve to amend our Articles of Association with at least two-thirds of the votes cast.

Merger, Demerger and Dissolution

At the proposal of the Playa Board, the General Meeting may resolve with a majority of the votes cast (subject to certain exceptions) or with at least two-thirds of the votes cast if there is no proposal thereto by the Playa Board, to legally merge or demerge the Company within the meaning of Title 7, Book 2 of the Dutch Civil Code.

Our shareholders may at a General Meeting, based on a proposal by the Playa Board, by means of a resolution passed by a majority of the votes cast, or with at least two-thirds of the votes cast if there is no proposal of the Playa Board thereto, resolve that we will be dissolved. In the event of our dissolution, the liquidation shall be effected by the Playa Board, unless the General Meeting decides otherwise.

In the event of a dissolution and liquidation, the assets remaining after payment of all of our debts (including any liquidation expenses) are to be distributed to the ordinary shareholders in proportion to the aggregate nominal value of their ordinary shares. The liquidation and all distributions referred to in this paragraph will be made in accordance with the relevant provisions of Dutch law.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of our issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving us, a contribution of cash and/or assets against issuance of shares, the issue of new shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of our assets and our dissolution or liquidation is subject to approval by a majority of the votes cast in its General Meeting. Our Articles of Association provide that our General Meeting may only adopt such resolution upon a proposal of the Playa Board or with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of the Playa Board.

Certain Other Major Transactions

Our Articles of Association and Dutch law provide that resolutions of the Playa Board concerning a material change in our identity, character or business are subject to the approval of the General Meeting. Such changes include:

•	a transfer of all or materially all of its business to a third party;

•	the entry into or termination of a long-lasting alliance of us or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to us; and

•	the acquisition or disposition of an interest in the capital of a company by us or by its subsidiary with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

We may only make distributions to its shareholders if the shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our Articles of Association.

Any amount remaining out of distributable profits is added to our reserves as the Playa Board determines. After reservation by the Playa Board of any distributable profits, the shareholders, upon the proposal of the Playa Board or with at least two-thirds of the votes cast, may declare a dividend. Our board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in our Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or our Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay its due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.

Distributions shall be payable in the currency determined by the Playa Board at a date determined by it. The Playa Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring).

We do not anticipate paying any dividends on Ordinary Shares for the foreseeable future.

Warrants

Business Combination Warrants: We issued 45,000,000 Business Combination Warrants to former shareholders of Pace as consideration in the Business Combination, which entitle such warrant holders to purchase one-third of one Ordinary Share for a purchase price of one third of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Business Combination Warrants will expire five years after the completion of the Business Combination.

Founder Warrants: We issued 22,000,000 warrants to former holders of certain privately placed warrants of Pace and the Playa Common Shareholders as consideration in the Business Combination, which entitle such warrant holders to purchase one-third of one Ordinary Share for a purchase price of one third of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Founder Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Earnout Warrants: We issued 3,000,000 warrants to each of the Playa Common Shareholders and to Pace Sponsor as consideration in the Business Combination, which entitle the such warrant holders to acquire one Ordinary Share for each such warrant for a purchase price of €0.10 per Ordinary Share in the event that the price per share underlying the warrants on the NASDAQ is greater than $13.00 for a period of more than 20 days out of 30 consecutive trading days after the closing date of the Business Combination but within five years after the closing date of the Business Combination.

Notices

We will give notice of each General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Ownership and Voting Limits

Our franchise agreements with Hyatt and articles of association both contain a provision prohibiting (a) a Brand Owner from acquiring our shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of its outstanding shares, and (b) a Restricted Brand Company from acquiring Ordinary Shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the Shareholder Rights of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under its articles of association to transfer the excess shares to a foundation until sold to an unaffiliated third party. Our franchise agreements provide that, if the shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with it by providing the notice specified in the franchise agreement to us and it will be subject to liquidated damage payments to Hyatt. In the event that any Brand Owner or Restricted Brand Company acquires any ownership interest in us, it is required to establish and maintain controls to protect the confidentiality of certain Hyatt information and will provide Hyatt with a detailed description and evidence of such controls.

Transfer Agent and Warrant Agent

The transfer agent for Ordinary Shares is Computershare Trust Company, N.A. Each person investing in Ordinary Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of Ordinary Shares.

For as long as any Ordinary Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by our transfer agent.

We will list the Ordinary Shares in registered form and such Ordinary Shares, through the transfer agent, will not be certificated. We have appointed Computershare Trust Company, N.A. as its agent in New York to maintain our shareholders’ register on behalf of the Playa Board and to act as transfer agent and registrar for the Ordinary Shares. The Ordinary Shares will be traded on the NASDAQ in book-entry form.

The warrant agent for the Business Combination Warrants and Founder Warrants is Computershare Trust Company, N.A.

Listing of Our Securities

Our Ordinary Shares and our Business Combination Warrants are listed on NASDAQ under the symbols “PLYA” and “PLYAW.”

SELLING SHAREHOLDERS

On March 11, 2017, we consummated the Business Combination. In connection with the Business Combination, we, among other things, (i) issued 5,064,654 Ordinary Shares as consideration to certain former shareholders of Pace that invested in Pace through a private placement pursuant to a subscription agreement entered into prior to the consummation of the Business Combination, (ii) sold 82,751 Ordinary Shares to our Predecessor’s employees, their family members and persons with business relationships with our Predecessor in a private placement, which offering closed immediately after the consummation of the Business Combination, (iii) issued 50,481,822 Ordinary Shares as consideration to the former shareholders of our Predecessor; (iv) issued 7,500,000 Ordinary Shares as consideration to Pace Sponsor and other affiliates of TPG; (v) issued 14,666,667 Founder Warrants as consideration to Pace Sponsor, (vi) issued 7,333,333 Founder Warrants as consideration to the former shareholders of our Predecessor, (vii) issued each former shareholder of our Predecessor its pro rata share of 1,000,000 Earnout Warrants, and (viii) issued Pace Sponsor 2,000,000 Earnout Warrants.

This prospectus relates to the resale by the Selling Shareholders of up to 73,462,560 shares of our Ordinary Shares covered by this prospectus, which consists of the Ordinary Shares issued in the private placements described in the preceding paragraph and the Ordinary Shares that may be issued upon exercise of the Founder Warrants and Earnout Warrants. The Selling Shareholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus, except that Ordinary Shares held by HI Holdings Playa, Cabana, Bruce D. Wardinski and Pace Sponsor are subject to a lock-up for a period of 180 days following the consummation of the Business Combination. In addition, Bruce Wardinski, as Chairman and Chief Executive Officer, is required to own shares equal in value to at least five times his base salary. David Camhi, as a named executive officer, is required to own shares equal to at least three times his base salary. Each of Mr. Wardinski and Mr. Camhi must comply with this ownership requirement within five years of the closing of the Business Combination. Tom Klein and Karl Peterson are required to hold Ordinary Shares equal in value to five times his base retainer as a non-executive director of the Playa Board of $60,000 within five years after the consummation of the Business Combination and hold Ordinary Shares at this level while serving as a director of the Playa Board. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interest in our Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Shareholders for which we are registering Ordinary Shares for resale to the public, and the aggregate principal amount that the Selling Shareholders may offer pursuant to this prospectus. In calculating the percentage of Ordinary Shares owned by a particular holder, we treated as outstanding the number of Ordinary Shares issuable upon exercise of that particular holder’s warrants, if any, and did not assume exercise of any other holder’s warrants.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such Ordinary Shares. In addition, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. Any prospectus supplement may update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares registered on its behalf. A Selling Shareholder may sell all, some or none of such shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Before the Offering	Maximum Number of Ordinary Shares to be Sold Hereunder	Ordinary Shares Beneficially Owned After the Sale of the Maximum Number of Ordinary Shares	Percentage Beneficially Owned After the Sale of the Maximum Number of Ordinary Shares
Playa Private Placement(2)(3)
Hasnat Ahmad	2,072	2,072	0	0%
Dayna Blank	2,590	2,590	0	0%
Brandon Buhler	500	500	0	0%
Karen Callahan	350	350	0	0%
David Camhi (4)	5,181	5,181	0	0%
Hongli Cao	6,000	6,000	0	0%
Jose Maria Ribas Conrado	2,072	2,072	0	0%
Rose Cosentino	2,000	2,000	0	0%
Andrea Couttenye	500	500	0	0%
Alexandre Marie Yves Bernard de Brouwer	2,590	2,590	0	0%
Rogerio Rodrigues Diogo	5,200	5,200	0	0%
Daniela Glikman & Ariel M.E. Amiras	400	400	0	0%
Hugh Goodwin	2,590	2,590	0	0%
Hyosoon Kang	1,000	1,000	0	0%
Doug Knapp	525	525	0	0%
Monica Lobo	1,000	1,000	0	0%
Antonio Machain Ibarra	100	100	0	0%
Fernando Mulet	1,036	1,036	0	0%
Tricia Roddy	3,990	3,990	0	0%
Francisco Javier Silva Meana	1,036	1,036	0	0%
Eric L.W. Stewart & Pilar Arizmendi-Stewart	5,000	5,000	0	0%
Howard Tanenbaum	350	350	0	0%
Marcela Tobon Rivera	520	520	0	0%
Teewinot Partners, L.P.	35,631	35,631	0	0%
Nancy Wilkins	518	518	0	0%

Pace Private Placement(3)
Whitespruce Fund, LP	80,262	57,460	22,802	0.02%
Bluespruce Master Fund, LP	3,335,042	2,533,290	801,752	0.77%
Tom Klein(5)	165,445	155,445	10,000	0.01%
Gary Kusin & Karleen Kusin	25,907	25,907	0	0%
Equity Trust Company, Custodian FBO: Donald J. McNamara	25,907	25,907	0	0%
Bonderman Family Limited Partnership	300,000	300,000	0	0%
CFIP IV (LS), LLC	200,000	200,000	0	0%
East Creek Investments, L.P.	100,000	100,000	0	0%
John M. Scott III Revocable Trust	25,907	25,907	0	0%
Peterson Capital Partners LP. (6)	300,000	300,000	0	0%
Overton Park Partners II, L.P.	20,000	20,000	0	0%
James McKee	51,815	51,815	0	0%
William A. Franke	207,260	207,260	0	0%
JKCC Holdings, LLC	103,630	103,630	0	0%
Lucca Trust	10,363	10,363	0	0%
Barnaby M. Harford Revocable Trust	51,815	51,815	0	0%
2014 Eli J. Fonseca Trust	34,543	34,543	0	0%
2014 Isabella H. Fonseca Trust	34,543	34,543	0	0%
Roger Edward Tamraz	5,000	5,000	0	0%
Her Majesty the Queen in Right of Alberta	1,611,040	777,225	833,815	0.81%
Dirk Eller	10,000	10,000	0	0%
2014 Sophia E. Fonseca Trust	34,544	34,544	0	0%

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Before the Offering	Maximum Number of Ordinary Shares to be Sold Hereunder	Ordinary Shares Beneficially Owned After the Sale of the Maximum Number of Ordinary Shares	Percentage Beneficially Owned After the Sale of the Maximum Number of Ordinary Shares
Playa Common Shareholders(3)
Cabana Investors B.V.	30,293,249	30,293,249	0	0%
Playa Four Pack, L.L.C.	1,933,881	1,933,881	0	0%
HI Holdings Playa B.V.	12,786,453	12,786,453	0	0%
PHR Investments S.À R.L.	6,380,498	6,380,498	0	0%
QCF (A), LLC	659,521	659,521	0	0%
Bruce D. Wardinski (7)	1,872,662	1,872,662	0	0%

Pace Sponsor and Affiliates(3)
TPG PACE Sponsor, LLC	14,228,889	14,228,889	0	0%
Chad Leat	40,000	40,000	0	0%
Kneeland Youngblood	40,000	40,000	0	0%
Paul Walsh	40,000	40,000	0	0%
Robert Suss	40,000	40,000	0	0%

(1)	Based upon 103,464,186 shares of Ordinary Shares outstanding as of April 28, 2017.
(2)	Each individual listed under Playa Private Placement has had a relationship with the Company as either an employee, family member of an employee or person with a business relationship with the Company.
(3)	The Ordinary Shares registered for sale include Private Placement Shares and Private Warrant Shares only. We do not know when or in what amounts the Selling Shareholders will offer Resale Shares for sale, if at all. The Selling Shareholders may sell any or all of the Resale Shares included in and offered by this prospectus. We cannot estimate the number of Resale Shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the Resale Shares will have been sold by the Selling Shareholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 103,464,186 Ordinary Shares outstanding as of April 28, 2017, assuming the sale of all Resale Shares by the Selling Shareholders.
(4)	David Camhi is the General Counsel of the Company.
(5)	Tom Klein serves as a director on the Company’s Board.
(6)	Karl Peterson serves as a director on the Company’s Board.
(7)	Bruce D. Wardinski is the Chairman and Chief Executive Officer of the Company.

PLAN OF DISTRIBUTION

We are registering the resale of up to 73,462,560 shares of our Ordinary Shares by the Selling Shareholders and the issuance by us of up to 15,000,000 shares of Ordinary Shares upon the exercise of the Business Combination Warrants by the holders thereof.

The shares of Ordinary Shares beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made from time to time in one or more transactions at a fixed price or at prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices relating to such prevailing market prices; or at negotiated prices. Any of the prices may represent a discount of then-prevailing market prices. The Selling Shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Capital Market;

•	through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	directly to one or more purchasers, including through a specific bidding or auction process or otherwise;

•	in options transactions;

•	through a combination of any of the above methods of sale; and

•	any other legally permitted method of sale.

The Selling Shareholders may also sell securities under Rule 144 of the Securities Act, if available, or pursuant to other available exemptions from registration requirements under the Securities Act, rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the common stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Shareholder or borrowed from any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

There can be no assurance that the Selling Stockholders will sell all or any of the Ordinary Shares offered by this prospectus.

Exercise of Business Combination Warrants

The Business Combination Warrants may be exercised upon the surrender of such warrant on or before the expiration date at the offices of the warrant agent, Computershare Trust Company, N.A. (“Computershare”), together with an election to purchase form, as set forth in the Warrant Agreement, duly executed, accompanied by full payment of the exercise price for the number of warrants being exercised and any applicable taxes due in connection with the exercise of the warrants, the exchange of the warrants for Ordinary Shares and the issuance of Ordinary Shares. The Business Combination Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Business Combination Warrants pursuant to the Warrant Agreement in which our board of directors has elected to require all holders of the Business Combination Warrants who exercise their Business Combination Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its Business Combination Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of (i) the number of Ordinary Shares underlying the Business Combination Warrants to be exercised, multiplied by (ii) an amount (not less than zero) equal to (A) the “fair market value” less (B) one-third of $11.50, subject to adjustments pursuant to the Warrant Agreement, by (y) the “fair market value”. The “fair market value” means the average last sale price of our Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the Business Combination Warrants.

No fractional shares will be issued upon the exercise of the Business Combination Warrants. If, upon the exercise of the Business Combination Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

LEGAL MATTERS

The validity of the Ordinary Shares covered by this prospectus has been passed upon for us by NautaDutilh New York P.C., New York, New York.

EXPERTS

Porto Holdco B.V.’s (a predecessor of the Company) consolidated financial statements as of December 31, 2016 and for the period from December 9, 2016 (inception) to December 31, 2016 have been included in this prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Playa Hotels & Resorts B.V. as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Pace Holdings Corp.’s consolidated financial statements as of and for the year ended December 31, 2016, and as of December 31, 2015 and for the period from June 3, 2015 (inception) to December 31, 2015, have been included in this prospectus in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.playaresorts.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of certain shareholders and our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page
Porto Holdco B.V.[1]
Unaudited Pro Forma Condensed Combined Financial Information	F-2

For the Year Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-8
Consolidated Balance Sheet as of December 31, 2016	F-9
Notes to Consolidated Balance Sheet	F-13

Playa Hotels & Resorts B.V.

For the Year Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-17
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-18
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2016, 2015 and 2014	F-19
Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’ Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014	F-20
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014	F-21
Notes to the Consolidated Financial Statements	F-22
Schedule I - Condensed Financial Information of Registrant	F-54

Pace Holdings Corp.

For the Year Ended December 31, 2016
Report of Independent Registered Public Accounting Firm	F-59
Balance Sheet as of December 31, 2016 and 2015	F-60
Statement of Operations For the Period ending December 31, 2016 and from June 3, 2015 (inception) to December 31, 2015	F-61
Statement of Shareholders’ Equity For the Period ending December 31, 2016 and from June 3, 2015 (inception) to December 31, 2015	F-62
Statement of Cash Flows For the Period ending December 31, 2016 and from June 3, 2015 (inception) to December 31, 2015	F-63
Notes to Financial Statements	F-64

[1]	In connection with the Business Combination, on March 10, 2017, the registrant, formerly known as Porto Holdco B.V., was converted to a Dutch public limited liability company, and on March 11, 2017, was renamed Playa Hotels & Resorts N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2016 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 are based on the historical financial statements of Pace and our Predecessor, Playa Hotels & Resorts B.V., after giving effect to the transactions in the Transaction Agreement as if they had been completed on January 1, 2016.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2016 gives pro forma effect to the transactions in the Transaction Agreement as if they had been completed on December 31, 2016.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is derived from Pace’s audited statement of operations for the year ended December 31, 2016 and from our Predecessor’s audited statement of operations for the year ended December 31, 2016.

The pro forma adjustments are based on information currently available. The unaudited pro forma condensed combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the transactions in the Transaction Agreement taken place on January 1, 2016, nor is it indicative of the consolidated results of operations of the combined company for any future period.

The unaudited pro forma condensed combined financial information does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the transactions in the Transaction Agreement taken place on December 31, 2016, nor is it indicative of the consolidated financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of the audited consolidated financial statements of both Pace and our Predecessor.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the transactions in the Transaction Agreement. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the transactions in the Transaction Agreement, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The following unaudited pro forma condensed combined financial information gives effect to a Business Combination. The Business Combination is made up of the series of transactions within the Transaction Agreement. For accounting and financial reporting purposes, this series of transactions was accounted for as a recapitalization. No step-up in basis or intangible assets or goodwill were recorded in this transaction. With the completion of these series of transactions, the shareholders of our Predecessor hold a 48.8% equity interest in the combined company, the Playa Board was designated with the majority of our Predecessor’s board of directors and our management is composed of all of our Predecessor’s senior executive positions.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2016

($ in thousands, except share data)

	Playa Hotels & Resorts B.V.	Pace Holdings Corp.	Pro Forma Adjustments		Porto Holdco B.V.
ASSETS
Cash and cash equivalents	$33,512	$144	$450,898	(2a)	$109,303
			49,200	(2b)
			799	(2b)
			(345,951)	(2c)
			(32,555)	(2d)
			(46,744)	(2e)
Restricted cash	9,651	—	—		9,651
Trade and other receivables, net	48,881	—	—		48,881
Accounts receivable from related parties	2,532	—	—		2,532
Insurance recoverable	—	—	—		—
Inventories	10,451	—	—		10,451
Prepayments and other assets	28,633	127	—		28,760
Property, plant and equipment, net	1,400,317	—	—		1,400,317
Investments	1,389	—	—		1,389
Investments held in Trust Account	—	450,898	(450,898)	(2a)	—
Goodwill	51,731	—	—		51,731
Other intangible assets	1,975	—	—		1,975
Deferred tax assets	1,818	—	—		1,818

Total assets	$1,590,890	$451,169	$(375,251)		$1,666,808

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$145,042	$3,820	$—		$148,862
Accounts payable to related parties	8,184	—	—		8,184
Income tax payable	5,128	—	—		5,128
Debt	780,725	—	—		780,725
Debt to related party	47,592	250	—		47,842
Deferred consideration	1,836	—	—		1,836
Deferred underwriting compensation		15,750	(15,750)	(2d)	—
Other liabilities	8,997	—	—		8,997
Deferred tax liabilities	76,832	—	—		76,832

Total liabilities	1,074,336	19,820	(15,750)		1,078,406
Commitments and contingencies
Cumulative redeemable preferred shares	345,951	—	(345,951)	(2c)	—
Class A ordinary shares subject to possible redemption; 42,634,936 shares at redemption value of $10.00 per share (Par value $0.0001)	—	426,349	(426,349)	(2b)	—
Shareholders’ equity
Ordinary shares	656	1	(657)	(2b)	10,862
	—		11,353	(2b)
			—	(2f)
			(491)	(2e)
Treasury shares	(23,108)		23,108	(2b)	—
Paid-in capital	377,196	8,810	438,733	(2b)	778,486
			—	(2f)
			(46,253)	(2e)
Accumulated other comprehensive loss	(3,719)	—	—		(3,719)
Accumulated deficit	(180,422)	(3,811)	3,811	(2b)	(197,227)
			(16,805)	(2d)

Total shareholders’ equity	170,603	5,000	412,799		588,402

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,590,890	$451,169	$(375,251)		$1,666,808

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

($ in thousands, except share data)

	Playa Hotels & Resorts B.V.	Pace Holdings Corp.	Pro Forma Adjustments		Porto Holdco B.V.
Revenue:
Package	$450,875	$—	$—		$450,875
Non-package	70,616	—	—		70,616

Total revenue	521,491	—	—		521,491

Direct and selling, general and administrative expenses:
Direct	286,691	—	—		286,691
Selling, general and administrative	97,344	4,451	—		101,795
Pre-opening	—	—	—		—
Depreciation and amortization	52,744	—	—		52,744
Insurance proceeds	(348)	—	—		(348)

Direct and selling, general and administrative expenses	436,431	4,451	—		440,882

Operating income (loss)	85,060	(4,451)	—		80,609
Interest expense	(54,793)	—	—		(54,793)
Interest income	—	898	—		898
Other expense, net	(5,819)	—	—		(5,819)

Net income (loss) before tax	24,448	(3,553)	—		20,895

Income tax expense	(4,232)	—	—		(4,232)

Net income (loss)	20,216	(3,553)	—		16,663

Other comprehensive income, net of taxes:
Benefit obligation gain	348	—	—		348

Other comprehensive income	348	—	—		348

Total comprehensive income (loss)	$20,564	$(3,553)	$—		$17,011

Accretion and dividends of cumulative redeemable preferred shares	(43,676)	—	43,676	(3a)	—

Net income (loss) available to ordinary shareholders	$(23,460)	$(3,553)	$43,676		$16,663

Earnings (losses) per share - Basic	$(0.39)	$(0.27)	$—		$0.16

Earnings (losses) per share - Diluted	$(0.39)	$(0.27)	$—		$0.16

Weighted average number of shares outstanding during the period - Basic	60,249,330	13,290,649	29,911,121	(3b)	103,451,100
Weighted average number of shares outstanding during the period - Diluted	60,249,330	13,290,649	29,911,121	(3b)	103,451,100

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of transaction

Pursuant to the Transaction Agreement, the following transactions occurred:

•	Pace issued to TPG Pace Sponsor, LLC (formerly, TPACE Sponsor Corp.), a Cayman Islands exempted company and the sponsor of Pace, certain warrants to acquire ordinary shares of Porto Holdco B.V., par value € 0.10 per share, upon the occurrence of certain events;

•	Pace entered into the Securities Purchase Agreements with the preferred shareholders of Playa Hotels & Resorts B.V.;

•	Pace merged with and into New Pace, with New Pace being the surviving company in the Pace Merger;

•	New Pace distributed to Porto Holdco B.V. a certain amount of cash held by New Pace (including the cash held in trust, the cash raised through the Private Placement and the cash raised through the Playa Employee Offering);

•	Porto Holdco B.V., as Pace’s successor in interest under the Securities Purchase Agreements with the preferred shareholders of Playa Hotels & Resorts B.V., acquired all of the preferred shares of Playa Hotels & Resorts B.V. from its preferred shareholders; and

•	Porto Holdco B.V. merged with and into Playa Hotels & Resorts B.V. through the issuance of stock to the shareholders of Playa Hotels & Resorts B.V. Playa Hotels & Resorts B.V. shares were retired with Porto Holdco B.V. being the surviving company in the Playa Merger.

Note 2. Unaudited pro forma condensed combined balance sheet adjustments

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2016 consist of the following:

(a)	Represents release of cash held in the Trust Account.

(b)	Elimination of historical accumulated deficit of Pace and close out of the equity of our Predecessor and Pace, which is replaced by Porto Holdco B.V. shares (par value of € 0.10) immediately after the transactions in the Transaction Agreement, which includes $49.2 million raised through the Private Placement, $0.8 million raised through the Employee Offer and all issued warrants described in the Transaction Agreement ($ in thousands, except for share data):

Reconciliation of ordinary shares:
Contracted enterprise value	$1,753,000
Cash and cash equivalents[1]	111,501
Restricted cash - Cap Cana	5,625
Debt Obligations	(837,813)
Excess parent transaction expenses[2]	2,198

Net enterprise value	$1,034,511

Porto Holdco B.V. contracted enterprise value per share	$10.00

Porto Holdco B.V. shares outstanding	103,451,100

Par value[3]	$10,862

Reconciliation of paid-in capital
Private Placement	$49,200
Playa Employee Offering	799
Initial Playa Hotels & Resorts B.V. and Pace paid-in capital	386,006
Porto Holdco B.V. shares outstanding - par value	(10,862)
Elimination of Playa Hotels & Resorts B.V. and Pace equity:
Redemption of Pace shares	(46,744)
Class A ordinary shares	426,349
Ordinary shares	657
Treasury shares	(23,108)
Pace accumulated deficit	(3,811)

Porto Holdco B.V. paid-in capital	$778,486

Total ordinary shares (par value and paid-in capital)	$789,348

[1]	Cash balance per the unaudited pro forma condensed balance sheet was increased by the excess parent transaction expenses ($2.2 million) for the purposes of calculating the net enterprise value per the Transaction Agreement.
[2]	Represents an adjustment to net enterprise value for parent transaction expenses incurred above the maximum amount per the Transaction Agreement.
[3]	Holdco shares outstanding multiplied by the par value of $0.11 (€ 0.10 converted to USD using an exchange rate of 1:1.105).

(c)	Represents the acquisition of all of the preferred shares of Playa Hotels & Resorts B.V. from the preferred shareholders of Playa Hotels & Resorts B.V.

(d)	Represents an adjustment to record the payment of estimated costs related to the transactions outlined in the Transaction Agreement, which are nonrecurring. These costs include the payment of deferred underwriters fees from the Pace IPO, payable at the consummation of the Playa Merger.

(e)	Represents the redemption of 4,665,041 of Pace Ordinary Shares at the estimated per share redemption price of $10.02, which is derived by the value of the Trust Account ($450.9 million) divided by the 45,000,000 shares held by Pace public shareholders prior to redemption.

(f)	Surrender of 3,750,000 of Founder Shares.

Note 3. Unaudited pro forma condensed combined statement of operations adjustments

The pro forma adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 consist of the following:

(a)	Represents an adjustment to remove the accretion and dividends related to the preferred shares of Playa Hotels & Resorts B.V., which will be purchased by Porto Holdco B.V. immediately prior to completion of the Playa Merger, as if the transactions in the Transaction Agreement occurred on January 1, 2016.

(b)	As transactions in the Transaction Agreement are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the transactions in the Transaction Agreement have been outstanding for the period presented.

Weighted average common shares outstanding - basic and diluted is calculated as follows:

PACE public shareholders	40,334,959
PACE Sponsor and the other former holders of PACE founder shares	7,500,000
Private Placement	5,064,654
Playa Employee Offering	82,751
Playa Hotels & Resorts B.V. common shareholders	50,468,736

Total outstanding at Playa Merger closing	103,451,100

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Porto Holdco B.V.:

We have audited the accompanying consolidated balance sheet of Porto Holdco B.V. as of December 31, 2016, and the related consolidated statements of operations, changes shareholder’s deficit, and cash flows for the period from December 9, 2016 (inception) to December 31, 2016, and the related notes to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Porto Holdco B.V. as of December 31, 2016, and the results of its operations and its cash flows for the period from December 9, 2016 (inception) to December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Fort Worth, Texas

March 13, 2017

PORTO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED BALANCE SHEET

December 31, 2016
Assets
Total assets	$—

Liabilities and Shareholder’s Deficit
Total liabilities	670,022
Commitments and contingencies
Shareholder’s deficit:
Ordinary shares, $0.11 par value; 100 shares issued and outstanding	$11
Due from shareholder	(11)
Accumulated deficit	(670,022)

Total shareholder’s deficit	(670,022)
Total liabilities and shareholder’s deficit	$—

The accompanying notes are an integral part of these consolidated financial statements.

PORTCO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period
from December 9,
2016 (inception) to
December 31, 2016
Revenue	$—
Professional fees and other expenses	670,022
Organizational costs	—

Loss from operations	(670,022)

Net loss attributable to ordinary shares	$(670,022)

Net loss per ordinary share:
Basic and diluted	$(6,700.22)
Weighted average ordinary shares outstanding:
Basic and diluted	100

The accompanying notes are an integral part of these consolidated financial statements.

PORTO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

For the Period from December 9, 2016 (inception) to December 31, 2016

	Ordinary Shares		Additional Paid-in Capital	Accumulated	Shareholder’s
	Shares	Amount		Deficit	Deficit
Sale of ordinary shares on December 9, 2016 to Shareholder at $0.11 per share	100	$11		$—	$11
Due from Shareholder	—	(11)		—	(11)
Net loss attributable to ordinary shares	—	—	—	(670,022)	(670,022)

Balance at December 31, 2016	100	$—	$—	$(670,022)	$(670,022)

The accompanying notes are an integral part of these consolidated financial statements.

PORTCO HOLDCO B.V.

(a wholly owned subsidiary of Pace Holdings Corp.)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period
from December 9,
2016 (inception) to
December 31, 2016
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(670,022)
Changes in operating assets and liabilities:
Accrued professional fees and other expenses	670,022
Interest on investments held in Trust Account

Net cash used in operating activities	—
Net change in cash
Cash at beginning of period	—

Cash at end of period	$—

Supplemental disclosure of non-cash financing activities:
Due from shareholder for the issuance of 100 shares	$11

The accompanying notes are an integral part of these consolidated financial statements.

Porto Holdco B.V.

(A wholly owned subsidiary of Pace Holdings Corp.)

Notes to Consolidated Financial Statements

1. Organization

Porto Holdco B.V. (the “Company”), a wholly owned subsidiary of Pace Holdings Corp. (“Pace”), a Cayman Islands exempted company, was incorporated as a Dutch private limited liability corporation (besloten vennootschap met beperkte aansprakelijkheid) on December 9, 2016 with an issued share capital of EUR 10, divided in 100 shares of EUR 0.10. New PACE Holdings Corp. (“New Pace”), a Cayman Islands exempted company was formed on December 7, 2016 and is a wholly owned subsidiary of the Company.

The Company was formed in contemplation of the business combination agreement, dated December 13, 2016 (the “Business Combination Agreement”) among the Company, Pace and Playa Hotels & Resorts B.V. (“Playa”), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). The Company is a party to the Business Combination Agreement pursuant to a Joinder Agreement to the Business Combination Agreement, dated December 13, 2016, by and among the Company, Pace and Playa.

Prior to consummation of the Business Combination, the Company’s corporate form will be converted into a Dutch public limited liability company (naamloze vennootschap). Pursuant to the transactions outlined in the Business Combination Agreement, Pace will merge with and into New Pace, with New Pace as the surviving legal entity. The Company will then effect a share-for-share exchange with Playa, acquiring all of Playa’s preferred shares from Playa’s preferred shareholders, resulting in New Pace and Playa becoming wholly owned subsidiaries of the Company. Pursuant to the Business Combination Agreement, new ordinary shares of the Company will be issued to existing holders of New Pace ordinary shares and Playa shareholders, which ordinary shares are expected to be listed on the NASDAQ. The accompanying Porto Holdco B.V. consolidated financial statements do not include any adjustments that might result from consummation of the Business Combination.

On December 19, 2016, the Company filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Form S-4”) in connection with the Proposed Business Combination. The Form S-4 and subsequent amendments thereof constitutes a prospectus of the Company. On February 10, 2017, the Form S-4 was declared effective by the SEC.

All activity for the period from December 9, 2016 (inception) through December 31, 2016 relates to the Company’s formation and to matters contemplated by the Business Combination, such as certain required securities law filings and the preparation of the Form S-4. The Company will not generate any operating revenues until after completion of the Business Combination. The Company has selected December 31st as its fiscal year end.

2. Summary of Significant Accounting Policies

Going Concern

As of December 31, 2016, the Company had no assets (including cash) and liabilities totaling $670,022 related to amounts due to professionals, consultants, advisors and others working on the incorporation of the Company. Such costs are included in accumulated deficit in the accompanying Consolidated Balance Sheet. Expenses, losses and the accumulated deficit will continue to grow as the Company incurs expenses in connection with effecting a business combination under the Business Combination Agreement (“Business Combination”).

The Company was formed for the purpose of effecting a Business Combination. The Company’s ability to continue as a going concern is dependent upon its ability to obtain additional funds or consummate a Business Combination, which is dependent, in part, on the Company’s ability to obtain approval from the holders of Pace ordinary shares.

On March 1, 2017, Pace held a shareholders’ meeting where the Pace shareholders voted to approve the Business Combination. The Business Combination closed on March 10, 2017. As such, the going concern uncertainty was alleviated.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2016, and the results of operations and cash flows for the period presented. The Company’s reporting and functional currency is the United States Dollar.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and the account of the Company’s wholly-owned subsidiary. All intercompany balances and transactions have been eliminated upon consolidation.

Financial Instruments

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the consolidated financial statements.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company had no outstanding warrants. As a result, diluted net loss per ordinary share is equal to basic net loss per ordinary share.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Certain costs relating to the incorporation of the Company are deductible for income tax purposes in the Netherlands, and resulted in the generation of a deferred tax asset of $167,505 that was fully offset by a valuation allowance. An effective tax rate of 25% was utilized to compute the deferred tax asset.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. Organization Costs

Costs relating to the incorporation of the Company will be paid by Pace either through loans from its sponsor, TPG Pace Sponsor, LLC (formerly known as TPACE Sponsor Corp.), a Cayman Islands exempted entity or through proceeds from the Business Combination. These costs have been allocated to the Company by Pace as an expense of the Company and are included in accumulated deficit in the accompanying Consolidated Balance Sheet with a corresponding credit to liabilities. These costs of incorporation are deductible for income tax purposes in the Netherlands and resulted in the generation of a deferred tax asset of $167,505 that was fully offset by a valuation allowance.

4. Ordinary Shares

As of December 31, 2016, there were 100 ordinary shares, par value $0.11 per share, of the Company issued and outstanding. Such issued and outstanding ordinary shares were held by Pace.

5. Due from Shareholder

Amounts receivable from Pace associated with the issuance of the Company’s ordinary shares are accounted for as contra-equity.

6. Subsequent Events

The Company’s registration statement on the Form S-4 filed with the SEC on December 19, 2016 in connection with the Business Combination was declared effective by the SEC on February 10, 2017.

On February 17, 2017, Pace, the Company’s sole shareholder, made a capital contribution of 50,000 Euros to the Company to facilitate its conversion into a Dutch public limited liability company (naamloze vennootschap) (“N.V.”). This capital contribution was made in order to comply with Dutch law which mandates regulatory minimum capital requirements for a Dutch N.V.

On March 1, 2017, Pace held a shareholders’ meeting where the Pace shareholders voted to approve the Business Combination.

On March 10, 2017, Pace closed its Business Combination with Playa. Prior to the closing of, and in contemplation of the Business Combination, the Company was converted to a N.V. and changed its name to

Porto Holdco N.V. Pursuant to, and in connection with the transactions outlined in the Business Combination Agreement, Pace entered into certain securities purchase agreements with the holders of Playa’s preferred shares (the “Playa Preferred Shareholders”) to acquire all of the preferred shares, par value $0.01 per share, of Playa. Subsequently, Pace merged with and into New Pace, with New Pace being the surviving company in such merger (the “Pace Merger”). Following the consumption of the Pace Merger, Porto Holdco N.V. acquired all of the Playa Preferred Shares from the Playa Preferred Shareholders as New Pace’s successor in interest under the Securities Purchase Agreements with the Playa Preferred Shareholders. Playa merged with and into Porto Holdco N.V. with Playa Hotels & Resorts N.V. being the surviving company in such merger. The effect of the foregoing replicated the economics of a merger of Pace Holdings Corp. and Playa Hotels & Resorts B.V.

Upon the closing of the Business Combination, Porto Holdco B.V. changed its name to Playa Hotels & Resorts N.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Playa Hotels & Resorts B.V.

Fairfax, VA

We have audited the accompanying consolidated balance sheets of Playa Hotels & Resorts B.V. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), cumulative redeemable preferred shares, shareholders’ equity, and accumulated other comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Playa Hotels & Resorts B.V. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
McLean, VA
March 14, 2017

Playa Hotels & Resorts B.V.

Consolidated Balance Sheets

($ in thousands, except share data)

	As of December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$33,512	$35,460
Restricted cash	9,651	6,383
Trade and other receivables, net	48,881	43,349
Accounts receivable from related parties	2,532	3,457
Inventories	10,451	10,062
Prepayments and other assets	28,633	52,675
Property, plant and equipment, net	1,400,317	1,432,855
Investments	1,389	844
Goodwill	51,731	51,731
Other intangible assets	1,975	2,505
Deferred tax assets	1,818	4,703

Total assets	$1,590,890	$1,644,024

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$145,042	$152,035
Payables to related parties	8,184	5,930
Income tax payable	5,128	4,510
Debt	780,725	780,646
Debt to related party	47,592	47,792
Deferred consideration	1,836	4,145
Other liabilities	8,997	10,050
Deferred tax liabilities	76,832	92,926

Total liabilities	1,074,336	1,098,034

Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 32,738,094 shares authorized and issued and 28,510,994 and 32,738,094 shares outstanding as of December 31, 2016 and 2015, respectively; aggregate liquidation preference of $345,951 and $352,275 as of December 31, 2016 and 2015, respectively)	345,951	352,275
Shareholders’ equity
Ordinary shares (par value $0.01; 65,623,214 shares authorized and issued and 60,249,330 shares outstanding as of December 31, 2016 and 2015)	656	656
Treasury shares (at cost, 5,373,884 shares as of December 31, 2016 and 2015)	(23,108)	(23,108)
Paid-in capital	377,196	420,872
Accumulated other comprehensive loss	(3,719)	(4,067)
Accumulated deficit	(180,422)	(200,638)

Total shareholders’ equity	170,603	193,715

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,590,890	$1,644,024

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Operations and Comprehensive Income (Loss)

($ in thousands)

	Year Ended December 31,
	2016	2015	2014
Revenue:
Package	$450,875	$352,820	$312,130
Non-package	70,616	55,525	55,107

Total revenue	521,491	408,345	367,237

Direct and selling, general and administrative expenses:
Direct	286,691	247,080	233,841
Selling, general and administrative	97,344	70,461	62,176
Pre-opening	—	12,440	16,327
Depreciation and amortization	52,744	46,098	65,873
Impairment loss	—	—	7,285
Insurance proceeds	(348)	(27,654)	(3,000)

Direct and selling, general and administrative expenses	436,431	348,425	382,502

Operating income (loss)	85,060	59,920	(15,265)

Interest expense	(54,793)	(49,836)	(41,210)
Other expense, net	(5,819)	(2,128)	(10,777)

Net income (loss) before tax	24,448	7,956	(67,252)

Income tax (expense) benefit	(4,232)	1,755	29,036

Net (loss) income	20,216	9,711	(38,216)

Other comprehensive income (loss), net of taxes:
Benefit obligation gain (loss)	348	(484)	630

Other comprehensive income (loss)	348	(484)	630

Total comprehensive income (loss)	$20,564	$9,227	$(37,586)

Accretion and dividends of cumulative redeemable preferred shares	(43,676)	(39,657)	(35,991)

Net loss available to ordinary shareholders	$(23,460)	$(29,946)	$(74,207)

Losses per share - Basic	$(0.39)	$(0.50)	$(1.18)

Losses per share - Diluted	$(0.39)	$(0.50)	$(1.18)

Weighted average number of shares outstanding during the period - Basic	60,249,330	60,249,330	62,791,324
Weighted average number of shares outstanding during the period - Diluted	60,249,330	60,249,330	62,791,324

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’

Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014

($ in thousands, except share data)

			Shareholders’ Equity
	Cumulative Redeemable Preferred Shares		Ordinary Shares		Treasury Shares		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2014	32,738,094	$276,627	65,623,214	$656	—	$—	$496,520	$(4,213)	$(172,133)	$320,830

Net loss for the period									(38,216)	(38,216)
Benefit obligation gain, net of tax								630		630
Repurchase of ordinary shares			(5,373,884)		5,373,884	(23,108)				(23,108)
Accretion and dividends of cumulative redeemable preferred shares		35,991					(35,991)			(35,991)

Balance at December 31, 2014	32,738,094	$312,618	60,249,330	$656	5,373,884	$(23,108)	$460,529	$(3,583)	$(210,349)	$224,145

Net income for the period									9,711	9,711
Benefit obligation loss, net of tax								(484)		(484)
Accretion and dividends of cumulative redeemable preferred shares		39,657					(39,657)			(39,657)

Balance at December 31, 2015	32,738,094	$352,275	60,249,330	$656	5,373,884	$(23,108)	$420,872	$(4,067)	$(200,638)	$193,715

Net income for the period									20,216	20,216
Benefit obligation gain, net of tax								348		348
Redemption of cumulative redeemable preferred shares	(4,227,100)	(35,508)								—
Payment of accrued dividends of cumulative redeemable preferred shares		(14,492)								—
Accretion and dividends of cumulative redeemable preferred shares		43,676					(43,676)			(43,676)

Balance at December 31, 2016	28,510,994	$345,951	60,249,330	$656	5,373,884	$(23,108)	$377,196	$(3,719)	$(180,422)	$170,603

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Cash Flows

($ in thousands)

	Year Ended December 31,
	2016	2015	2014
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$20,216	$9,711	$(38,216)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	52,744	46,098	65,874
Amortization of debt discount, premium and issuance costs	3,129	3,183	3,644
Impairment loss	—	—	7,285
Gain on insurance recoverables	(348)	(15,935)	—
Deferred income taxes	(13,208)	(12,555)	(9,838)
Other	1,912	(1,318)	(234)
Changes in assets and liabilities:
Trade and other receivables, net	(6,247)	(10,510)	331
Accounts receivable from related parties	925	(448)	(1,535)
Insurance recoverable	—	1,224	—
Inventories	(332)	(1,437)	(1,602)
Prepayments and other assets	(2,772)	(11,966)	(2,512)
Trade and other payables	10,643	18,317	13,039
Payables to related parties	(255)	(414)	(287)
Income tax payable	12,374	3,210	(2,455)
Deferred consideration	201	523	663
Other liabilities	(444)	3,116	(30,442)

Net cash provided by operating activities	78,538	30,799	3,715

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(19,262)	(119,704)	(80,735)
Advance payment on property, plant and equipment	—	—	(50,776)
Purchase of intangibles	(356)	(407)	(1,008)
Proceeds from disposal of property, plant and equipment	54	30	5,470
Insurance proceeds	518	15,934	16,970
Changes in restricted cash	(5,625)	—	(6,383)

Net cash used in investing activities	(24,671)	(104,147)	(116,462)

FINANCING ACTIVITIES:
Proceeds from debt issuance	50,500	51,500	79,125
Issuance costs of debt	(55)	(583)	(2,320)
Debt modification costs	—	—	(4,650)
Repayment of deferred consideration	(2,510)	(2,505)	(1,850)
Repayments of debt	(3,750)	(3,750)	(3,750)
Redemption of cumulative redeemable preferred shares	(35,508)	—	—
Payment of accrued dividends of cumulative redeemable preferred shares	(14,492)	—	—
Proceeds from borrowings on revolving credit facility	—	40,000	30,000
Repayments of borrowings on revolving credit facility	(50,000)	(15,000)	(5,000)
Repurchase of ordinary shares	—	—	(23,108)

Net cash (used in) provided by financing activities	(55,815)	69,662	68,447

DECREASE IN CASH AND CASH EQUIVALENTS	(1,948)	(3,686)	(44,300)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$35,460	$39,146	$83,446

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$33,512	$35,460	$39,146

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest, net of interest capitalized	$50,401	$45,510	$38,047
Cash paid for income taxes	$16,953	$6,803	$7,601
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital expenditures incurred but not yet paid	$483	$8,366	$18,063
Interest capitalized but not yet paid	$—	$64	$2,026
Transfers from advance payments to property, plant and equipment	$—	$—	$42,015
Accretion of issuance costs and discount on cumulative redeemable preferred shares	$—	$3,612	$5,863
Non-cash PIK Dividends	$43,676	$36,045	$30,128

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Notes to the Consolidated Financial Statements

Note 1. Organization operations and basis of presentation

Background

Playa Hotels & Resorts B.V. (“Playa”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Playa’s portfolio consists of 13 resorts located in Mexico, the Dominican Republic and Jamaica. We currently manage eight of our 13 resorts. Unless otherwise indicated or the context requires otherwise, references in our consolidated financial statements (our “Consolidated Financial Statements”) to “we,” “our,” “us” and similar expressions refer to Playa and its subsidiaries.

We were incorporated on March 28, 2013 and began operations on August 13, 2013 when Playa Hotels & Resorts, S.L. (the “Prior Parent”) and certain of our subsidiaries and shareholders (the “Continuing Shareholders”) engaged in a series of transactions that included: (i) the acquisition of eight resorts from the Prior Parent (the “Contributed Resorts”) for cash payments totaling $492.0 million and the issuance of ordinary shares with a value of $410.7 million; (ii) the acquisition of four resorts in Mexico (collectively, “Real Resorts”) and the management company that managed them for consideration of approximately $413.3 million, including $50.0 million of our Cumulative Redeemable Preferred Shares (“Preferred Shares”), as well as $50.0 million of our Term Loan (as defined below) (see Note 11); (iii) the acquisition of a resort located in Jamaica for approximately $66.2 million; (iv) an investment by HI Holdings Playa B.V. (“HI Holdings Playa”), a subsidiary of Hyatt Hotels Corporation (together with its affiliates, “Hyatt”), of $100.0 million in our ordinary shares and $225.0 million in our Preferred Shares (the “Hyatt Investment”); (v) the consummation of our Senior Secured Credit Facility (as defined below) (see Note 11); and (vi) the issuance of the Senior Notes due 2020 (as defined below) (see Note 11). The foregoing transactions are collectively referred to as our “Formation Transactions.” In connection with our acquisition of the Contributed Resorts from the Prior Parent, the Prior Parent exchanged our ordinary shares that it held for all of the Prior Parent shares held by the Continuing Shareholders. We also entered into long-term franchise, license and related agreements with Hyatt pursuant to which we operate certain resorts under Hyatt brands.

On December 13, 2016, we entered into a Transaction Agreement with Pace Holdings Corp. (“Pace”), Porto Holdco B.V. (“Holdco”), and New PACE Holdings Corp. (“New Pace”), the effects of which are expected to replicate the economics of a merger of Pace and Playa. This transaction is expected to close in March 2017 and would result in Holdco changing its entity name to Playa Hotels & Resorts N.V., which will be the parent company to New Pace and Playa’s direct and indirect subsidiaries.

Basis of preparation, presentation and measurement

These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Prior period presentation was updated to conform with current period presentation.

Note 2. Significant accounting policies

Principles of consolidation

Our Consolidated Financial Statements include the accounts of Playa and the subsidiaries, which we wholly own and control. All intercompany transactions and balances have been eliminated in the consolidation process.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and cash flows, which are consistently higher during the first quarter of each year than in successive quarters.

Use of estimates

The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

We evaluate our estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to our Consolidated Financial Statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Foreign currency

Our reporting currency is the U.S. dollar. We have determined that the U.S. dollar is the functional currency of all of our international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating our tax liability in certain foreign jurisdictions, we index our depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax (expense) benefit line of the Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within other expense, net.

We recognized a foreign currency loss of $6.4 million, $3.0 million, and $1.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Business combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which we obtain operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Property, plant and equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, we capitalize soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income taxes

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of these Consolidated Financial Statements, our income tax provision was calculated on a separate return basis as though we had filed our tax returns in the applicable jurisdictions in which we operate.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. We provide a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

We have only recorded financial statement benefits for tax positions which we believe are more likely than not to be sustained upon settlement with a taxing authority. We have established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in our Consolidated Financial Statements or tax returns, including the application of the more likely than not criteria. We recognize interest and penalties associated with our uncertain tax benefits as a component of income tax provision.

Commitments and contingencies

We are subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. We record an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred we provide disclosure of such contingencies (see Note 8).

Ordinary shares and paid-in capital

Ordinary shares are classified as equity. Shares are classified as equity when there is no obligation to transfer cash or other assets to the respective holder. Incremental costs directly attributable to the issuance of ordinary shares are recognized as a reduction of equity, net of any tax effects.

Dividends

We have not declared or paid any cash dividends on our ordinary or Preferred Shares, other than the dividends associated with the partial redemption of our Preferred Shares on October 14, 2016 (see Note 10). In addition, we must comply with Dutch law, with our articles of association and with the covenants in our Senior Secured Credit Facility and the covenants governing the Senior Notes due 2020 if we want to pay cash dividends. We currently intend to retain any earnings for future operations and expansion. Any future determination to pay dividends will, after having made the required distributions (if any) on our Preferred Shares, be at the discretion of our shareholders at our general meeting of shareholders (the “General Meeting”), subject to a proposal from our board of directors, and will depend on our actual and projected financial condition, liquidity and results of operations, capital requirements, prohibitions and other restrictions contained in current or future financing instruments and applicable law, and such other factors as our board of directors deems relevant. In addition, to the extent any of our Preferred Shares are outstanding, no dividends may be paid on our ordinary shares until any accumulated and unpaid dividends on our Preferred Shares have been paid in full. Dividends on the Preferred Shares are cumulative at a rate of 12% per annum compounded quarterly. Dividends are payable in kind with additional Preferred Shares (the “Non-cash PIK Dividends”) in four quarterly installments on January 15, April 15, July 15 and October 15 of each year, subject to compliance with applicable legal requirements.

Preferred Shares

We issued Preferred Shares that can be converted to ordinary shares at the option of the holder or redeemed by such holder or us under certain conditions. Preferred Shares are reported as a temporary equity instrument (see Note 10).

Debt

Debt is carried at amortized cost. Any difference between the proceeds (net of issuance costs) and the redemption value is recognized as an adjustment to interest expense over the term of the debt using the effective interest rate method.

Debt issuance costs are recorded in the Consolidated Balance Sheets as a direct deduction from the carrying amount and amortized over the term of the debt utilizing the effective interest rate method. Capitalized interest directly attributable to the acquisition, construction or production of qualifying assets, which are assets that take a substantial period of time to get ready for their intended use, is recognized as part of the cost of such assets until the time the assets are substantially ready for their intended use. Capitalized interest is subsequently recognized as depreciation expense in the Consolidated Statements of Operations and Comprehensive Income (Loss) once the assets are put into service.

Financial instruments

The Consolidated Balance Sheets contain various financial instruments, including, but not limited to, cash and cash equivalents, restricted cash, trade and other receivables, certain prepayments and other assets, trade and other payables, other liabilities and debt. Deferred consideration is recorded at fair value; all other financial assets and financial liabilities are recorded at amortized cost. The carrying amounts of these financial instruments approximate their fair values.

Effective interest rate method

The effective interest rate method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts estimated future cash outflows (including all fees and transaction costs paid) through the expected life of the financial liability to the net carrying amount upon initial recognition.

Goodwill and other intangible assets

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. We completed our most recent annual impairment assessment for our goodwill as of July 1, 2016 and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

The useful life for intangibles such as contracts for the right of use of certain facilities is determined to be equal to their contractual term. We may also qualitatively assess our indefinite lived intangible assets for impairment prior to performing the quantitative impairment test. Impairment charges, if any, are recognized in operating results.

Impairment of definite lived assets

Assets that are subject to amortization (i.e., property, plant and equipment and definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. We evaluate the recoverability of each of our long-lived assets, including purchased intangible assets and property, plant and equipment, by comparing the carrying amount to the future undiscounted cash flows we expect the asset to generate. No impairment was recognized on definite lived assets in 2016.

Impairment of other indefinite lived assets

Our licenses have indefinite lives for which there is no associated amortization expense or accumulated amortization. We assess indefinite lived intangible assets for impairment annually as of July 1st of each year, or more frequently if events occur that indicate an asset may be impaired. We completed our most recent annual impairment assessment for our indefinite lived intangible assets as of July 1, 2016 and concluded that intangible assets were not impaired.

Revenue recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by our guests are included in the package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Advance deposits received from customers are deferred and included in trade and other payables in the Consolidated Balance Sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million, $5.2 million, and $4.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash balances and highly liquid cash deposits with maturities at the date of the acquisition of three months or less, which are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. We classify these cash instruments as Level 1. Financial instruments that potentially subject us to a concentration of credit risk consist of cash on deposit at financial institutions where the deposits are either uninsured or in excess of insured limits and money market fund balances. Substantially all of our cash is held by financial institutions that we believe are of high-credit quality.

Restricted cash

In connection with the tax surety bond (see Note 8), we made a cash deposit of approximately $6.4 million with Fianzas Dorama SA in 2014. The tax surety bond is denominated in Mexican pesos and is valued at approximately $4.0 million as of December 31, 2016 due to the effect of changes in foreign currency exchange rates. On December 5, 2016, we funded $5.6 million to a U.S. dollar escrow account related to the purchase of land. These cash deposits are recorded as restricted cash in the Consolidated Balance Sheets as of December 31, 2016 and 2015. For purposes of the Consolidated Statements of Cash Flows, changes in restricted cash caused by changes in cash deposits are shown as investing activities and changes in restricted cash caused by the effects of foreign currency are shown in operating activities.

Trade and other receivables, net

Trade and other receivables are amounts due from guests and vendors for merchandise sold or services performed in the ordinary course of business. Collection is expected in one year or less and is an asset. When necessary, the carrying amount of our receivables is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. When a trade receivable is considered uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against the allowance accounts. Changes in the carrying amount of the allowance account are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Inventories

Inventories consist of food, beverages and other items related to consumption and are valued at the lower of cost or net realizable value. Cost is determined using the weighted average cost method, not to exceed the market value.

Advertising costs

Advertising costs are expensed as incurred, or the first time the advertising takes place. For the years ended December 31, 2016, 2015 and 2014, we recorded advertising costs of $26.5 million, $20.7 million and $17.7 million, respectively. Advertising costs are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within selling, general and administrative.

Impact of recently issued accounting standards

Future Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers. The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016. ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of ASU 2014-09 by one year to apply to annual reporting periods beginning after December 15, 2017, but the early adoption of this ASU is permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. We have not yet selected a transition method nor have we determined the impact of adoption on our Consolidated Financial Statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), Recognition and Measurement of Financial Assets and Financial Liabilities. The new standard significantly revises the accounting related to the classification and measurement of investment in equity securities, and the presentation of certain fair value changes of financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The ASU is effective for annual periods beginning December 15, 2017, including interim periods within those fiscal years. Early application of the ASU is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on our Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases(Topic 842). The new standard introduces a lessee model that brings most leases on the balance sheet. This will increases lessee’s reported assets and liabilities—in some cases very significantly. Lessor accounting remains substantially similar to current U.S. GAAP. The ASU is effective for annual periods beginning December 15, 2018, including interim periods within those fiscal years. Early application of the ASU is permitted. We have not determined the impact of adoption of ASU 2016-10 on our Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The new revenue standard clarifies how an entity should identify the unit of accounting (i.e., the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions, by explaining what a principal controls before the specified good or service is transferred to the customer. The effective date and transition requirements of ASU 2016-08 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-08 on our Consolidated Financial Statements.

In April 2016, the FASB issued ASU No. 2016-10 (“ASU 2016-10”), Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU provides useful clarification of the guidance in ASC Topic 606 on identifying performance obligations and certain aspects of the accounting treatment of licensing contracts. These amendments are expected to reduce the cost and complexity of applying the guidance in ASC Topic 606. The effective date and transition requirements of ASU 2016-10 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-10 on our Consolidated Financial Statements.

In May 2016, the FASB issued ASU No. 2016-12 (“ASU 2016-12”), Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. This ASU does not change the core principle of the guidance in Topic 606. Rather, it affects the narrow aspects of Topic 606. The effective date and transition requirements of ASU 2016-12 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-12 on our Consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”), Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU amends FASB’s guidance on the impairment of financial instruments by adding an impairment model (known as current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-13 on our Consolidated Financial Statements.

In August 2016, the FASB issued ASU No. 2016-15 (“ASU 2016-15”), Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU amends ASC 230 to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASC 230 lacks consistent principles for evaluating the classification of cash payments and receipts in the statement of cash flows. This has led to diversity in practice and, in certain circumstances, financial statement restatements. Therefore, the FASB issued the ASU 2016-15 with the intent of reducing diversity in practice with respect to eight types of cash flows. The ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-15 on our Consolidated Financial Statements.

In October 2016, the FASB issued ASU No. 2016-16 (“ASU 2016-16”), Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory. The ASU requires that an entity recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Prior to this ASU, an entity was prohibited from recognizing the income tax consequences of an intra-entity asset transfer until the asset had been sold to an outside party. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. We have not determined the impact of adoption of ASU 2016-16 on our Consolidated Financial Statements.

In November 2016, the FASB issued ASU No. 2016-18 (“ASU 2016-18”), Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). The ASU requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-18 on our Consolidated Financial Statements.

In December 2016, the FASB issued ASU No. 2016-20 (“ASU 2016-20”), Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The ASU updates a variety of topics in the codification related to the new revenue recognition standard. It addresses loan guarantee fees, impairment testing of contract costs, provisions for losses on construction-type and production-type contracts, and various disclosures. The effective date for the amendments is the same as the effective date for Topic 606 (and any other Topic amended by Update 2014-09 and 2015-14). We have not determined the impact of adoption of ASU 2016-20 on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-01 (“ASU 2017-01”), Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU provides guidance that will enable more consistency in accounting for transactions when determining if they represent acquisitions or disposals of assets or of a business. Under the ASU, when determining whether an integrated set of assets and activities constitutes a business, entities must go through a “screen”. The ASU is effective for annual periods beginning after December 15, 2017, including interim periods therein. We have not determined the impact of adoption of ASU 2017-01 on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04 (“ASU 2017-04”), Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The ASU is effective for annual periods beginning after December 15, 2019, including interim periods therein. We have not determined the impact of adoption of ASU 2017-04 on our Consolidated Financial Statements.

Recent Accounting Pronouncements Adopted

In August 2014, the FASB issued ASU No. 2014-15 (“ASU 2014-15”), Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU requires management to assess and evaluate whether conditions or events exist, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements issue date. Upon adopting ASU 2014-15, we concluded that there is no uncertainty about our ability to continue as a going concern and there is no impact on the Consolidated Financial Statements as of and for the year ended December 31, 2016. We will continue to assess our ability to continue as a going concern on a quarterly basis.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This update affects disclosures related to debt issuance costs but does not affect existing recognition and measurement guidance for these items.

In August 2015, the FASB released ASU No. 2015-15 (“ASU 2015-15”), Interest—Imputation of Interest(Subtopic 830-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This ASU clarifies that, given the lack of guidance in ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the Securities and Exchange Commission staff would not object to any entity presenting debt issuance costs as an asset and subsequently amortizing over the term of the line-of credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We elected to early adopt ASU 2015-03, as clarified by ASU 2015-15, retrospectively to all arrangements. This change is reflected in the Consolidated Balance Sheet, resulting in the deferred financing costs of $12.8 million and $16.5 million being reclassified from prepayments and other assets to debt and debt to related party as of December 31, 2016 and 2015, respectively.

In July 2015, the FASB issued ASU No. 2015-11 (“ASU 2015-11”), Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The ASU will not apply to inventories that are measured by using either the last-in, first-out method or the retail inventory method. We have changed our accounting policy to account for inventory from the lower of cost or market to the lower of cost or net realizable value to be in accordance with ASU 2015-11. There is an immaterial impact on our Consolidated Financial Statements as of and for the year ended December 31, 2016 because our inventory has historically been recorded at cost, which is typically lower than market and net realizable value due to the consumable nature and turn-over rate of the inventory used in our all-inclusive business model.

Note 3. Losses per share

Our Preferred Shares and their related accumulated Non-cash PIK Dividends are participating securities. If a dividend is declared or paid on our ordinary shares, holders of our ordinary shares and Preferred Shares are entitled to proportionate shares of such dividend with the holders of Preferred Shares participating on an as-if converted basis.

Under the two-class method, basic losses per share (“EPS”) attributable to ordinary shareholders is computed by dividing the net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Net loss attributable to ordinary shareholders is determined by allocating undistributed earnings between ordinary and preferred shareholders. Diluted EPS attributable to ordinary shareholders is computed by using the more dilutive result of either the two-class method or the if-converted method. The if-converted method uses the weighted-average number of ordinary shares outstanding during the period, including potentially dilutive ordinary shares assuming the conversion of the outstanding Preferred Shares, as of the first day of the reporting period.

For periods in which there are undistributed losses, there is no allocation of earnings to preferred shareholders and the number of shares used in the computation of diluted losses per share is the same as that used for the computation of basic losses per share, as the result would be anti-dilutive. Under the two-class method, the net loss attributable to ordinary shareholders is not allocated to share premium reserve of the Preferred Shares until all other reserves have been exhausted or such loss cannot be covered in any other way.

The calculation of basic and diluted EPS, under the two-class method, are as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Numerator:
Net income (loss)	$20,216	$9,711	$(38,216)
Convertible Preferred Share dividends	(43,676)	(39,657)	(35,991)
Allocation of undistributed earnings to preferred shareholders (1)	—	—	—

Numerator for basic EPS-loss available to common shareholders	(23,460)	(29,946)	(74,207)
Add back convertible Preferred Share dividends (2)	—	—	—
Add back of undistributed earnings to preferred shareholders (2)	—	—	—

Numerator for diluted EPS-loss available to common shareholders after assumed conversions	$(23,460)	$(29,946)	$(74,207)
Denominator:
Denominator for basic EPS-weighted shares	60,249,330	60,249,330	62,791,324
Convertible Preferred Shares (2)	—	—	—

Denominator for diluted EPS-adjusted weighted-average shares	60,249,330	60,249,330	62,791,324
Basic EPS	$(0.39)	$(0.50)	$(1.18)
Diluted EPS	$(0.39)	$(0.50)	$(1.18)

(1)	For the years ended December 31, 2016, 2015 and 2014, no undistributed earnings were allocated to preferred shareholders as we had undistributed losses after deducting Preferred Share dividends from net income.
(2)	For the years ended December 31, 2016, 2015 and 2014 cumulative preferred shareholder dividends of $43.7 million, $39.7 million and $36.0 million, respectively, were not added back for purposes of calculating diluted EPS-income available to common shareholders because the effect of treating our convertible preferred securities as if they had been converted to their 40,652,679, 37,646,499, and 34,059,703 weighted common share equivalents as of January 1, 2016, 2015, and 2014, respectively, is anti-dilutive.

Note 4. Property, plant and equipment

The balance of property, plant and equipment is as follows ($ in thousands):

	As of December 31,
	2016	2015
Land, buildings and improvements	$1,421,371	$1,406,656
Fixtures and machinery	60,294	56,206
Furniture and other fixed assets	163,753	160,978
Construction in progress	3,866	3,936

Total property, plant and equipment, gross	1,649,284	1,627,776
Accumulated depreciation	(248,967)	(194,921)

Total property, plant and equipment, net	$1,400,317	$1,432,855

Depreciation expense for property, plant and equipment was $51.7 million, $45.0 million and $64.0 million for the years ended December 31, 2016, 2015, and 2014, respectively. During the year ended December 31, 2014, we recorded an impairment loss of $7.3 million resulting from the impacts of Hurricane Odile.

For the years ended December 31, 2016, 2015, and 2014, $0 million, $3.4 million, and $7.6 million of interest expense was capitalized on qualifying assets, respectively. Interest expense was capitalized at the weighted average interest rate of the debt.

Rebrandings

During the second quarter of 2014, we closed two resorts for renovation and rebranding. One resort, Hyatt Ziva and Hyatt Zilara Rose Hall in Jamaica reopened in December 2014 and the other Hyatt Ziva Cancún in Mexico reopened in November 2015.

Hurricane Odile

Our Hyatt Ziva Los Cabos, located in Los Cabos, Mexico, sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja Peninsula on September 14, 2014. Our insurance policies provide coverage for business interruption, including lost profits, and reimbursement for other expenses and costs that we have incurred relating to the damages and losses we have suffered. We determined the fair value of the Hyatt Ziva Los Cabos by utilizing a discounted cash flow model and settled our claim as of December 31, 2015. The property losses and insurance proceeds related to Hurricane Odile recorded during the years ended December 31, 2016, 2015 and 2014 were as follows ($ in millions):

	Year Ended December 31,
	2016	2015	2014
Property losses (1)	$—	$—	$25.3
Property damage insurance proceeds	$—	$14.3	$18.0
Business interruption insurance proceeds	$—	$12.7	$3.0

(1)	Property losses of $25.3 million and corresponding insurance proceeds, net of deductible, of $18.0 million are recorded within impairment loss within the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2014. The impairment recorded is specific to the Pacific Coast segment of our business (See Note 14 for further discussion on segment information).

Note 5. Fair value of financial instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. We believe the carrying value of these assets and liabilities, excluding deferred consideration and debt, approximate their fair values at December 31, 2016 and 2015.

Fair value measurements

The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. U.S. GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of observability of inputs used in measuring fair value as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2: Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3: Inputs are unobservable and reflect our judgments about assumptions that market participants would use in pricing an asset or liability.

We did not have any movements in and out of Level 3 for our fair valued instruments during any of the above periods.

The following table presents our fair value hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 ($ in thousands):

	December 31, 2016	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$1,836	$—	$—	$1,836

	December 31, 2015	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$4,145	$—	$—	$4,145

The following table presents a reconciliation from the opening balances to the closing balances for our Level 3 fair valued instruments as of December 31, 2016, 2015, and 2014 ($ in thousands):

Deferred Consideration
Balance as of December 31, 2013	$6,532
Total losses included in earnings (or change in net assets) (1)	1,445
Settlements	(1,850)

Balance as of December 31, 2014	6,127
Total losses included in earnings (or change in net assets) (1)	523
Settlements	(2,505)

Balance as of December 31, 2015	4,145
Total losses included in earnings (or change in net assets) (1)	201
Settlements	(2,510)

Balance as of December 31, 2016	$1,836

(1)	All losses (other than changes in net assets) are included in interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following tables present our fair value hierarchy for our financial liabilities not measured at fair value as of December 31, 2016 and 2015 ($ in thousands):

	Carrying Value As of December 31, 2016	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$356,937	$—	$—	$363,060	$363,060
Revolving Credit Facility(1)	—	—	—	—	—
Senior Notes due 2020	471,380	—	513,405	—	513,405

Total	$828,317	$—	$513,405	$363,060	$876,465

	Carrying Value As of December 31, 2015	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$358,442	$—	$—	$357,896	$357,896
Revolving Credit Facility(1)	50,000	—	—	50,000	50,000
Senior Notes due 2020	419,996	—	445,550	—	445,550

Total	$828,438	$—	$445,550	$407,896	$853,446

(1)	We estimate that the carrying value of our Revolving Credit Facility is the fair value as of December 31, 2016 and 2015. The valuation technique and significant unobservable inputs are consistent with our term loan, but the valuation using the discounted cash flow technique approximates the carrying value as the expected term is significantly shorter in duration. We typically use our Revolving Credit Facility solely for short term liquidity.

The following table displays valuation techniques and the significant unobservable inputs for our Level 3 assets and liabilities measured at fair value as of December 31, 2016 and 2015 ($ in thousands):

	Fair Value	Fair Value Measurements as of December 31, 2016
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$1,836	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.63% - 5.00%
			Expected Term	7 months
Term Loan	$363,060	Discounted Cash	Discount Rate	3.00%
		Flow	Forward Rate	4.00% - 5.33%
			Expected Term	32 months

	Fair Value	Fair Value Measurements as of December 31, 2015
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$4,145	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.46% - 5.00%
			Expected Term	19 months
Term Loan	$357,896	Discounted Cash	Discount Rate	3.75%
		Flow	Forward Rate	4.00% - 5.16%
			Expected Term	44 months

Term Loan and deferred consideration

The fair value of our Term Loan and deferred consideration are estimated using cash flow projections applying market forward rates and discounted back at the appropriate discount rate. The primary sensitivity in each estimate is based on the selection of an appropriate discount rate. Fluctuations in this assumption will result in a different estimate of fair value as an increase in the discount rate would result in a decrease in the fair value.

Senior Notes due 2020

The fair value of the Senior Notes due 2020 is estimated using unadjusted quoted prices in a market that is not active. Current pricing was compiled and applied to the outstanding principal amount.

Note 6. Income taxes

Net income (loss) before tax is summarized below ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Domestic	$(4,759)	$(3,136)	$(2,049)
Foreign	29,207	11,092	(65,203)

Total net income (loss) before tax	$24,448	$7,956	$(67,252)

The components of our income tax (expense) benefit for the years ended December 31, 2016, 2015 and 2014 are as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Current:
United States	$(3)	$(87)	$(1)
Foreign	(17,500)	(10,664)	19,199

Total current income tax (expense) benefit	(17,503)	(10,751)	19,198
Deferred:
United States	—	—	1,865
Foreign	13,271	12,506	7,973

Total deferred income tax benefit	13,271	12,506	9,838

Total income tax (expense) benefit for the period	$(4,232)	$1,755	$29,036

Reconciliation of Netherlands statutory income tax rate to actual income tax rate

A reconciliation of the Netherlands statutory federal income tax rate to our effective income tax rate from continuing operations is as follows ($ in thousands):

	Year Ended December 31,
Effective tax rate	2016		2015		2014
Income tax (expense) benefit at statutory rate	$(6,112)	25.0%	$(1,989)	25.0%	$16,813	25.0%
Differences between statutory rate and foreign rate	11,732	(48.0)%	11,875	(149.3)%	8,445	12.6%
Permanent differences	(4,213)	17.2%	541	(6.8)%	(3,081)	(4.6)%
Foreign exchange rate difference	7,212	(29.5)%	8,585	(107.9)%	3,509	5.2%
DR tax based on existing statutory law	(3,470)	14.2%	—	—%	—	—%
Change in valuation allowance	(9,891)	40.5%	(17,210)	216.3%	(21,620)	(32.1)%
Accrual for uncertain tax positions	510	(2.1)%	(47)	0.6%	24,970	37.1%

Income tax (expense) benefit	$(4,232)	17.3%	$1,755	(22.1)%	$29,036	43.2%

The parent company is domiciled in the Netherlands and is subject to Dutch Corporate Tax at a general tax rate of 25%.

For the year ended December 31, 2016, we recognized an income tax expense of $4.2 million, resulting in an effective tax rate for the year of 17.3%. The 2016 income tax expense was driven primarily by $3.4 million of deferred income tax expense in the Dominican Republic, $4.2 million on non-deductible expenses, as well as $9.9 million of additional valuation allowance established on our deferred tax assets. The net income tax expense was partially offset by the tax benefit of $11.7 million from the rate-favorable jurisdictions and a $7.2 million tax benefit associated with foreign exchange rate fluctuation.

For the year ended December 31, 2015, we recognized an income tax benefit of $1.8 million, resulting in an effective tax rate for the year of (22.1)%. The 2015 income tax benefit was driven primarily by the tax benefit of $11.9 million from the rate-favorable jurisdictions and $8.6 million tax benefit associated with foreign exchange rate fluctuation. The net 2015 income tax benefit was partially offset by a $17.2 million increase in the valuation allowance.

For the year ended December 31, 2014, we recognized an income tax benefit of $29.0 million, resulting in an effective tax rate for the year of 43.2%. The 2014 income tax benefit was driven primarily by the tax benefit associated with $67.3 million of pre-tax book loss, as well as a $25.0 million benefit related to the reversal of previously accrued income tax contingencies. The net 2014 income tax benefit was partially offset by a $21.6 million increase in the valuation allowance.

We have a taxable presence in a variety of jurisdictions worldwide, most significantly in Mexico, the Netherlands, the Dominican Republic and Jamaica. We have been granted certain “tax holidays,” providing us with temporary income tax exemptions. Specifically, we operate under a tax holiday in one of the Dominican Republic entities which is effective through December 31, 2019.

Dominican Republic

Taxes in the Dominican Republic are determined based upon Advance Pricing Arrangements (APA) with The Ministry of Finance of the Dominican Republic (“The Ministry of Finance”). Historically, based upon our APAs all three Dominican entities were subject to greater of an asset tax or gross receipts tax; thus not subject to income tax accounting under U.S. GAAP. The Company’s APAs for 2016 and forward have not been finalized with The Ministry of Finance, as the tax authorities are working to finalize a Memoranda of Understanding (“MOU”) with the Association of Hotels and Tourism of the Dominican Republic, which the Company is party

to. Upon finalization of the MOU, the Company expects to negotiate its 2016 and forward APAs for purposes of determining taxes due to The Ministry of Finance. As the MOU and associated APA have not been finalized, our December 31, 2016 income tax provision contemplates the existing Dominican statutory law, without consideration of an MOU and associated APA. Pursuant to Dominican statutory law, a taxpayer will pay income tax if the income tax exceeds the asset based tax. Of our three Dominican entities, only Playa Cana B.V. is deemed to be an income taxpayer. As a result, we have recorded a $0.6 million current tax expense and a $3.4 million deferred tax expense for Playa Cana B.V. Once the MOU and APA are finalized, they will be retroactively applied to 2016 for purposes of determining our 2016 tax liability to The Ministry of Finance. Should the final MOU and APA result in Playa Cana B.V. being an asset tax payer for the foreseeable future, the Company would reverse the $3.4 million of deferred tax expense recorded in 2016. Should the finalized MOU and APA require our other two Dominican entities, Inversiones Vilazul, S.A.S and Playa Romana Mar B.V., to be subject to income tax the Company would need to establish income tax balances for both current and deferred tax expense.

The following table shows both the current and deferred tax expense as of December 31, 2016 for Inversiones Vilazul S.A.S and Playa Romana Mar B.V., had such entities been determined to be income tax payers ($ in thousands):

	Year Ended December 31, 2016
	Inversiones Vilazul, S.A.S	Playa Romana Mar B.V.
Current tax expense (1)	$—	$922
Deferred tax expense	17,688	8,520

Total tax expense	$17,688	$9,442

(1)	The table only shows deferred tax expense for Inversiones Vilazul, S.A.S as the entity has a tax exemption through December 31, 2019.

Deferred income taxes

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as net operating losses and tax credit carryforwards. We state those balances at the enacted tax rates we expect will be in effect when we actually pay or recover taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies to utilize these future deductions and credits. We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.

The tax effect of each type of temporary difference and carry-forward that gives rise to a significant portion of our deferred tax assets and liabilities as of December 31, 2016 and 2015 were as follows ($ in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Advance customer deposits	$6,557	$7,158
Trade payables and other accruals	4,531	3,728
Labor liability accrual	555	606
Property, plant and equipment	12	542
Other assets	—	24
Net operating losses	82,356	71,301

Total deferred tax asset	94,011	83,359
Valuation allowance	(81,738)	(71,847)

Net deferred tax asset	12,273	11,512

Deferred tax liabilities:
Accounts receivable and prepayments to vendors	617	859
Property, plant and equipment	86,620	98,876
Insurance recoverable	50	—

Total deferred tax liability	87,287	99,735

Net deferred tax liability	$(75,014)	$(88,223)

As of December 31, 2016 and 2015, we had $18.9 million and $32.0 million, respectively, of net operating loss carryforwards in our Mexican subsidiaries. These carryforwards expire in various amounts from 2018 to 2026. As of December 31, 2016 and 2015, we had $258.3 million and $213.5 million, respectively, of net operating loss carryforwards in our Dutch subsidiaries that expire in varying amounts from 2017 to 2025. As of December 31, 2016 and 2015, we had $34.0 million and $24.3 million, respectively, of net operating loss carryforwards in our Jamaica subsidiary. These carryforwards do not expire. As of December 31, 2016 and 2015, we had $9.3 million and $5.9 million, respectively, of net operating loss carryforwards in our U.S. subsidiary. The carryforwards expire in varying amounts from 2034 to 2036. As of December 31, 2016 and 2015, we had $0.8 million and $1.6 million, respectively, of net operating loss carryforwards in our Dominican Republic subsidiary. The carryforwards expire in 2017. The ability to utilize the tax net operating losses in any single year ultimately depends upon our ability to generate sufficient taxable income.

We have made no provision for foreign or domestic income taxes on the cumulative unremitted earnings of our subsidiaries. We believe that the earnings of our foreign subsidiaries can be repatriated without incurring additional income taxes, as a result of the applicable local statutory tax laws.

The change in the valuation allowance established against our deferred tax assets for the years ended December 31, 2016, 2015, and 2014 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Deferred tax asset valuation allowance for the year ended
December 31, 2016	$(71,847)	$(19,333)	$9,442	$(81,738)
December 31, 2015	$(54,637)	$(19,307)	$2,097	$(71,847)
December 31, 2014	$(33,017)	$(23,687)	$2,067	$(54,637)

The valuation allowance for each period is used to reduce the deferred tax asset to a more likely than not realizable value. As of December 31, 2016, our valuation allowance relates primarily to net operating loss carryforwards, which we do not expect to utilize, most notably in Netherlands, Jamaica, Mexico and the United States.

We are subject to income taxes in a variety of jurisdictions worldwide. For our significant jurisdictions, the earliest years that remain subject to examination are 2011 for Mexico and Netherlands and 2013 for the Dominican Republic and the United States. We consider the potential outcome of current and future examinations in our assessment of our reserve for uncertain tax positions.

The following table reconciles our uncertain tax positions, as of December 31, 2016, 2015 and 2014: ($ in thousands):

	As of December 31,
	2016	2015	2014
Uncertain tax positions at January 1	$510	$557	$25,527
Additions for prior year tax positions	—	36	321
Settlements with Taxing Authorities	—	(83)	(25,291)
Expiration of statue limitation	(510)	—	—

Uncertain tax positions at December 31	$—	$510	$557

The reserve of $0.5 million for the uncertain tax position was for the withholding taxes related to intercompany charges at December 31, 2015, which was removed due to the expiration of statute limitation at December 31, 2016.

Note 7. Related party transactions

The following summarizes transactions and arrangements that we have entered into with related parties. The details of the balances between us and related parties as of December 31, 2016 and 2015 are as follows ($ in thousands):

	As of December 31,
	2016	2015
Accounts receivable	$2,532	$3,457
Payables	$8,184	$5,930
Deferred consideration(1)	$1,836	$4,145
Term Loan(2)	$47,592	$47,792
Preferred Shares Non-cash PIK Dividends(3)	$106,459	$77,275

(1)	Playa H&R Holdings B.V., a subsidiary of ours, agreed to make payments of $1.1 million per quarter to the selling shareholder of Real Resorts (the “Real Shareholder”) through the quarter ending September 30, 2017.
(2)	The Real Shareholder is also one of the lenders under our Term Loan. The Real Shareholder’s portion of the original Term Loan was $50.0 million.
(3)	The total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $19.4 million and $14.1 million as of December 31, 2016 and 2015, respectively. The total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa (subsidiary of Hyatt) were $87.1 million and $63.2 million as of December 31, 2016 and 2015, respectively.

Relationship with Hyatt

In August 2013, HI Holdings Playa acquired 14,285,714 of our ordinary shares (see Note 9) and 26,785,714 of our Preferred Shares (see Note 10) for an aggregate purchase price of $325.0 million. On October 14, 2016, we redeemed 3,458,530 outstanding Preferred Shares from HI Holdings Playa at $8.40 per share for $29.0 million in face value and we paid $11.9 million of associated PIK dividends. As of December 31, 2016 and 2015, the total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa were $87.1 million and $63.2 million, respectively.

Holders of Preferred Shares are entitled to “as converted” voting rights, and HI Holdings Playa owned 47.3% and 47.6% of our outstanding voting securities as of December 31, 2016 and 2015, respectively. For the years ended December 31, 2016, 2015, and 2014, franchise fees related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands were $13.5 million, $6.2 million, and $3.6 million, respectively.

Relationship with the Real Shareholder

In August 2013, the Real Shareholder acquired 5,952,380 of our Preferred Shares (see Note 10) for $50.0 million. On October 14, 2016, we redeemed 768,570 of our outstanding Preferred Shares from the Real Shareholder at $8.40 per share for $6.5 million in face value and we paid $2.6 million of associated PIK dividends. As of December 31, 2016 and 2015, the total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $19.4 million and $14.1 million, respectively.

Holders of Preferred Shares are entitled to “as converted” voting rights, and the Real Shareholder owned 7.4% and 7.5% of our outstanding voting securities as of December 31, 2016 and 2015, respectively. The Real Shareholder is also one of the lenders under our $375.0 million Term Loan (see Note 11). The Real Shareholder’s portion of the original Term Loan was $50.0 million.

Deferred consideration

Pursuant to the acquisition of Real Resorts, Playa H&R Holdings B.V., a subsidiary of ours, agreed to make quarterly payments to the Real Shareholder starting in December 2013 of $1.1 million per quarter through the quarter ending September 30, 2017. As part of the agreement, Playa H&R Holdings B.V. provided the Real Shareholder 16 promissory notes, each with a value of $0.5 million, which will be returned to Playa H&R Holdings B.V. as each quarterly payment is made to the Real Shareholder. A portion of the $1.1 million quarterly payment is the related interest earned by the Real Shareholder as a lender holding $50.0 million of our outstanding Term Loan. The deferred consideration was measured at fair value on the acquisition date by taking the difference between the guaranteed quarterly amount of $1.1 million and the estimated quarterly interest to be received by the Real Shareholder on our Term Loan over the same four year period. The liability will be accreted over the four year payment term. As of December 31, 2016 and 2015, the remaining balance of such deferred consideration was $1.8 million and $4.1 million, respectively.

Transactions with related parties

Transactions between us and related parties during the years ended December 31, 2016, 2015, and 2014 were as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Dividends on preferred shares(1)	$(43,676)	$(36,045)	$(30,128)
Deferred consideration accretion(2)	(189)	(189)	(924)
Interest expense on related party debt(2)	(1,980)	(1,995)	(2,068)
Franchise fees(3)	(13,539)	(6,205)	(3,560)
Lease payments(3)	(1,301)	(1,248)	(1,119)

Total transactions with related parties	$(60,685)	$(45,682)	$(37,799)

(1)	Included in accretion and dividends of Preferred Shares in the Consolidated Statements of Operations and Comprehensive Income (Loss).

(2)	Included in interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)	Included in direct expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Franchise fees are related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands.

One of our offices is owned by our Chief Executive Officer, and we lease the space at that location through a third party. Lease payments related to this space were $1.1 million, $1.0 million, and $0.9 million for the years ended December 31, 2016, 2015, and 2014, respectively.

One of our offices in Cancún, Mexico is owned by an affiliate of the Real Shareholder, and we sublease the space through a third party. Lease payments related to this space were $0.2 million, $0.2 million, and $0.2 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Loan from Chief Executive Officer

In the fourth quarter of 2015, our Chief Executive Officer advanced $2.5 million to us in order to accelerate the completion of several capital projects prior to the high season. We repaid the loan in December 2015. The loan bore interest at LIBOR plus 1.75%.

Note 8. Commitments and contingencies

Litigation, claims and assessments

We are subject, currently and from time to time, to various claims and contingencies related to lawsuits, taxes and environmental matters, as well as commitments under contractual obligations. Many of these claims are covered under current insurance programs, subject to deductibles. We recognize a liability associated with commitments and contingencies when a loss is probable and reasonably estimable. Although the ultimate liability for these current matters cannot be determined at this point, based on information currently available, we currently do not expect that the ultimate resolution of such claims and litigation will have a material effect on our Consolidated Financial Statements.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts B.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced Playa Hotels & Resorts B.V. as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

The Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries. In February 2014, we filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, we arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while our further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, we provided cash collateral to the surety company valued at approximately $4.0 million as of December 31, 2016. On August 15, 2014, we filed an appeal of the assessment with the tax court. In August 2016, we received notice of a favorable resolution from the tax court, which was appealed by both, the Mexican tax authorities and our local subsidiary, which would only be analyzed if the appeal by the tax authorities succeeds. The total assessment from the Mexican tax authorities was valued at $8.5 million as of December 31, 2016.

During the third quarter of 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses for 2014 and 2015. We have provided all requested documentation to the Dutch tax authorities for their review and are currently waiting for their final determination. We have an estimated amount of $1.5 million as a tax contingency at December 31, 2016 that is recorded in other liabilities within the Consolidated Balance Sheets.

Electricity supply contract

One of our subsidiaries entered into an electricity supply contract wherein we committed to purchase electricity from a provider over a five-year period ending December 2019. In consideration for our commitment, we received certain rebates. Should this contract be terminated prior to the end of the five-year period, we will be obligated to refund to the supplier the undepreciated portion of (i) the capital investment it made to connect our facilities to the power grid (original amount approximately $1.4 million) and (ii) the unearned rebates we received (total unearned rebates of $1.2 million and $1.6 million as of December 31, 2016 and 2015, respectively), in each case using a 20% straight-line depreciation per annum.

Leases and other commitments

We lease certain equipment for the operations of our hotels under various lease agreements. The leases extend for varying periods through 2021 and contain fixed components and utility payments. In addition, several of our administrative offices are subject to leases of building facilities from third parties, which extend for varying periods through 2023 and contain fixed and variable components.

Our minimum future rents, at December 31, 2016, payable under non-cancelable operating leases with third parties and related parties were as follows ($ in thousands):

2017	$1,003
2018	807
2019	647
2020	547
2021	475
Thereafter	625

Total	$4,104

Rental expense under non-cancelable operating leases, including contingent leases, consisted of $2.1 million, $1.9 million, and $2.7 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Note 9. Ordinary shares

As of December 31, 2016 and 2015, our ordinary share capital consisted of 60,249,330 ordinary shares outstanding, which have a par value of $0.01 each. All ordinary shares have the same voting and economic rights. The difference between the fair value of our ordinary shares of $7.00 and the cash paid of $8.00 has been presented as a capital contribution.

The holders of our ordinary shares are entitled to receive dividends or distributions out of funds legally available, at the discretion of our shareholders at our General Meeting, subject to a proposal from our board of directors. They are also subject to any preferential dividend rights of outstanding Preferred Shares and are entitled to one vote per share at meetings of Playa. Upon the liquidation, dissolution, or winding up of Playa, the holders of ordinary shares will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Preferred Shares. Holders of ordinary shares have no redemption or conversion rights.

On May 20, 2014, we executed an agreement to repurchase all 4,145,798 of our ordinary shares held by Bancaja Participaciones, S.L., for an aggregate cash purchase price of $17.8 million. The closing of the repurchase took place on June 11, 2014.

On July 8, 2014, we executed an agreement to repurchase 1,228,086 of our ordinary shares held by Marathon Playa (BEL) SPRL, for an aggregate cash purchase price of $5.3 million. The closing of the repurchase took place on August 1, 2014.

Note 10. Preferred Shares

Holders of our Preferred Shares are entitled to preferred cumulative dividends of 12% per annum compounded quarterly, which changed from 10% on August 9, 2015, with such dividends to be exclusively paid in kind with additional Preferred Shares. The Preferred Shares are convertible at the option of the holders into our ordinary shares on the basis of one ordinary share for every Preferred Share held (at $8.40 each, as adjusted for share issuances, share dividends, share splits, Non-cash PIK Dividends, combinations, reorganizations, or otherwise). The holders of the Preferred Shares are entitled to “as converted” voting rights. For purposes of the conversion, all accrued and unpaid Non-cash PIK Dividends accumulated thereon are deemed to have been paid in Preferred Shares. Conversion may occur at any time up to an initial public offering of Playa. If the Preferred Shares have not been previously converted or redeemed, they can be redeemed at the option of the holder on or after August 15, 2021 at $8.40 each plus any accrued and unpaid dividends accumulated thereon. A portion of the Preferred Shares may also be redeemed at the election of the holders in connection with any equity offering made by us. In addition, we became entitled to redeem all of the Preferred Shares at any time beginning on August 13, 2015.

Preferred Shares Non-cash PIK Dividends are accumulated on a quarterly basis until the shares are converted or redeemed, subject to distributable profits. The accumulated Preferred Shares’ Non-cash PIK Dividends are recorded as reduction of paid-in capital.

The Preferred Shares and Preferred Shares’ accumulated Non-cash PIK Dividends have been classified as temporary equity and recorded as cumulative redeemable preferred shares in the Consolidated Balance Sheets; the holder has the option to convert them into ordinary shares in accordance with the articles of association, or receive cash on August 15, 2021.

The Preferred Shares carry certain liquidation preferences in the event of liquidation of Playa. In the event of a liquidation, dissolution or winding up of Playa, the assets remaining after payment of all of our debts (including any liquidation expenses) are to be distributed (i) first to the holders, if any, of Preferred Shares, an amount equal to the greater of (a) the nominal value of the Preferred Shares (to the extent paid-up) plus accrued and unpaid dividends accumulated thereon and (b) the amount the holders of Preferred Shares would receive if such shares plus any unpaid dividends accumulated thereon were converted into ordinary shares prior to such liquidation distribution, and (ii) second, the balance remaining to the ordinary shareholders in proportion to the aggregate nominal value of their ordinary shares.

On October 14, 2016, we redeemed 4,227,100 of our outstanding Preferred Shares at $8.40 per share for $35.5 million in face value and we paid $14.5 million of associated PIK dividends.

Preferred Shares are as follows ($ in thousands):

	As of December 31,
	2016	2015
Face value	$239,492	$275,000
Non-cash PIK Dividends	106,459	77,275

Net value of Preferred Shares	$345,951	$352,275

Note 11. Debt

Debt consists of the following ($ in thousands):

	As of December 31,
	2016	2015
Debt Obligations
Term Loan - 4.00%	$362,813	$366,562
Revolving Credit Facility	—	50,000
Senior Notes due 2020 - 8.00%	475,000	425,000

Total Debt Obligations	837,813	841,562

Unamortized (discount) premium
Discount on Term Loan	(811)	(1,102)
Premium on Senior Notes due 2020	4,123	4,494

Total unamortized (discount) premium	3,312	3,392

Unamortized debt issuance costs:
Term Loan	(5,065)	(7,018)
Senior Notes due 2020	(7,743)	(9,498)

Total unamortized debt issuance costs	(12,808)	(16,516)

Total Debt	$828,317	$828,438

Aggregate debt maturities as of December 31, 2016 for the future annual periods through December 31, 2020 are as follows ($ in thousands):

As of December 31, 2016
December 31,
2017	$3,750
2018	3,750
2019	355,313
2020	475,000

Total	837,813

Senior Secured Credit Facility

Playa Resorts Holding B.V. (“Borrower”), a subsidiary of ours, holds a senior secured credit facility (“Senior Secured Credit Facility”), which consists of a term loan facility (“Term Loan”) which matures on August 9, 2019 and a revolving credit facility (“Revolving Credit Facility”) which matures on August 9, 2018.

Revolving Credit Facility

Our Revolving Credit Facility permits us to borrow up to a maximum aggregate principal amount of $50.0 million, matures on August 9, 2018 and bears interest at variable interest rates that are either LIBOR-based or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial Term Loan rates with varying spreads for each. We are required to pay a commitment fee of 0.5% per annum on the daily undrawn balance. As of December 31, 2016, there was a $0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $50.0 million. As of December 31, 2015, there was a $50.0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $0 million.

Term Loan

We borrowed $375.0 million under our Term Loan. Unamortized debt issuance costs of $6.0 million after the re-pricing (as discussed below) were carried over to the amended Term Loan.

Prior to February 26, 2014, our Term Loan bore interest at a rate per annum equal to LIBOR plus 3.75% (where the applicable LIBOR rate had a 1.0% floor) and interest was payable quarterly in cash in arrears on the last day of the interest period, beginning on November 8, 2013. At our option an alternate base rate derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each may be used. Our LIBOR-based rates can be tied to one, three or six month LIBOR periods, at our option, upon completion of each interest period.

On February 26, 2014, we re-priced our Term Loan. The amended Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), which results in a reduction of 0.75% from the original Term Loan, and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless we elect to use the ABR Rate). Additional debt issuance costs of $3.7 million are being accreted on an effective interest basis over the term of the loan. As a result of this transaction we recognized a modification of debt expenses of $0.9 million.

The unamortized debt issuance costs are being accreted on an effective interest basis over its term.

Our Term Loan requires quarterly payments of principal equal to 0.25% of the $375.0 million original principal amount (approximately $0.9 million) on the last business day of each March, June, September and December. The remaining unpaid amount of our Term Loan is due and payable at maturity on August 9, 2019.

Senior Notes due 2020

We have issued 8.0% senior notes due August 15, 2020 (the “Senior Notes due 2020”) in an aggregate principal amount of $475.0 million. The Senior Notes due 2020 bear interest at a rate of 8.0% per annum payable semi-annually in cash in arrears on February 15 and August 15 of each year. The face amount of the Senior Notes due 2020 is due and payable at maturity on August 15, 2020.

At any time before August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (if any) thereon, plus a make-whole premium. The amount of any make-whole premium is partially based, on the yield of U.S. Treasury securities with a comparable maturity at the date of redemption. In addition, at any time before August 15, 2016, we were able to redeem up to 35.0% of the Senior Notes due 2020 at 108.0% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (if any) thereon with net proceeds we receive from certain equity offerings.

As of December 31, 2016, we did not redeem any of the Senior Notes due 2020. At any time on or after August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at the applicable redemption prices set forth below, if redeemed during the twelve-month period beginning on August 15th of the years indicated below:

Year	Redemption Price
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

The Senior Notes due 2020 are senior unsecured obligations of Playa Resorts Holding B.V. and rank equally with other senior unsecured indebtedness of Playa Resorts Holding B.V. The Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including our Senior Secured Credit Facility.

On February 14, 2014, we issued an additional $75.0 million of Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $375.0 million. The additional notes were priced at 105.5% of their principal amount. Additional debt issuance premium of $4.1 million and debt issuance costs of $2.3 million are being accreted on an effective interest basis over the term of the notes.

On May 11, 2015, we issued an additional $50.0 million of the Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $425.0 million. The additional notes were priced at 103% of their principal amount. Additional debt issuance premium of $1.5 million and debt issuance costs of $0.6 million are being accreted on an effective interest basis over the term of the notes.

On October 4, 2016, we issued an additional $50.0 million of the Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $475.0 million. The additional notes were priced at 101% of their principal amount. Additional debt issuance premium of $0.5 million is being accreted on an effective interest basis over the term of the notes and additional debt issuance costs of less than $0.1 million were immediately expensed.

Total unamortized debt issuance costs are being accreted on an effective interest basis over the term of the notes.

Debt Covenants

Our Senior Secured Credit Facility and the Senior Notes due 2020 contain a number of affirmative and restrictive covenants, including limitations on our ability to: place liens on our direct or indirect subsidiaries’ assets; incur additional debt; merge, consolidate or dissolve; sell assets; engage in transactions with affiliates; change our direct or indirect subsidiaries’ fiscal year or organizational documents; pay cash dividends and make restricted payments.

Our Senior Secured Credit Facility also requires us to meet leverage ratio and interest coverage ratio financial covenants in each case measured quarterly as defined in our Senior Secured Credit Facility. We were in compliance with all financial covenants as of December 31, 2016 and 2015.

Note 12. Employee benefit plan

In accordance with labor law regulations in Mexico, certain employees are legally entitled to receive severance that is commensurate with the tenure they had with us at the time of termination. Liabilities are calculated using actuarial valuations by applying the “projected unit credit method.” Valuations were performed as of December 31, 2016 and 2015 based on the EMSSAH-09 and EMSSAM-09 mortality tables, applying a discount rate of 7.9% and 6.7% for December 31, 2016 and 2015, respectively, and a salary increase of 4.8% and 4.8% for December 31, 2016 and 2015, respectively, and estimated personnel turnover and disability. Liabilities are recognized as other liabilities in the Consolidated Balance Sheets. Actuarial gains and losses are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following table sets forth our benefit obligation, funded status and accumulated benefit obligation ($ in thousands):

	As of December 31,
	2016	2015
Change in benefit obligation
Balance at beginning of period	$3,913	$4,093
Service cost	674	707
Interest cost	247	259
Actuarial (gain) loss	(371)	(289)
Effect of foreign exchange rates	(710)	(635)
Curtailment	(5)	(7)
Benefits paid	(192)	(215)

Balance at end of period	$3,556	$3,913

Underfunded status	$(3,556)	$(3,913)

Accumulated benefit obligation	$(2,439)	$(2,123)

There were no plan assets as of December 31, 2016 and 2015. Contributions are paid only to the extent benefits are paid. The net underfunded status of the plan as of December 31, 2016 and 2015 was $3.6 million and $3.9 million, respectively, which is recorded in other liabilities in the Consolidated Balance Sheets.

The following table presents the components of net periodic benefit cost ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Service cost	$674	$707	$277
Interest cost	247	259	346
Effect of foreign exchange rates	(710)	(1,177)	—
Amortization of prior service cost	2	5	58
Amortization of (gain) loss	(11)	(7)	34
Compensation-non-retirement post employment benefits	48	(40)	2,544
Settlement gain	—	(261)	—
Curtailment gain	(5)	(7)	(1,174)

Net periodic benefit (gain) cost	$245	$(521)	$2,085

The weighted average assumptions used to determine the benefit obligation as of December 31, 2016 and 2015 and the net periodic benefit cost for the years ended December 31, 2016, 2015 and 2014 were as follows:

	As of December 31,
	2016	2015	2014
Discount rate	7.90%	6.71%	7.00%
Rate of compensation increase	4.79%	4.79%	4.79%

The following table represents our expected plan payments for the next five years and thereafter ($ in thousands):

2017	343
2018	341
2019	348
2020	366
2021	395
Thereafter	2,809

Total	$4,602

Note 13. Other balance sheet items

Trade and other receivables, net

The following summarizes the balances of trade and other receivables, net as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Gross trade and other receivables	$49,942	$44,366
Allowance for doubtful accounts	(1,061)	(1,017)

Total trade and other receivables, net	$48,881	$43,349

Financial instruments that are subject to credit risk consist primarily of trade accounts receivable. Trade accounts receivable are generated from sales of services to customers in the United States, Canada, Europe, Latin America and Asia. Our policy is to mitigate this risk by granting a credit limit to each client depending on the client’s volume and credit quality. In order to increase the initially established credit limit, approval is required from the credit manager. Each hotel periodically reviews the age of the clients’ balances and the balances which may be of doubtful recoverability.

We do not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when we become aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. We also consider broader factors in evaluating the sufficiency of our allowances for doubtful accounts, including the length of time receivables are past due, significant one-time events and historical experience.

The gross carrying amount of the trade and other receivables balance is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. The allowance is based on historical loss experience, specific risks identified in collection matters, and analysis of past due balances identified in the aging detail. Our allowance for doubtful accounts as of December 31, 2016 and 2015 was approximately $1.1 million, $1.0 million, respectively. We have not experienced any significant write-offs to our accounts receivable.

The change in the allowance for doubtful accounts for the years ended December 31, 2016 and 2015 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Trade receivables allowance for the year ended
December 31, 2016	$(1,017)	$(545)	$501	$(1,061)
December 31, 2015	$(682)	$(938)	$603	$(1,017)
December 31, 2014	$(412)	$(714)	$444	$(682)

Prepayments and other assets

The following summarizes the balances of prepayments and other assets as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Advances to suppliers	$5,769	$6,058
Prepaid income taxes	2,759	5,210
Prepaid other taxes(1)	15,343	34,247
Other Assets	4,762	7,160

Total prepayments and other assets	$28,633	$52,675

(1)	Includes recoverable value-added tax and general consumption tax accumulated by our Mexico and Jamaica entities during remodeling respectively.

Goodwill

The gross carrying values and accumulated impairment losses of goodwill as of December 31, 2016 and 2015 are as follows ($ in thousands):

	As of December 31,
	2016	2015
Gross carrying value	$51,731	$51,731
Accumulated impairment loss	—	—

Carrying Value	$51,731	$51,731

Other intangible assets

The summary of other intangible assets as of December 31, 2016 and 2015 consisted of the following ($ in thousands):

	As of December 31,		Weighted average useful life
	2016	2015
Strategic Alliance	$3,748	$3,616
Licenses	987	981
Other	2,196	1,847

Acquisition Cost	6,931	6,444

Strategic Alliance	(3,472)	(2,978)
Other	(1,484)	(961)

Accumulated Amortization	(4,956)	(3,939)

Strategic Alliance	276	638	3 years
Licenses	987	981
Other	712	886	3 years

Carrying Value	$1,975	$2,505

Amortization expense for intangibles was $1.0 million, $1.1 million and $1.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. Our licenses have indefinite lives. Accordingly, there is no associated amortization expense or accumulated amortization. At December 31, 2016 and 2015 such indefinite lived assets totaled $1.0 million.

Amortization expense relating to intangible assets with finite lives for the years ending December 31, 2017 to 2021 is expected to be as follows ($ in thousands):

2017	$664
2018	174
2019	111
2020	34
2021	5

Total	$988

Trade and other payables

The following summarizes the balances of trade and other payables as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Trade payables	$21,229	$26,299
Advance deposits	41,621	54,161
Withholding and other taxes payable	27,432	24,052
Accrued professional services	19,566	12,104
Interest payable	16,151	14,828
Payroll and related accruals	12,963	10,181
Other payables	6,080	10,410

Total trade and other payables	$145,042	$152,035

Other liabilities

The following summarizes the balances of other liabilities as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Tax contingencies	$2,969	$3,569
Pension obligations	3,556	3,913
Casino loan and license	1,027	1,149
Other	1,445	1,419

Total other liabilities	$8,997	$10,050

Note 14. Segment information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. Our operating segments meet the aggregation criteria and thus, we report three separate segments by geography: (i) Yucatán Peninsula, (ii) Pacific Coast and (iii) Caribbean Basin.

Our operating segments are components of the business which are managed discretely and for which discrete financial information is reviewed regularly by our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, all of whom represent our chief operating decision maker (“CODM”). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources. We did not provide a reconciliation of reportable segments’ assets to our consolidated assets as this information is not reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

The performance of our operating segments is evaluated primarily on adjusted earnings before interest expense, income tax benefit (provision), and depreciation and amortization expense (“Adjusted EBITDA”), which should not be considered an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. We define Adjusted EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) other expense (income), net; (b) impairment loss, (c) management termination fees, (d) pre-opening expenses; (e) transaction expenses; (f) severance expenses; (g) other tax expense, (h) Jamaica delayed opening expenses, and (i) insurance proceeds.

There are limitations to using financial measures such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business and investors should carefully consider our U.S. GAAP results presented in our Consolidated Financial Statements.

The following tables present segment net revenue and a reconciliation to gross revenue and segment Adjusted EBITDA and a reconciliation to net income ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Revenue:
Yucatàn Peninsula	$248,958	$204,294	$206,076
Pacific Coast	75,340	26,588	37,290
Caribbean Basin	184,709	168,311	115,094

Segment net revenue (1)	509,007	399,193	358,460
Other	32	131	314
Tips	12,452	9,021	8,463

Total gross revenue	$521,491	$408,345	$367,237

(1)	Net revenue represents total gross revenue less compulsory tips paid to employees and other miscellaneous revenue not derived from segment operations.

	Year Ended December 31,
	2016	2015	2014
Adjusted EBITDA:
Yucatàn Peninsula	$108,946	$82,466	$66,493
Pacific Coast	25,851	8,248	9,877
Caribbean Basin	50,465	35,634	31,353

Segment Adjusted EBITDA	185,262	126,348	107,723
Other corporate - unallocated	(30,593)	(24,667)	(17,890)

Total consolidated Adjusted EBITDA	154,669	101,681	89,833

Less:
Other expense, net	5,819	2,128	10,777
Impairment loss	—	—	7,285
Management termination fees	—	—	340
Pre-opening expenses(1)	—	4,105	12,880
Transaction expenses	16,538	5,353	12,347
Severance expenses	—	—	2,914
Other tax expense	675	1,949	1,190
Jamaica delayed opening	—	(1,458)	2,269
Insurance proceeds(2)	(348)	(14,286)	—
Add:
Interest expense	(54,793)	(49,836)	(41,210)
Depreciation and amortization	(52,744)	(46,098)	(65,873)

Net income (loss) before tax	24,448	7,956	(67,252)

Income tax benefit (expense)	(4,232)	1,755	29,036

Net income (loss)	$20,216	$9,711	$(38,216)

(1)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.
(2)	Insurance proceeds for the year ended December 31, 2016 represents miscellaneous small property damage claims that are included in net income (loss). Insurance proceeds for the year ended December 31, 2015 represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. All insurance proceeds for the year ended December 31, 2014 presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) related to business interruption and were included in adjusted EBITDA.

Note 15. Quarterly financial information (unaudited)

The information for each historical period has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

The following tables set forth the historical unaudited quarterly financial data for the periods indicated ($ in thousands):

	For the three months ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total revenues	$120,121	$114,114	$127,300	$159,956
Operating income	2,466	11,242	18,884	52,468
Net (loss) income	(24,615)	(1,560)	9,854	36,537
Net (loss) income available to ordinary shareholders	$(35,127)	$(13,029)	$(1,157)	$25,853
(Losses) earnings per share - basic	$(0.58)	$(0.22)	$(0.02)	$0.25
(Losses) earnings per share - diluted	$(0.58)	$(0.22)	$(0.02)	$0.25

	For the three months ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total revenues	$107,089	$86,366	$97,694	$117,196
Operating income	4,297	10,326	12,611	32,686
Net (loss) income	(13,143)	(1,437)	2,789	21,502
Net (loss) income available to ordinary shareholders	$(23,625)	$(11,558)	$(6,896)	$12,133
(Losses) earnings per share - basic	$(0.39)	$(0.19)	$(0.11)	$0.12
(Losses) earnings per share - diluted	$(0.39)	$(0.19)	$(0.11)	$0.12

Note 16. Subsequent events

For our Consolidated Financial Statements as of December 31, 2016, we evaluated subsequent events through March 14, 2017, which is the date the financial statements were issued.

Transaction Agreement

On February 6, 2017, we amended our Transaction Agreement between Pace, Holdco and New Pace, the effect of which clarified the original terms and updated the closing date so that the transaction will not close prior to March 10, 2017.

S-4 Registration Statement

On February 10, 2017, the second amendment to the Porto Holdco B.V. form S-4 registration statement, which disclosed the details surrounding the Transaction Agreement discussed in Note 1, was declared effective.

Transaction Closing

On March 11, 2017, we finalized the series of transactions described in the Transaction Agreement to effect a reverse merger into Playa Hotels & Resorts N.V., which will be accounted for as a recapitalization, with no step-up in basis of our assets and liabilities and no new intangible assets or goodwill resulting. On March 13, 2017, Playa Hotels & Resorts N.V. began trading on the NASDAQ exchange under the ticker “PLYA”.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Balance Sheet

($ in thousands)

	As of December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$10	$1
Intercompany receivables from subsidiaries	—	4,666
Prepayments and other assets	84	80
Investment in subsidiaries	577,354	559,389

Total assets	$577,448	$564,136

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$1,740	$1,603
Intercompany payables to subsidiaries	59,154	16,543

Total liabilities	60,894	18,146

Cumulative redeemable preferred shares	345,951	352,275
Total shareholders’ equity	170,603	193,715

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$577,448	$564,136

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Statement of Operations

($ in thousands)

	For the Year Ended December 31,
	2016	2015	2014
Revenue	$1,085	$7,352	$3,770
Selling, general and administrative expenses	(315)	(3,351)	(11,102)

Operating income (loss)	770	4,001	(7,332)

Other income	12,016	—	—
Interest income	127	152	152
Interest expense	(1,597)	(812)	(576)

Net income (loss) before equity in net loss of subsidiaries	11,316	3,341	(7,756)

Equity in net income (loss) of subsidiaries	8,900	6,370	(30,460)

Net income (loss)	$20,216	$9,711	$(38,216)

Accretion and dividends of cumulative redeemable preferred shares	(43,676)	(39,657)	(35,991)

Net loss available to ordinary shareholders	$(23,460)	$(29,946)	$(74,207)

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Statement of Cash Flows

($ in thousands)

	For the Year Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$4,562	$(13)	$4,116

INVESTING ACTIVITIES:
Investment in Subsidiaries	—	—	(12,000)

Net cash used in investing activities	—	—	(12,000)

FINANCING ACTIVITIES:
Proceeds from issuance of intercompany loans	—	—	11,500
Repayment of intercompany loans	(4,000)	—	—
Redemption of cumulative redeemable preferred shares and payment of accrued dividends	(553)	—	—
Stock repurchases	—	—	(23,108)

Net cash used in financing activities	(4,553)	—	(11,608)

CHANGE IN CASH AND CASH EQUIVALENTS	9	(13)	(19,492)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$1	$14	$19,506

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$10	$1	$14

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES
Settlement of intercompany loan receivables	$3,000	$—	$—
Settlement of intercompany loan payables	$(3,641)	$—	$—
Issuance of intercompany loans	$49,447	$—	$—
Redemption of cumulative redeemable preferred shares and payment of accrued dividends	$(49,447)	$—	$—
Accretion of issuance costs and discount on cumulative redeemable preferred shares	$—	$3,612	$5,863
Non-cash PIK Dividends	$43,676	$36,045	$30,128

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Notes to Condensed Financial Statements

1. Background and basis of presentation

Playa Hotels & Resorts B.V. (the “Company”) was incorporated as a private limited liability company in the Netherlands on March 28, 2013.

Concurrent with the Formation Transactions (as defined in Note 1 of the Company’s Consolidated Financial Statements included elsewhere in this filing), Playa Hotels & Resorts B.V. (“Playa”) or (the “Company”) became the parent company (holding) of the Company’s portfolio through its only and wholly-owned subsidiary Playa Resorts Holding B.V. When presenting parent company financial statements (our “Condensed Financial Statements”), the Company accounts for its investment in subsidiaries using the equity method of accounting.

These Condensed Financial Statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Playa Resorts Holding B.V. and its subsidiaries exceed 25% of the consolidated net assets of the Company and its subsidiaries. This information should be read in conjunction with the Company’s Consolidated Financial Statements included elsewhere in this filing.

2. Restricted net assets of subsidiaries

Certain of the Company’s subsidiaries have restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets the Company’s subsidiaries held at December 31, 2016 and 2015 was approximately $577.4 million and $559.4 million, respectively. Such restrictions are on net assets of Playa Resorts Holding B.V. and its subsidiaries.

3. Transactions with related parties

Loan Receivable

On August 18, 2014, the Company entered into a $3.0 million short-term loan with BD Real Resorts S. de R.L. de C.V., due August 18, 2015. The loan bore 5.0% interest.

On August 18, 2015, the Company entered into a $3.0 million short-term loan with BD Real Resorts S. de R.L. de C.V., due August 18, 2016. The loan bore 5.0% interest and was settled at maturity.

Loan Payable

On August 13, 2014, the Company entered into a $3.6 million short-term loan with Playa H&R Holdings B.V., due August 13, 2015. The loan bore 5.0% interest payable at maturity.

On August 13, 2015, the Company entered into a $3.6 million short-term loan with Playa H&R Holdings B.V., due August 13, 2016. The loan bears 5.0% interest and was settled at maturity.

On May 30, 2014, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2015. The loan bore 5.0% interest payable at maturity.

On May 29, 2015, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2016. The loan bears 5.0% interest payable at maturity.

On May 29, 2016, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2017. The loan bears 5.0% interest payable at maturity. On December 12, 2016, the Company made a $4.0 million principal payment resulting in an outstanding balance of $7.5 million as of December 31, 2016.

On October 14, 2016, the Company entered into a $49.4 million loan with Playa Resorts Holding B.V., due October 14, 2021. The loan bears 8.25% interest payable at maturity.

4. Commitments, contingencies, preferred shares and long-term obligations

The legal entity has guaranteed liabilities of certain consolidated group companies, as meant in article 2:403 of the Netherlands Civil Code. The legal entity is therefore jointly and severally liable for the liabilities arising from the legal acts of those group companies. The Company and its subsidiaries are involved in certain litigation and claims, including claims and assessments with taxing authorities, which are incidental to the conduct of its business.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts B.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced Playa Hotels & Resorts B.V. as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

During 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses for 2014 and 2015. We have provided all requested documentation to the Dutch tax authorities for their review and are currently waiting for their final determination. We have an estimated amount of $1.5 million as a tax contingency at December 31, 2016 that is recorded in trade and other payables of the Condensed Balance Sheet.

For a discussion of the preferred shares of the Company and the commitments and contingencies and long-term obligations of the subsidiaries of the Company, see Note 10, Note 8 and Note 11, respectively, of the Company’s consolidated financial statements included elsewhere in this filing.

5. Dividends from subsidiaries

The Company received $1.1 million, $7.4 million, and $10.0 million cash dividends for the periods ended December 31, 2016, 2015, and 2014 respectively.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pace Holdings Corp.:

We have audited the accompanying consolidated balance sheets of Pace Holdings Corp. as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2016 and the period from June 3, 2015 (inception) to December 31, 2015, and the related notes to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pace Holdings Corp. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and period from June 3, 2015 (inception) to December 31, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has current liabilities in excess of cash on hand and its lack of resources to pay the current liabilities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements and related notes to the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Fort Worth, Texas

March 3, 2017

Pace Holdings Corp.

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash	$144,046	$1,117,746
Prepaid expenses	126,916	152,339

Total current assets	270,962	1,270,085
Investments held in Trust Account	450,898,287	450,000,000

Total assets	$451,169,249	$451,270,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees and other expenses	$3,819,883	$52,010
Notes payable- related party	250,000	—
Accrued offering costs	—	565,804

Total current liabilities	4,069,883	617,814
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	19,819,883	16,367,814
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 42,634,936 and 42,990,227 shares at December 31, 2016 and 2015, respectively, at a redemption value of $10.00 per share	426,349,360	429,902,270
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 2,365,064 shares issued and outstanding (excluding 42,634,936 shares subject to possible redemption) at December 31, 2016, and 2,009,773 shares issued and outstanding (excluding 42,990,227 shares subject to possible redemption) at December 31, 2015	237	201
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	8,810,276	5,257,402
Accumulated deficit	(3,811,632)	(258,727)

Total shareholders’ equity	5,000,006	5,000,001
Total liabilities and shareholders’ equity	$451,169,249	$451,270,085

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Consolidated Statements of Operations

	For the Year Ended December 31, 2016	For the Period from June 3, 2015 (inception) to December 31, 2015
Revenue	$—	$—
Professional fees and other expenses	4,451,192	192,622
Organizational costs	—	66,105

Loss from operations	(4,451,192)	(258,727)
Interest income	898,287	—

Net loss attributable to ordinary shares	$(3,552,905)	$(258,727)

Net loss per ordinary share:
Basic and diluted	$(0.27)	$(0.04)

Weighted average ordinary shares outstanding (excluding shares subject to possible redemption):
Basic and diluted	13,290,649	6,228,213

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Consolidated Statement of Shareholders’ Equity

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid - In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Class F ordinary shares on June 30, 2015 to Sponsor at $0.002 per share	—	$—	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Capitalization of Class F ordinary shares on September 10, 2015	—	—	—	—	1,437,500	144	(144)	—	—
Proceeds from initial public offering of Units on September 16, 2015 at $10.00 per Unit	—	—	45,000,000	4,500	—	—	449,995,500	—	450,000,000
Sale of 22,000,000 Private Placement Warrants to Sponsor on September 16, 2015 at $0.50 per Private Placement Warrant	—	—	—	—	—	—	11,000,000	—	11,000,000
Underwriters discounts	—	—	—	—	—	—	(9,000,000)	—	(9,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	(1,114,002)	—	(1,114,002)
Deferred underwriting compensation	—	—	—	—	—	—	(15,750,000)	—	(15,750,000)
Class F ordinary shares forfeited by Sponsor on October 25, 2015	—	—	—	—	(250,000)	(25)	25	—	—
Class A ordinary shares subject to possible redemption; 42,990,227 shares at a redemption value of $10.00 per share	—	—	(42,990,227)	(4,299)	—	—	(429,897,971)	—	(429,902,270)
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(258,727)	(258,727)

Balance at December 31, 2015	—	$—	2,009,773	$201	11,250,000	$1,125	$5,257,402	$(258,727)	$5,000,001

Change in shares subject to possible redemption	—	—	355,291	36	—	—	3,552,874	—	3,552,910
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(3,552,905)	(3,552,905)

Balance at December 31, 2016	—	$—	2,365,064	$237	11,250,000	$1,125	$8,810,276	$(3,811,632)	$5,000,006

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2016	For the Period from June 3, 2015 (inception) to December 31, 2015
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(3,552,905)	$(258,727)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	25,423	(152,339)
Accrued professional fees and other expenses	3,767,873	52,010
Accrued formation costs	(565,804)	—
Interest on investments held in Trust Account	(898,287)	—

Net cash used in operating activities	(1,223,700)	(359,056)
Cash flows from investing activities:
Proceeds deposited into Trust Account	—	(450,000,000)

Net cash used in investing activities	—	(450,000,000)
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	—	450,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	—	11,000,000
Proceeds of notes payable from Sponsor	250,000	300,000
Payment of underwriters discounts	—	(9,000,000)
Payment of accrued offering costs	—	(548,198)
Repayment of notes payable from Sponsor	—	(300,000)

Net cash provided by financing activities	250,000	451,476,802
Net change in cash	(973,700)	1,117,746
Cash at beginning of period	1,117,746	—

Cash at end of period	$144,046	$1,117,746

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$15,750,000	$15,750,000
Accrued offering costs	$—	$565,804

The accompanying notes are an integral part of these consolidated financial statements.

Pace Holdings Corp.

Notes to Consolidated Financial Statements

1. Organization and Business Operations

Organization and General

Pace Holdings Corp. (the “Company”) was incorporated in the Cayman Islands on June 3, 2015 under the name Paceline Holdings Corp. The Company changed its name to Pace Holdings Corp. on August 7, 2015. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPACE Sponsor Corp., a Cayman Islands exempted company (the “Sponsor”).

On December 9, 2016, the Company formed Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), and New PACE Holdings Corp., a Cayman Islands exempted company (“New Pace”), in contemplation of a business combination. Holdco is a wholly owned subsidiary of the Company. New Pace is a wholly owned subsidiary of Holdco.

On December 13, 2016, the Company, Playa Hotels & Resorts B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Playa”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), and New PACE Holdings Corp., a Cayman Islands exempted company (“New Pace”), entered into a Transaction Agreement (as amended on February 6, 2017 and as it may be further amended from time to time, the “Transaction Agreement”), providing for a business combination involving the Company and Playa (the “Business Combination”). The corporate form of Holdco will be converted to a Dutch public limited liability company prior to consummation of the Business Combination. Upon the terms and subject to the conditions of the Transaction Agreement, the Company and Playa have agreed to effect a transaction that would replicate the economics of a merger of the Company and Playa.

The Transaction Agreement and the transactions contemplated thereby (the “Transactions”) were unanimously approved by the Board of Directors of the Company on December 12, 2016.

On December 19, 2016, Holdco filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Form S-4”) in connection with the Proposed Business Combination. The Form S-4 and subsequent amendments thereof constitutes a prospectus of Holdco and includes a proxy statement of the Company. On February 10, 2017, the Form S-4 was declared effective by the SEC. On February 13, 2017, the Company filed with the United States Securities and Exchange Commission (the “SEC”) a Definitive Proxy Statement on Schedule 14A relating to the Transactions.

In connection with the execution of the Transaction Agreement, the Company entered into subscription agreements with certain investors, including affiliates and certain members of the Company’s management, pursuant to which such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, newly issued Class A Shares for gross proceeds of approximately $50,000,000 at the time of the Business Combination.

All activity for the period from June 3, 2015 (“Inception”) through December 31, 2016 relates to the Company’s formation and initial public offering of units consisting of the Company’s Class A ordinary shares and warrants to purchase Class A ordinary shares (the “Public Offering”) and the identification, evaluation and undertaking of a Business Combination. The Company will not generate any operating revenues until after completion of a Business Combination at the earliest. The Company has selected December 31st as its fiscal year end.

Going Concern

If the Company does not complete an initial Business Combination within 24 months of September 16, 2015 (the “Close Date”), the Company will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem all of the Class A ordinary shares issued as part of the units in the Public Offering (“Public Shares”) at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”), including interest, net of taxes (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution, including Trust Account assets, will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination within 24 months of the Close Date, there will be no redemption rights or liquidating distributions with respect to warrants to purchase the Company’s Class A ordinary shares, which will expire worthless. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about the Company’s ability to continue as a going concern.

In addition, at December 31, 2016, the Company had cash on hand of $144,046 and current liabilities of $4,069,883 largely due to amounts owed to professionals, consultants, advisors and others who are working on completing a Business Combination. Such work is continuing after December 31, 2016 and amounts are continuing to accrue. The Company’s ability to continue as a going concern is dependent upon its ability to consummate a Business Combination or obtain additional funds. On March 1, 2017, the Company’s shareholders voted to, among other things, adopt the Transaction Agreement and approve the Transactions. The Transactions are subject to certain conditions and are not expected to close before March 10, 2017 unless the parties agree otherwise. There can be no assurance that the Transactions will close. Management’s options for obtaining additional working capital include potentially requesting loans from the Sponsor or affiliates of the Sponsor, or certain of the Company’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that the Company will be able to raise such funds. The uncertainty regarding the lack of resources to pay the above noted liabilities raises substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 10, 2015. The Public Offering closed on September 16, 2015 (the “Close Date”). The Company’s Sponsor purchased $11,000,000 of warrants in a private placement at the Close Date.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering and $11,000,000 private placement (see Note 3). At the Close Date, $450,000,000 of the proceeds from the Public Offering and private placement were deposited in the Trust Account. At December 31, 2016, all Trust Account funds were invested in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act (“Money Market Investments”).

At the Close Date, the Company held proceeds from the Public Offering and private placement outside the Trust Account of $11,000,000, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable from the Sponsor. The balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Trust Account

On January 4, 2016, funds held in the Trust Account were invested in Money Market Investments.

Trust Account funds will not be removed except for the withdrawal of a portion of interest income to be utilized to pay taxes, if any, until the earliest of (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months after the Close Date, or (iii) the redemption of all of the Company’s Public Shares if it is unable to complete a Business Combination within 24 months after the Close Date, subject to applicable law.

Business Combination

The Company has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with, or acquisition of, one or more target businesses that together have a fair market equal to at least 80% of the balance of the Trust Account, net of any deferred underwriting discounts and taxes payable on earned interest, at the date a definitive agreement to proceed with a Business Combination is signed. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to consummation of the Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of a Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by NASDAQ rules or otherwise required by law. If the Company seeks shareholder approval, it will complete a Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets, or total shareholder’s equity, to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and related Business Combination, and would resume its search for an alternate Target Business with which to undertake a Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such ordinary shares are recorded at their redemption amount and classified as temporary equity in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has 24 months from the Close Date to complete a Business Combination. If the Company does not complete a Business Combination within this time period, it shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s four independent directors (collectively, the “Initial Shareholders”) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months after the Close Date. However, if the Initial Shareholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within 24 months after the Close Date.

If the Company fails to complete a Business Combination within 24 months after the Close Date, the resulting redemption of the Company’s Class A ordinary shares will reduce the book value per share for the Class F ordinary shares held by the Initial Shareholders, who would be the only remaining shareholders after such a redemption.

If the Company completes a Business Combination within 24 months after the Close Date, funds in the Trust Account will be used to pay for the Business Combination, redemptions of Class A ordinary shares, if any, the deferred underwriting compensation of $15,750,000 and accrued expenses related to the Business Combination. Any funds remaining will be made available to the Company to provide working capital to finance the Company’s business operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2016 and 2015, and the results of operations and cash flows for the periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Reclassification

Certain amounts in the financial statements at December 31, 2015 have been reclassified to conform to the presentation of financial information at December 31, 2016. These reclassifications have no effect on results as previously reported.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the balance sheets due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I – Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II – Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Redeemable Ordinary Shares

All 45,000,000 Class A ordinary shares sold as part of the units in the Public Offering contain a redemption feature as discussed in Note 1. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at December 31, 2016 and 2015, 42,634,936 and 42,990,227, respectively, of the Company’s 45,000,000 Class A ordinary shares were classified outside of permanent equity.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss attributable to ordinary shares by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company had outstanding warrants for the purchase of up to 22,333,333 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net loss per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net loss per ordinary share is equal to basic net loss per ordinary share.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” The Company incurred offering costs in connection with its Public Offering of $1,114,002, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $24,750,000, were charged to additional paid-in capital at the Close Date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes for the Company are not reflected in the Company’s consolidated financial statements.

Certain costs relating to the incorporation a subsidiary of the Company are deductible for income tax purposes in the Netherlands, and resulted in the generation of a deferred tax asset of $11,922 that was offset by a valuation allowance. An effective tax rate of 25% was utilized to compute the deferred tax asset.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

3. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one of the Company’s Class A ordinary shares, $0.0001 par value, and one redeemable Class A ordinary share purchase warrant (“Warrant”). The Company has agreed to use its best efforts to file a registration statement, and cause such registration statement to become effective under the Securities Act, covering the Class A ordinary shares underlying the Warrants following the completion of a Business Combination. Each Warrant entitles the holder to purchase one third of one Class A ordinary share for one third of $11.50 per one third share. Warrants may be exercised only for a whole number of ordinary shares; no fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number the number of Class A ordinary shares to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of a Business Combination or 12 months from the Close Date, and will expire after the earlier of five years after the completion of a Business Combination, or upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to a holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount is recorded as deferred underwriter compensation at the Company’s balance sheet.

4. Related Party Transactions

Founder Shares

On June 30, 2015, the Sponsor purchased 10,062,500 Class F ordinary shares for $25,000, or approximately $0.002 per share. On September 4, 2015, the Sponsor transferred 35,000 Class F ordinary shares to each of the Company’s four independent directors at their original purchase price. Immediately prior to the pricing of the Public Offering, on September 10, 2015, the Company’s board of directors effected a capitalization of 1,437,500 Class F ordinary shares to the Initial Shareholders, resulting in an aggregate issuance of 11,500,000 Class F ordinary shares (the “Founder Shares”) of which 1,500,000 shares were subject to forfeiture by the Sponsor if the underwriters’ over-allotment option was not exercised in full by a specified date. On October 25, 2015, our Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. Following the capitalization and forfeiture, the Sponsor held 11,090,000 Founder Shares and each of the Company’s four independent directors held 40,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that the Founder Shares are subject to certain rights and transfer restrictions, as described in further detail below, and are automatically converted into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in the Company’s amended and restated memorandum and articles of association.

The Initial Shareholders have agreed not to transfer, assign or sell any Founder Shares until the earlier of (i) one year after the completion of a Business Combination, or earlier if, subsequent to a Business Combination, the last sale price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (ii) the date at which the Company completes a liquidation, merger, stock exchange or other similar transaction after a Business Combination that results in all of the Company’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

Prior to the Close Date, the Sponsor purchased 22,000,000 warrants at a price of $0.50 per warrant, or $11,000,000, in a private placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one third of one Class A ordinary share for one third of $11.50 per one third share. Private Placement Warrants may not be redeemed by the Company so long as they are held by the Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than the Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the Units sold in the Public Offering. The Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis.

If the Company does not complete a Business Combination within 24 months after the Close Date, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Class A ordinary shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company register the Private Placement Warrants and the Class A ordinary shares underlying the Private Placement Warrants and the Class F ordinary shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to its completion of a Business

Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

On November 9, 2016, the Company issued an unsecured promissory note to the Sponsor that provides for the Sponsor to advance the Company up to $1,250,000 (the “Note”). The Note is non-interest bearing with all unpaid principal due and payable on the first to occur of (i) September 15, 2017, or (ii) the date on which the Company consummates a business combination. Funds in the Trust Account will not be used to repay any amounts outstanding under the Note if the Company does not complete a Business Combination. On November 18, 2016, the Company borrowed $250,000 under the Note. The outstanding balance on the Note at December 31, 2016 was $250,000.

Between Inception and the Close Date, the Sponsor loaned the Company $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid in full to the Sponsor at the Close Date.

Administrative Services Agreement

On September 10, 2015, the Company entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of the Sponsor effective at the Close Date. The agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of the Company. For the year ended December 31, 2016 and the period from Inception to December 31, 2015, the Company incurred expenses of $120,000 and $35,000, respectively, under this agreement.

Subscription Agreements

On December 13, 2016, the Company and Holdco entered into subscription agreements (the “PHC Subscription Agreements”) with members of the Company’s management and affiliates (collectively, the “PHC Investors”), pursuant to which the PHC Investors agreed to purchase 1,015,000 Class A ordinary shares for a purchase price of $10.00 per share, or an aggregate of $10,150,000 million, at the time of the Transactions (defined below). The PHC Investors may assign their rights under the PHC Subscription Agreements to one or more parties, subject to compliance with the securities laws. The PHC Subscription Agreements are conditioned on the closing of the Transactions and other customary closing conditions.

5. Cash Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On January 4, 2016, funds held in the Trust Account were invested in Money Market Investments, which are considered Level I investments under ASC 820. For the year ended December 30, 2016, the investments held in the Trust Account generated interest income of $898,287, all of which was reinvested in Money Market Investments. At December 31, 2016, the balance of funds held in the Trust Account was $450,898,287.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. At December 31, 2016 and 2015, there were 45,000,000 Class A ordinary shares issued and outstanding, of which 42,634,936 and 42,990,227 shares, respectively, were subject to possible redemption.

Class F Ordinary Shares

The Company is authorized to issue 20,000,000 Class F ordinary shares. Holders of the Company’s Class F ordinary shares are entitled to one vote for each ordinary share, plus prior to the completion of a Business Combination only holders of Class F ordinary shares have the right to vote on the election of directors. Class F ordinary shares are automatically converted to Class A ordinary shares on a one-for-one basis, subject to adjustment, at the time of a Business Combination. The Initial Shareholders, the sole holders of Class F ordinary shares, have agreed not to transfer, assign or sell any Class F ordinary shares during the Lock Up Period. On October 25, 2015, the Sponsor forfeited 250,000 Class F ordinary shares on the expiration of the remaining portion of the underwriters’ over-allotment option so that the Founder Shares would represent 20% of the total ordinary shares outstanding. At both of December 31, 2016 and 2015, there were 11,250,000 Class F ordinary shares issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors has the authority to determine the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the preferred shares of each series. The board of directors may, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A ordinary shares, and which could have anti-takeover effects. At both of December 31, 2016 and 2015, there were no shares of preferred stock issued or outstanding.

8. Quarterly Financial Information (Unaudited)

Following are the Company’s unaudited quarterly statements of operations for the period from Inception to June 30, 2015 and the quarters ended September 30, 2015 through December 31, 2016. The Company has prepared the quarterly data on a consistent basis with the audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K. These quarterly operating results are not necessarily indicative of the Company’s operating results for any future period. The financial information presented below has been prepared assuming the Company will continue as a going concern. See Note 1 for additional discussion regarding the going concern uncertainty.

	For the Three Months Ended March 31, 2016	For the Three Months Ended June 30, 2016	For the Three Months Ended September 30, 2016	For the Three Months Ended December 31, 2016
Operating expenses:
Professional fees and other expenses	$241,866	$695,792	$213,972	$3,299,562
Interest income	111,532	288,816	227,747	270,192

Net loss attributable to ordinary shares	$(130,334)	$(406,976)	$13,775	$(3,029,370)

Net loss per ordinary share:
Basic and diluted	$(0.01)	$(0.03)	$0.00	$(0.23)

Weighted average ordinary shares outstanding:
Basic and diluted	13,259,916	13,273,254	13,313,486	13,315,381

	For the Period from June 3, 2015 (inception) to June 30, 2015	For the Three Months Ended September 30, 2015	For the Three Months Ended December 31, 2015
Operating expenses:
Professional fees and other expenses	$28,500	$52,841	$111,281
Organizational costs	26,000	33,789	6,316

Net loss attributable to ordinary shares	$(54,500)	$(86,630)	$(117,597)

Net loss per ordinary share:
Basic and diluted	$(0.15)	$(0.01)	$(0.01)

Weighted average ordinary shares outstanding:
Basic and diluted	359,375	10,679,046	13,327,708

9. Subsequent Events

On January 5, 2017, the Company, received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that the Company no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year ended December 31, 2015. The Company had 45 calendar days from January 5, 2017 to submit a plan to regain compliance. On February 21, 2017, the Company submitted its plan to NASDAQ. If NASDAQ accepts the Company’s plan, NASDAQ may grant an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2017, to regain compliance.

Effective February 8, 2017, the Sponsor re-registered as a limited liability company under the name TPG Pace Sponsor, LLC.

On February 17, 2017, the Company as sole shareholder of Holdco made a capital contribution of 50,000 Euros to Holdco prior to the conversion of Holdco into an Dutch public limited liability company (naamloze vennootschap) (“N.V.”). The Company made the capital contribution in order to comply with Dutch law which mandates regulatory minimum capital requirements for a Dutch N.V.

On March 1, 2017, the Company held a shareholders’ meeting at which its shareholders voted to, among other things, adopt the Transaction Agreement and approve the Transactions. The Transactions are subject to certain conditions and are not expected to close before March 10, 2017 unless the parties agree otherwise. There can be no assurance that the Transactions will close. If the Transactions are not consummated, the Company will continue to review opportunities to enter into Business Combination with another target business. In such event, there can be no assurance that the Company will complete a Business Combination with any other target business.

Other than the foregoing, management has performed an evaluation of subsequent events through March 3, 2017, the date the consolidated financial statements were issued, noting no items which require adjustment or disclosure.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

Disclosure Controls and Procedures

We maintain “disclosure controls and procedures” as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the rules and regulations of the SEC. Disclosure controls and procedures are designed to ensure that information required to be disclosed in our Exchange Act reports is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2016. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or because the degree of compliance with policies or procedures may deteriorate.

Management conducted, under the supervision of our Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, commonly referred to as the “COSO” criteria. Based on the assessment performed, management concluded that our internal control over financial reporting was effective as of December 31, 2016.

This Annual Report on Form 10-K does not include an attestation report of our registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

During the most recently completed fiscal year, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

None.

88,462,560 Shares

PLAYA HOTELS & RESORTS N.V.

Ordinary Shares